UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.      )
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☐	Preliminary Proxy Statement
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☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

SAFEGUARD SCIENTIFICS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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435 Devon Park Drive, Building 800
Wayne, PA 19087-1945

Phone:	610-293-0600
Toll-Free:	877-506-7371
Fax:	610-293-0601
Internet: www.safeguard.com
SAFEGUARD SCIENTIFICS, INC.
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
Dear Shareholder:
You are invited to attend the Safeguard Scientifics, Inc. 2009 Annual Meeting of Shareholders.

DATE:	August 28, 2009

TIME:	8:00 a.m. Eastern Time

PLACE:	Dolce Valley Forge 301 West DeKalb Pike King of Prussia, PA 19406 610-337-1200

RECORD DATE:	Only shareholders who owned stock at the close of business on July 20, 2009, can vote at this meeting and any adjournments that may take place.

ITEMS OF BUSINESS:	1. To elect nine directors;

2.   To consider and vote upon a proposal to amend and restate our 2004 Equity Compensation Plan to increase the number of shares of our common stock reserved for issuance thereunder by 7,000,000 shares, or from 6,000,000 shares to 13,000,000 shares, and to make certain other clarifying changes and updates;

3. To consider and vote upon a proposal to ratify the appointment of KPMG LLP as Safeguard’s independent registered public accounting firm for the fiscal year ending December 31, 2009; and

4. To consider such other business as may properly come before the meeting.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
SHAREHOLDER MEETING TO BE HELD ON AUGUST 28, 2009
The proxy statement and our annual report for the fiscal year ended December 31, 2008 are available at
www.safeguard.com/proxy.

We also will report on Safeguard’s business results and other matters of interest to our shareholders. You will have an opportunity at the meeting to ask questions, make comments and meet our management team.
Your vote is very important. We encourage you to read the proxy statement and submit your proxy or voting instructions as soon as possible to ensure your representation at the annual meeting, regardless of whether you attend in person. You may vote by completing, signing, dating and returning your proxy card or voting instruction form in the prepaid envelope provided, or, in most cases, by using the telephone or the Internet. For specific instructions on how to vote your shares, please refer to the section entitled “Questions and Answers about the Meeting and the Proposals” beginning on page 1 of the proxy statement and the instructions on the proxy card or voting instruction form.
This notice of annual meeting, proxy statement, accompanying proxy card, and 2008 annual report will be mailed to shareholders beginning on or about July 24, 2009 in connection with the solicitation of proxies by the Board of Directors.
By Order of the Board of Directors,
Deirdre Blackburn
Secretary
July 23, 2009

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS
QUESTIONS AND ANSWERS ABOUT THE MEETING AND THE PROPOSALS
Q:	When and where is the annual meeting?

A:	Safeguard’s annual meeting is being held on Friday, August 28, 2009 at 8:00 a.m. Eastern Time at the Dolce Valley Forge, 301 West DeKalb Pike, King of Prussia, PA 19406. You may obtain directions to the meeting at www.safeguard.com/dolce.

Q:	Do I need a ticket or proof of Safeguard ownership to attend the annual meeting?

A:	You will not need a ticket to attend the annual meeting. However, only persons with evidence of stock ownership, or who are guests of Safeguard, may attend and be admitted to the annual meeting. Photo identification, such as a valid driver’s license or passport, will be required. If you are not a shareholder of record but hold shares through a broker, trust company, bank or other nominee, you will need to provide proof of beneficial ownership on the record date, such as a legal proxy from your broker, trust company, bank or other nominee, your most recent brokerage account statement prior to July 20, 2009, a copy of the voting instruction form provided by your broker, trustee or other nominee, or other similar evidence of ownership. If you do not have photo identification and proof that you own Safeguard shares, you will not be admitted to the meeting.

Q:	Why am I receiving these materials?

A:	You are receiving Safeguard’s annual report, notice of annual meeting, proxy statement and a proxy card or voting instruction form because you owned shares of Safeguard stock on July 20, 2009, the record date for determining the shareholders entitled to vote at the annual meeting. This proxy statement contains detailed information relating to the proposals on which we would like you, as a shareholder, to vote. The proxy card or voting instruction form is used for voting on the proposals. The annual report, notice of annual meeting and proxy statement also are available on the Internet at www.safeguard.com/proxy.

Q:	How many shares must be present to hold the meeting?

A:	To hold the meeting, a quorum must be present. A quorum is a majority of our outstanding shares, which may be represented at the meeting either in person or by proxy. Proxies received but marked as abstentions or containing broker non-votes on a particular matter will be included in the calculation of the number of shares entitled to vote for the purpose of determining the presence of a quorum.

Q:	What am I voting on?

A:	You are being asked to vote on:
1.	The election of nine directors who have been nominated to serve on Safeguard’s Board of Directors (“Board”);
2.	A proposal to amend and restate our 2004 Equity Compensation Plan to increase the number of shares of our common stock reserved for issuance thereunder by 7,000,000 shares, or from 6,000,000 shares to 13,000,000 shares, and to make certain other clarifying changes and updates; and

3.	A proposal to ratify the appointment of KPMG LLP as Safeguard’s independent registered public accounting firm for the 2009 fiscal year.
We also will consider other business that properly comes before the annual meeting.
Q:	How does Safeguard’s Board of Directors recommend I vote?

A:	Unless you instruct otherwise on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of Safeguard’s Board. The Board recommends a vote:
•	“FOR” the election of each Board nominee;

•	“FOR” the proposal to amend and restate our 2004 Equity Compensation Plan to increase the number of shares of our common stock reserved for issuance thereunder by 7,000,000 shares, or from 6,000,000 shares to 13,000,000 shares, and to make certain other clarifying changes and updates; and

•	“FOR” the proposal to ratify the appointment of KPMG LLP as Safeguard’s independent registered public accounting firm for the fiscal year ending December 31, 2009.
Our Board also requests discretionary authority to cumulate votes in the election of directors and to vote on any other matters that may properly arise at the meeting. If our Board gives no recommendation on any such matter, the proxy holders will vote in their own discretion.
Q:	How many votes do I have?

A:	Each share of Safeguard common stock outstanding on the record date is entitled to vote on all items being voted upon at the annual meeting. On the record date, we had 122,314,312 shares of common stock issued and outstanding.

Every shareholder may cast one vote for each share owned on the record date. In the election of directors, shareholders may elect to cumulate their votes as described below under “What does cumulative voting mean?”

Q:	What does cumulative voting mean?

A:	Cumulative voting applies only in the election of directors. It means that you may cast a number of votes equal to the number of Safeguard shares you own multiplied by the number of directors to be elected. For example, since nine directors are standing for election at the annual meeting, if you hold 100 shares of Safeguard stock, you may cast 900 votes (nine times 100) in the election of directors. You may distribute those votes among as few or as many of the nine nominees as you wish. In other words, in the example provided, you may cast all 900 votes “FOR” one nominee or allocate your 900 votes among two or more nominees, as long as the total equals 900 votes.

If you received a proxy card and wish to vote cumulatively, you must:
•	Write the words “cumulate for” in the space provided under item 1 of the proxy card; and
•	Write the name of each nominee and the number of votes to be cast for each nominee in that space.
If you vote cumulatively, please check to be sure that the votes you cast add up to the number of shares you own multiplied by nine. If the number of votes does not add up correctly, your votes will not be counted until a properly completed proxy card has been received.
The cumulative voting feature for the election of directors also is available by voting in person at the annual meeting; however, it is not available by telephone or the Internet. If you are the beneficial owner of shares held in street name and wish to vote cumulatively, you will need to contact your broker, bank or other nominee holder of your shares.

Q:	What is the difference between holding shares as a “shareholder of record” and as a “beneficial owner”?

A:	Most of Safeguard’s shareholders hold their shares through a broker, bank or other nominee rather than directly in their own name. There are important distinctions between shares held of record and those owned beneficially.

Shareholder of Record

If your shares are registered directly in your name with Safeguard’s transfer agent, BNY Mellon Shareowner Services, you are considered the shareholder of record with respect to those shares, and these proxy materials are being sent to you directly by Safeguard. As a shareholder of record, you have the right to grant your voting proxy directly to Safeguard or to vote in person at the meeting. If you are a shareholder of record, Safeguard has enclosed a proxy card for your use in voting your shares.

Beneficial Owner

If your shares are held in street name (such as in a brokerage account or by another nominee, such as a bank or trust company), you are considered the beneficial owner of the shares, and these proxy materials, together with a voting instruction form, are being forwarded to you by your broker or other nominee. As the beneficial owner, you have the right to direct your broker or other nominee how to vote your shares, but unless you receive a proxy from your broker, you cannot vote your shares directly or by proxy — you must instruct your broker or other nominee as to how to vote your shares. You also are invited to attend the annual meeting. To vote your shares at the meeting, you will need a legal proxy from your broker or other nominee authorizing you to vote at the meeting.

Q:	How do I vote my shares?

A:	If you are a shareholder of record, there are three ways for you to vote by proxy:
1.	Log on to the Internet at http://www.proxyvoting.com/sfe and follow the instructions at that site;
2.	Call 1-866-540-5760 and follow the instructions; or
3.	Sign and date each proxy card you receive, mark the boxes indicating how you wish to vote, and return the proxy card in the prepaid envelope provided.
Telephone and Internet voting will close at 11:59 p.m. Eastern Time the day prior to the annual meeting date.
If you sign your proxy card but do not mark any boxes showing how you wish to vote, Brian J. Sisko and Deirdre Blackburn, as the proxies designated by our Board to act on behalf of shareholders, will vote your shares and cumulate your votes as recommended by our Board and, in their discretion, will vote on any other matters which may properly arise at the meeting.
If you are the beneficial owner of shares held in street name, you will receive a voting instruction form directly from your broker, bank or other nominee describing how to vote your shares. This form will, in most cases, offer you three ways to vote:
1.	Via the Internet;

2.	By telephone; or

3.	By completing, signing and returning the voting instruction form in the accompanying prepaid envelope.
You should carefully follow any instructions sent by your broker, bank or other nominee to ensure that your instructions are received and your votes are cast as directed.
Whether you are a shareholder of record or the beneficial owner of the shares, you will need to have your proxy card or voting instruction form in hand when you call or log on to the Internet.

Q:	What do I do if I change my mind after I vote my shares?

A:	If you are a shareholder of record, you may change your vote at any time prior to the vote at the annual meeting by:
1.	Re-voting by telephone or via the Internet (only your latest vote will be counted);

2.	Submitting another proxy card with a later date (again, only your latest vote will be counted);

3.	Sending written notice to our Secretary (which must be received at our corporate headquarters on or before the business day prior to the annual meeting) stating that you would like to revoke (that is, cancel) your proxy; or

4.	Voting in person at the annual meeting.
If you are the beneficial owner of shares held in street name, you may submit new voting instructions by following the instructions provided by your broker, bank or other nominee. You also may vote in person at the annual meeting if you obtain a legal proxy from your broker or other nominee authorizing you to vote at the meeting.
Attendance at the annual meeting will not cause your previously granted proxy to be revoked unless you specifically request such a revocation. If you are a shareholder of record and wish to vote at the meeting, you may do so by presenting your completed proxy card or ballot to the judge of election. If you are a beneficial owner of shares held in street name and wish to vote at the meeting, you must present a legal proxy from your broker or other nominee to the judge of election along with your ballot.
Q:	What is the required vote for a proposal to pass?

A:	Election of Directors. The nine nominees who receive the highest number of “FOR” votes at the annual meeting will be elected as directors. A properly executed proxy that withholds authority to vote with respect to the election of one or more directors will not be voted with respect to the director or directors indicated and will not be taken into account in determining the outcome of the election; however, it will be counted for purposes of determining whether there is a quorum.

Other Proposals. For the proposal to amend and restate our 2004 Equity Compensation Plan, the affirmative vote of a majority of the votes cast at a meeting at which a quorum representing a majority of our outstanding voting stock is present, either in person or by proxy, and voting on the 2004 Equity Compensation Plan, will be required.

For the ratification of the appointment of our independent registered public accounting firm, and each other proposal that may be properly brought before the meeting, the affirmative vote of a majority of the votes cast by all the shareholders entitled to vote for the proposal will be required, so long as a quorum representing a majority of our outstanding voting stock is present, either in person or by proxy.

A properly executed proxy marked “ABSTAIN” with respect to any proposal will be counted for purposes of determining whether there is a quorum. However, under Pennsylvania law, a proxy marked “ABSTAIN” is not considered a vote cast. Accordingly, an abstention could affect the approval of the amendment and restatement of our 2004 Equity Compensation Plan but will have no effect on the other proposals. Broker non-votes (which are explained in the next question) are not counted in the tally of votes “FOR” or “AGAINST” a proposal and, therefore, have no effect on the proposal, assuming a quorum is present.

Q: Will my shares be voted if I do not sign and return my proxy card or voting instruction form?

A: They could be. If you are a shareholder of record and do not provide a proxy, your shares will not be voted unless you attend the meeting and vote your shares. If you are a beneficial owner of shares held in street name and you do not provide your broker with voting instructions, your broker or other nominee may either use its discretion to vote your shares on “routine” matters or leave your shares unvoted. The ratification of the appointment of our independent registered public accounting firm is considered “routine” by the New York Stock Exchange (“NYSE”). However, for matters deemed “non-routine” by the NYSE, such as the amendment and restatement of our 2004 Equity Compensation Plan, your broker or other nominee would not be able to vote without your instructions, in which case your shares would be considered “broker non-votes” on that particular matter.

Q:	Who will count the votes?

A:	A representative of Safeguard will count the votes and act as the judge of election.

Q:	What does it mean if I get more than one proxy card or voting instruction form?

A:	It may mean that you have multiple accounts at the transfer agent or hold your shares in more than one brokerage account. Please provide voting instructions for all proxy cards and voting instruction forms that you receive. If you are a shareholder of record, we encourage you to contact our transfer agent to obtain information about how to combine your accounts. You may contact our transfer agent at the following address and telephone numbers:
Safeguard Scientifics, Inc.
c/o BNY Mellon Shareowner Services
P. O. Box 358015
Pittsburgh, PA 15252-8015

Toll Free:	1-800-851-9677
TDD Hearing Impaired:	1-800-231-5469
International:	1-201-680-6578
International TDD Hearing Impaired:	1-201-680-6610
If you are a shareholder of record, you also can find information on transferring shares and other useful shareholder information on our transfer agent’s web site at www.bnymellon.com/shareowner/isd.

Q:	What is “householding” and how does it affect me?

A:	If you and other residents at your mailing address are the beneficial owner of shares held in street name, your broker, bank or other nominee may have notified you that your household will receive only one annual report and proxy statement for each company in which you hold stock through that broker, bank or other nominee. This practice is commonly referred to as “householding” and potentially provides extra convenience for shareholders and cost savings for companies. Unless you responded that you did not want to participate in householding, you were deemed to have consented to the process. Therefore, your broker or other nominee will send only one copy of our annual report and proxy statement to your address; however, each shareholder in your household should continue to receive a separate voting instruction form.

If you are the beneficial owner of shares held in street name and you would like to receive your own set of our annual report and proxy statement in the future, or if you share an address with another Safeguard shareholder and together both of you would like to receive only a single set of Safeguard annual documents, please contact Broadridge by telephone at 1-800-542-1061. Be sure to provide Broadridge with your name, the name of your brokerage firm, bank or other nominee, and your account number.

If you are currently subject to householding and would like to receive an individual copy of this year’s annual report or proxy statement, we will promptly send a copy to you if you send a written request to Safeguard Scientifics, Inc., Attention: Investor Relations, 435 Devon Park Drive, Building 800, Wayne, PA 19087-1945 or call 1-877-506-7371.

ELECTION OF DIRECTORS
Item 1 on Proxy Card
Directors are elected annually and serve until the next annual meeting of shareholders. Effective as of the completion of the annual meeting, our Board will consist of nine members; therefore, there are nine nominees for election this year. All of the nominees are currently serving as directors. Each nominee has consented to serve until the next annual meeting if elected. You will find a biography for each nominee below. If any director is unable to stand for re-election after distribution of this proxy statement, the Board may reduce its size or designate a substitute. If the Board designates a substitute, proxies voting on the original director candidate will be cast for the substituted candidate.
THE BOARD RECOMMENDS A VOTE “FOR” EACH NOMINEE. THE NINE NOMINEES WHO
RECEIVE THE HIGHEST NUMBER OF AFFIRMATIVE VOTES WILL BE ELECTED AS
DIRECTORS.
Peter J. Boni, age 63, joined Safeguard as President and Chief Executive Officer and a member of the Board in August 2005. Mr. Boni also is a director of Clarient, Inc. Positions held include Operating Partner for Advent International, Inc., a global private equity firm with $10 billion under management (April 2004 to August 2005); Chairman and Chief Executive Officer of Surebridge, Inc., an applications outsourcer serving the mid-market (March 2002 to April 2004); Managing Principal of Vested Interest LLC, a management consulting firm (January 2001 to March 2002); and President and Chief Executive Officer of Prime Response, Inc., an enterprise applications software provider (February 1999 to January 2001).
Michael J. Cody, age 59, has served on our Board since 2006. Positions held include Vice President, Corporate Development, Raytheon Company, a technology provider in defense, homeland security and other worldwide governmental markets (June 2009 to present); Senior Vice President of Corporate Development (November 2007 to March 2009) of Ensign-Bickford Industries, a provider of ordnance initiation systems for the aerospace and defense industries, chemical processing, renewable energy and pet food palatability products; Partner, Meadowood Capital, LLC, a private equity firm (April 2007 to November 2007); Vice President of Corporate Development, responsible for mergers, acquisitions and divestitures at EMC Corporation, a provider of products, services and solutions for information storage and management (1998 until his retirement in March 2007); Director of Corporate Development at United Technologies Corporation, a diversified technology company (1993 to 1998); Managing Director of the investment banking group at Price Waterhouse (1990 to 1993); and Vice President of Investment Banking at Kidder Peabody & Co. (1980 to 1989).
Julie A. Dobson, age 52, has served on our Board since 2003. Ms. Dobson also is a director of American Water Works Company, Inc., PNM Resources, Inc. and non-executive Chairperson of the Board of LCC International, Inc. Positions held include Chief Operating Officer (1998 until February 2002) of TeleCorp PCS, Inc., a wireless/mobile phone company that was acquired by AT&T Wireless, Inc. in late 2001; President of Bell Atlantic Corporation’s New York/ New Jersey Metro Region mobile phone operations (1997 to 1998); and a number of executive positions during her 18-year career with Bell Atlantic Corporation, including sales, operations, and strategic planning and development in the chief executive officer’s office.
Andrew E. Lietz, age 70, has served on our Board since 2003. Mr. Lietz also is a director of Amphenol Corporation and DDi Corp. Positions held include Managing Director and Founder of Rye Capital Management, LLC, a private equity investment firm (2001 to present); Executive Chairman (late 2000 until mid 2002) of Clare Corporation, a designer and manufacturer of integrated circuits, solid-state relays and electronic switches, which was acquired by Ixys Corporation in June 2002; President and Chief Executive Officer (1995 to 2000) of, and several other executive positions during his 16-year career with, Hadco Corporation, a global manufacturer of electronic interconnect products and services; and a variety of positions at IBM Corporation.
George MacKenzie, age 60, has served on our Board since 2003. Mr. MacKenzie also is a director of American Water Works Company, Inc., C&D Technologies, Inc. and Tractor Supply Company. Positions held include non-executive Chairman of the Board (May 2006 to present) and interim Chief Executive Officer (January 2006 to April 2006) of American Water, a provider of water services in North America; interim Chief Executive Officer of C&D Technologies, Inc., a technology company that produces and markets systems for the conversion and storage of electrical power (March 2005 to July 2005); Executive Vice President and Chief Financial Officer of P.H. Glatfelter Company, a manufacturer of specialty papers and engineered products (September 2001 to June 2002); Vice Chairman (2000 to 2001) and Chief Financial Officer (1995 until his retirement in 2001) of, and several other executive positions during his 22-year career with, Hercules, Incorporated, a global chemical specialties manufacturer.

George D. McClelland, age 63, has served on our Board since 2006. Positions held include Chairman, CEO and Founder of eSecLending, a provider of securities lending services to the pension industry (2000 to 2001); a director of Riverstone Networks, Inc. and Storage Networks, Inc.; Senior Vice President, responsible for managing many of the portfolio companies of United Asset Management Corporation, a public holding company (1994 to 2001); multiple corporate management roles at FMR Corp., a diversified financial services company (1987 to 1991); and Corporate Treasurer of Data General Corporation, a technology company (1972 to 1987).
Jack L. Messman, age 69, has served on our Board since 1994. Mr. Messman also is a director of AMG Advanced Metallurgical Group N.V., RadioShack Corporation and Timminco Limited. Positions held include Chairman of the Board and Chief Executive Officer of Novell, Inc., a provider of infrastructure software products focused around Linux and identity management (2001 to 2006); Chief Executive Officer and President of Cambridge Technology Partners (Massachusetts), Inc., an e-business systems integration company (August 1999 until its acquisition by Novell, Inc. in July 2001); Chairman and Chief Executive Officer of Union Pacific Resources Group Inc., an independent oil and gas exploration and production company (April 1991 to August 1999); and Chairman and Chief Executive Officer of USPCI, Inc., Union Pacific’s environmental services company (May 1988 to April 1991).
John J. Roberts, age 64, has served on our Board since 2003. Mr. Roberts also is a director of Armstrong World Industries, Inc. and Vonage Holdings Corp. and a trustee of Pennsylvania Real Estate Investment Trust. Mr. Roberts is a C.P.A. Positions held include Global Managing Partner and a Member of the Leadership Team of PricewaterhouseCoopers LLP at the time of his retirement in June 2002, completing a 35-year career with the professional services firm during which he served in a variety of client service and operating positions.
Dr. Robert J. Rosenthal, age 52, has served on our Board since 2007. Positions held include President, Chief Executive Officer and a director of Magellan Biosciences, Inc., a provider of clinical diagnostics and life sciences research tools (October 2005 to present); President, Chief Executive Officer and a director of TekCel, Ltd., a provider of life sciences research tools (October 2003 to January 2007); President and Chief Executive Officer of Boston Life Sciences, Inc., a diagnostic and therapeutic development company (July 2002 to October 2003); President and Chief Executive Officer of Magellan Discovery Technologies, LLC, a life sciences acquisition company (January 2001 to July 2002); Senior Vice President of PerkinElmer Corporation and President of its instrument division (March 1999 to November 2000); and in various executive positions at Thermo Optek Corporation (September 1995 to February 1999).

CORPORATE GOVERNANCE AND BOARD MATTERS
Safeguard’s Corporate Governance Guidelines, Code of Business Conduct and Ethics, and the charters for the Board’s Audit Committee, Compensation Committee and Nominating & Corporate Governance Committee are available at www.safeguard.com/governance. Shareholders also may obtain a print copy of these documents, at no cost, by writing to our Secretary at 435 Devon Park Drive, Building 800, Wayne, PA 19087-1945. The Code of Business Conduct and Ethics is applicable to all employees of Safeguard, including each of our executive and financial officers, and the members of our Board. Safeguard intends to post information regarding amendments to or waivers from our Code of Business Conduct and Ethics (to the extent applicable to Safeguard’s directors or executive officers) in the Corporate Governance section of our website. Our website is not part of this proxy statement. All references to our website address are intended to be inactive textual references only.
Board Independence. Safeguard’s common stock is listed on the New York Stock Exchange, which we refer to below as the “NYSE.” To assist the Board in making independence determinations, the Board has adopted categorical standards which are reflected in our Corporate Governance Guidelines. Generally, under these standards, a director does not qualify as an independent director if any of the following relationships exist:
•	Currently or within the previous three years, the director has been employed by us; someone in the director’s immediate family has been one of our executive officers; or the director or someone in the director’s immediate family has been employed as an executive officer of another company where any of our present executive officers at the same time serves or served on that company’s compensation committee;

•	The director is a current partner or employee, or someone in the director’s immediate family is a current partner of, a firm that is our internal or external auditor; someone in the director’s immediate family is a current employee of the firm and personally works on our audit; or the director or someone in the director’s immediate family is a former partner or employee of such a firm and personally worked on our audit within the last three years;

•	The director or someone in the director’s immediate family received, during any 12-month period within the last three years, more than $120,000 in direct compensation from us (other than director and committee fees and pension or other forms of deferred compensation for prior service that are not contingent in any way on continued service);

•	The director is a current employee or holder of more than 10% of the equity of another company, or someone in the director’s immediate family is a current executive officer or holder of more than 10% of the equity of another company, that has made payments to or received payments from us, in any of the last three fiscal years of the other company, that exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues; or

•	The director is a current executive officer of a charitable organization to which we have made charitable contributions in any of the charitable organization’s last three fiscal years that exceed the greater of $1 million or 2% of that charitable organization’s consolidated gross revenues.
The Board has determined that, of our current Board members, Michael Cody, Julie Dobson, Andrew Lietz, George MacKenzie, George McClelland, Jack Messman, John Poduska, John Roberts and Robert Rosenthal have no direct or indirect material relationships with us other than their directorship and, therefore, are independent within the meaning of the NYSE listing standards and satisfy the categorical standards contained in our Corporate Governance Guidelines.
Board Structure and Committee Composition. At the date of this proxy statement, Safeguard’s Board has 11 members and five current committees. The Board held nine meetings in 2008. Each incumbent director attended at least 75% of the total number of meetings of the Board and committee(s) of which he or she was a member. Directors are invited, but not required, to attend annual meetings of Safeguard shareholders. Ten directors attended our 2008 annual meeting of shareholders. Under our Corporate Governance Guidelines and NYSE listing standards, non-employee directors meet in executive session at each regularly scheduled Board meeting, outside of the presence of any management directors and any other members of Safeguard’s management, and during at least one session per year, only independent directors are present. The Chairperson of the Nominating & Corporate Governance Committee presides at these sessions. The table below describes the membership of each of the current committees during 2008 and the number of meetings held by each of these committees during 2008.

Nominating &
				Corporate	Strategy
	Acquisition	Audit	Compensation	Governance	Committee
Number of Meetings held in 2008	3	16	9	4	3
Membership:
Peter J. Boni	✓				✓
Michael J. Cody	✓			✓	✓
Julie A. Dobson			Chairperson
Robert E. Keith, Jr. (1)	Chairperson
Andrew E. Lietz				Chairperson
George MacKenzie		Chairperson
George D. McClelland		✓	✓		Chairperson
Jack L. Messman	✓			✓
John W. Poduska, Sr. (1)	✓			✓	✓
John J. Roberts		✓	✓
Robert J. Rosenthal	✓	✓			✓

(1)	Mr. Keith and Dr. Poduska will be retiring from the Board as of the date of our annual meeting
Acquisition Committee. The Board has delegated to the Acquisition Committee the authority to approve, between regularly scheduled Board meetings, the following transactions:
•	Follow-on transactions in existing partner companies involving amounts between $5 million and $20 million;
•	New transactions involving amounts between $10 million and $20 million; and
•	Divestitures of existing partner companies involving amounts between $10 million and $20 million.
Audit Committee. The Audit Committee’s responsibilities, which are described in detail in its charter, include, among other duties, the responsibility to:
•	Assist the Board in fulfilling its responsibilities regarding general oversight of the integrity of Safeguard’s financial statements, Safeguard’s compliance with legal and regulatory requirements, and the performance of Safeguard’s internal audit function;
•	Interact with and evaluate the performance, qualifications and independence of Safeguard’s independent registered public accounting firm;
•	Review and approve related party transactions; and
•	Prepare the report required by SEC regulations to be included in the proxy statement.
The Audit Committee has the sole authority to retain, set compensation and retention terms for, terminate and oversee the relationship with Safeguard’s independent registered public accounting firm (which reports directly to the Audit Committee). The Audit Committee also oversees the activities of the internal auditor, reviews the effectiveness of the internal audit function and approves the appointment of the internal auditor. The Audit Committee has the authority to obtain advice, counsel and assistance from internal and external legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties and to receive appropriate funding from Safeguard for such advice and assistance. The full responsibilities of the Audit Committee are set forth in the Audit Committee Charter, which is reviewed annually by the Committee. The Audit Committee Charter is available through the Corporate Governance link on our website at www.safeguard.com/governance.
The Board has determined that each member of the Audit Committee meets the independence requirements established by SEC regulations, the NYSE listing standards and by our Corporate Governance Guidelines. The Board has determined that Messrs. MacKenzie, McClelland and Roberts and Dr. Rosenthal are “audit committee financial experts” within the meaning of the SEC regulations, and the Board has determined that each member of the Audit Committee has accounting and related financial management expertise within the meaning of the NYSE listing standards. Mr. MacKenzie and Mr. Roberts each serve as a member of the audit committee of the board of directors of four publicly traded companies, including our Audit Committee. The Board has determined that such simultaneous service does not impair Mr. MacKenzie’s or Mr. Roberts’ ability to effectively serve on our Audit Committee.

Compensation Committee. The Compensation Committee’s responsibilities, which are described in detail in its charter, include, among other duties, the responsibility to:
•	Approve the philosophy for compensation of our executives and other employees;

•	Establish compensation (including base salary, incentive compensation and equity-based programs) for our Chief Executive Officer and other executive officers;

•	Administer the long- and short-term compensation and performance-based incentive plans (which are cash and equity based);

•	Approve employment agreements and perquisites provided to our executive officers;

•	Review management’s recommendations for our broad-based employee benefit plans;

•	Evaluate and recommend to the Board the compensation for all non-employee directors for service on the Board and its committees; and

•	Review and discuss with management the Compensation Discussion and Analysis and recommend to the Board its inclusion in our Form 10-K and proxy statement.
The Compensation Committee Charter is available through the Corporate Governance link on our website at www.safeguard.com/governance. The Board has determined that each member of the Compensation Committee meets the independence requirements established in the NYSE listing standards and by our Corporate Governance Guidelines.
A discussion of some of the Compensation Committee’s processes and procedures for the consideration and determination of executive compensation is contained in “Compensation Discussion and Analysis—Setting Executive Compensation.” Additional processes and procedures include the following:
•	Meetings. The Compensation Committee generally meets at least five times each year, with additional meetings being scheduled as needed. The annual committee calendar is established prior to the beginning of each year, and agendas for each meeting are established in consultation with the Compensation Committee Chairperson. The Compensation Committee meets in executive session during or prior to the end of each regularly scheduled meeting.
•	Role of Consultant. During the second half of 2007, the Committee had retained Mercer LLC as its consultant to assist the Committee in its evaluation of executive and director compensation for 2008. After the individual consultant from Mercer who was working with the Committee left Mercer to join Semler Brossy Consulting Group LLC, the Committee retained the services of Semler Brossy to assist the Compensation Committee in its deliberations regarding executive and director compensation. Specifically, the Compensation Committee’s consultants provide the Committee with information relating to competitiveness of pay levels, compensation design, market trends and technical considerations concerning both executives and directors and assist the Compensation Committee with the reporting of executive compensation under the SEC’s proxy disclosure rules. These services, which are provided in support of decision-making by the Compensation Committee, are the only formal services that the compensation consultant performs for Safeguard. From time to time since its hire, Semler Brossy has provided miscellaneous data and research to the Compensation Committee relating to various compensation topics generally. The consultant reports to and acts at the direction of, and attends selected meetings as requested by, the Chairperson of the Compensation Committee. The Compensation Committee has the sole authority to hire and terminate consultants and evaluates the performance of its consultant(s) annually.
•	Role of Executive Team. Our Chief Executive Officer, Chief Financial Officer and General Counsel, with the assistance of other company employees as they request, provide support to the Compensation Committee by preparing materials to assist the Committee in making its compensation decisions; conferring with the Committee and its consultant on the selection of peer companies and industries used for comparison purposes; providing suggestions to the Committee in the area of executive compensation, including suggestions in the context of terms of employment agreements, performance measures and targets under our management incentive plan, and equity awards; and ultimately implementing the Committee’s compensation decisions. Management also provides the Compensation Committee with comprehensive tally sheets on an annual basis to facilitate the Committee’s review of the total compensation of our named executive officers. The tally sheets include both historical data and estimated forward looking amounts for the current calendar year. The tally sheets summarize: cash compensation (salary, actual/target cash incentive awards and perquisites); the dollar value of benefits provided; potential severance amounts payable under various scenarios; and outstanding equity awards held by each named executive officer. The Compensation Committee discusses its compensation views with the Chief Executive Officer, and the Chief Executive Officer makes recommendations to the Compensation Committee for salary adjustments and equity and non-equity plan participation and awards to the named executive officers and other executives. However, other than for compensation that has been established contractually or under quantitative formulas established by the Compensation Committee each year under our management incentive plan, the Compensation Committee exercises its own discretion in determining additional compensation, which may take the form of cash or equity, for the named executive officers and other executives. Additional information can be found in “Compensation Discussion and Analysis—Role of Executive Team in Compensation Decisions.”

Nominating & Corporate Governance Committee. The Nominating & Corporate Governance Committee’s responsibilities, which are described in detail in its charter, include, among other duties, the responsibility to:
•	Establish criteria for the selection of directors;
•	Evaluate and consider qualified Board candidates, including those recommended by shareholders;
•	Recommend to the Board the nominees for director, including nominees for director in connection with Safeguard’s annual meeting of shareholders;
•	Conduct an annual evaluation of the Board and its members and oversee the evaluations of each of the Board committees;
•	Take a leadership role in shaping Safeguard’s corporate governance policies, including developing and recommending to the Board Safeguard’s Corporate Governance Guidelines and Code of Business Conduct and Ethics;
•	Evaluate the performance of the Chief Executive Officer; and
•	Monitor the process of succession planning for the Chief Executive Officer and executive management.
The Nominating & Corporate Governance Committee Charter is available through the Corporate Governance link on our website at www.safeguard.com/governance. The Board has determined that each member of the committee meets the independence requirements established in the NYSE listing standards and by our Corporate Governance Guidelines.
The Nominating & Corporate Governance Committee may use any number of methods to identify potential nominees, including personal, management and industry contacts; recruiting firms; and, as described below under the heading “Process for Submission of Shareholder Recommendations for Board Nominees,” candidates recommended by shareholders.
Strategy Committee. The Strategy Committee works with Safeguard management to maintain a cooperative, interactive strategic planning process, including the identification and setting of strategic goals and expectations. The Committee also assists management in the evaluation of strategic alternatives and initiatives.
Annual Performance Evaluations. The directors and Nominating & Corporate Governance Committee annually assess the performance of the Board based on input from all directors. The Audit Committee, Compensation Committee and Nominating & Corporate Governance Committee also annually assess their respective performance and committee processes.

Review and Approval of Transactions with Related Persons. The Board has adopted a written policy which charges the Audit Committee with the responsibility of reviewing with management at each regularly scheduled meeting and determining whether to approve any transaction (other than a transaction that is available to all employees generally on a non-discriminatory basis) between us and our directors, director nominees and executive officers or their immediate family members. Between regularly scheduled meetings of the Audit Committee, management may preliminarily approve a related party transaction, subject to ratification of the transaction by the Audit Committee. If the Audit Committee does not ratify the transaction, management will make all reasonable efforts to cancel the transaction.
Communications with Safeguard’s Board and Audit Committee. Any shareholder or other interested party may communicate with our Board or any specified non-management director(s) by addressing the communication as follows:
c/o Secretary
Safeguard Scientifics, Inc.
435 Devon Park Drive, Building 800
Wayne, PA 19087-1945
All communications are initially reviewed by our Secretary. The Chairperson of the Audit Committee is advised promptly of any communication that alleges misconduct on the part of Safeguard’s management or raises legal, ethical or compliance concerns about Safeguard’s policies or practices.
Safeguard’s Audit Committee also has established procedures for confidential, anonymous submission of complaints by employees and for receipt, retention and treatment of complaints, from whatever source, received by Safeguard, regarding accounting, internal accounting controls or auditing matters. All such communications are initially sent to the Chairperson of the Audit Committee and, if requested by the Chairperson, may be sent to the other members of the Audit Committee. Any person who desires to contact the Audit Committee may do so by addressing correspondence to Chairperson, Audit Committee, care of our Secretary at the address noted above.
The Chairperson of the Audit Committee also receives updates on other communications to the Board, Audit Committee or non-employee directors that raise issues related to the affairs of Safeguard but which do not fall into the two prior categories. The Chairperson of the Audit Committee determines which of these communications he would like to see.
Our Secretary maintains a log of all communications, which is available for review upon request of any member of the Board. Typically, we do not forward to our non-management directors communications from our shareholders or other communications which are of a personal nature or not related to the duties and responsibilities of the Board, including, without limitation, business plan or other business opportunity submissions; inquiries related to products or services provided by Safeguard’s companies; spam, junk mail and mass mailings; resumes and other forms of job inquiries; surveys or polls; business solicitations or advertisements; and any material that relates to improper or irrelevant topics or is unduly hostile, threatening, illegal or similarly unsuitable.
Process for Submission of Shareholder Recommendations for Board Nominees. In considering candidates, the Nominating & Corporate Governance Committee seeks the following attributes for director nominees:
•	A strong record of personal integrity and ethical conduct;
•	A leader in the companies or institutions with which he or she is affiliated;
•	Competencies, skills and experiences that are complementary to the background and experience represented on Safeguard’s Board and that meet the needs of Safeguard’s strategy and business;
•	A willingness and ability to devote sufficient time to fulfill his or her responsibilities to Safeguard and our shareholders;
•	The ability to represent the long-term interests of our shareholders; and
•	The ability to provide relevant advice and counsel to management and best perpetuate the success of Safeguard’s business.

The Nominating & Corporate Governance Committee considers properly submitted shareholder recommendations of director candidates in substantially the same manner as it considers director candidate recommendations from other sources. Any shareholder recommendation must include the following: the nominee’s name and the information about the nominee that would be required in a proxy statement under the SEC’s rules; information about the relationship between the nominee and the nominating shareholder; proof of the number of shares of Safeguard common stock that the nominating shareholder owns and the length of time the shares of Safeguard common stock have been owned; and a letter from the nominee certifying his or her willingness to serve, if elected, as a director.
Recommendations should be directed to:
Chairperson, Nominating & Corporate Governance Committee
c/o Secretary
Safeguard Scientifics, Inc.
435 Devon Park Drive, Building 800
Wayne, PA 19087-1945
Board Compensation. During 2008, each of our non-employee directors was compensated for his or her service as a director as shown in the table below:

Compensation Item	Amount
Annual Board Retainers:
Chairman of the Board	$50,000
Other Directors	35,000
Additional Annual Chairperson Retainers:
Audit Committee	15,000
Compensation Committee	7,500
Nominating & Corporate Governance Committee	5,000
Meeting Attendance Fees:
Board	2,000
Committee	1,500
In light of Safeguard’s efforts to conserve cash resources in the current economic climate and management’s commitment to Safeguard’s efforts to increase shareholder value, the Board implemented for 2009 a requirement that each director defer at least 25% of the retainer and meeting fees payable to each director for service on the Safeguard Board and its committees during 2009. Directors will receive deferred stock units in lieu of such deferred fees as more fully described below.
We also reimburse our directors for expenses they incur to attend our Board and Committee meetings and for attendance at one director’s continuing education program during each calendar year or the reasonable cost of one year’s membership in an organization which is focused on director education. At the request of Safeguard, non-employee directors of Safeguard also may, from time to time, be asked to act as Safeguard’s designated member on the Board of Directors of a Safeguard partner company. In exchange for providing such board service, Safeguard will directly compensate each such director on a per meeting basis at rates ranging from $500 to $2,000 for attendance at each in-person meeting or telephonic board meeting. Safeguard also will reimburse each such director for all out-of-pocket expenses incurred by him or her in connection with such service, subject to being reimbursed by the particular partner company as circumstances dictate.
Each director who is not an employee of Safeguard receives an initial option grant to purchase 50,000 shares of Safeguard common stock upon the earlier of the date of Safeguard’s annual meeting of shareholders or at the end of the quarter following the director’s initial election to the Board. Directors also receive recurring annual service grants. Recurring annual service grants to directors, which previously had generally been made in December of each year, have been awarded, since 2007, on the date of Safeguard’s annual meeting of shareholders as a matter of best practice. Since 2005, the recurring annual service grant has consisted of a stock option grant to purchase 25,000 shares of Safeguard common stock. Starting in 2008, as part of the annual service grant, directors also received 12,500 deferred stock units, as more fully described below, in addition to the stock option grant. Directors’ stock options have an eight-year term. Initial stock option grants vest as to 25% of the underlying shares on each of the first four anniversaries of the grant date. Annual service stock option and deferred stock unit grants fully vest on the first anniversary of the grant date or, if earlier, once a director reaches age 65. The exercise price of stock options is equal to the average of the high and low trading prices of our common stock, as reported on the NYSE composite tape, on the grant date. The deferred stock units represent the right to receive shares of Safeguard common stock, on a one-for-one basis, on or about the first anniversary of the date upon which the director leaves the Safeguard Board. On July 23, 2008, each non-employee director received an annual service grant of stock options to purchase 25,000 shares at an exercise price of $1.19 per share and 12,500 deferred stock units.

Safeguard also maintains a Group Deferred Stock Unit Program for Directors (“Directors’ DSU Program”) which allows each director, at his or her election, to receive deferred stock units in lieu of retainer and meeting fees paid to directors for service on the Safeguard Board (“Directors’ Fees”). The deferral election applies to Directors’ Fees to be received for the calendar year following the year in which the election is made and remains in effect for each subsequent year unless the director elects otherwise by the end of the calendar year prior to the year in which the services are rendered. The number of deferred stock units awarded is determined by dividing the Directors’ Fees by the fair market value of Safeguard’s stock on the date on which the director would have otherwise received the Directors’ Fees. Each director also receives a number of matching share units, based on the same fair market value calculation, equal to 25% of the Directors’ Fees deferred. A director is always fully vested in Directors’ Fees deferred; the matching share units vest fully on the first anniversary of the date the matching share units are credited to the director’s account or, if earlier, once a director reaches age 65. Each deferred stock unit entitles the director to receive one share of Safeguard common stock on or about the first anniversary of the date upon which the director leaves the Safeguard Board. A director also may elect to receive the stock in annual installments over a period of up to five years after leaving the Board.
Director Compensation — 2008. The following table provides information on compensation earned during 2008 by each non-employee director who served on our Board at any time during 2008:

	Fees Earned or	Stock	Option	All Other
	Paid in Cash	Awards	Awards	Compensation	Total
Name	($)(1)	($)(2)(3)(5)	($)(3)(4)(5)	($)(6)	($)(7)
Michael J. Cody	$76,500	$6,561	$37,890	$1,512	$122,463
Julie A. Dobson	95,000	11,295	21,209	—	127,504
Robert E. Keith, Jr.	70,500	34,249	14,265	—	119,014
Andrew E. Lietz	70,000	14,875	14,265	—	99,140
George MacKenzie	98,000	6,561	21,209	673	126,443
George D. McClelland	102,500	27,922	36,487	1,200	168,109
Jack L. Messman	63,500	27,313	14,265	—	105,078
John W. Poduska, Sr.	69,000	14,875	14,265	—	98,140
John J. Roberts	87,000	6,561	21,209	—	114,770
Robert J. Rosenthal (8)	86,000	6,561	22,774	1,500	116,835

(1)	Ms. Dobson deferred payment of 25%, and Messrs. Keith, McClelland and Messman each deferred payment of 100%, of Directors’ Fees they earned for services provided during 2008. Ms. Dobson and Messrs. Keith, McClelland and Messman each received deferred stock units in lieu of Directors’ Fees that they deferred and matching deferred stock units equal to 25% of the Directors’ Fees that they deferred. Directors who defer fees and receive deferred stock units are essentially investing in common stock equivalents that are initially valued based on the current market value of our common stock on the date of issuance. As a result, the value of their deferred stock units fluctuates with the market value of our common stock. Includes $2,500 and $19,500 paid to Mr. Cody and Ms. Dobson, respectively, for attending meetings as Safeguard’s designated member on the board of directors of two Safeguard partner companies.

(2)	These amounts do not represent compensation actually received. Rather, these amounts represent the aggregate expense we recognized for financial statement reporting purposes for the fiscal year ended December 31, 2008 for the deferred stock units awarded during and prior to 2008, in accordance with Statement of Financial Accounting Standards No. 123 (revised), which we refer to as “FAS 123(R).” In accordance with SEC rules, the amounts shown exclude the effect of estimated forfeitures related to service-based vesting conditions. Other than for deferred stock units which are received in lieu of Directors’ Fees that have been deferred, the fair value of the deferred stock units is determined by multiplying the number of shares underlying the deferred stock units by the average of the high and low trading prices of Safeguard’s common stock, as reported on the NYSE composite tape, on the grant date. The grant date fair values of the deferred stock units issued during 2008 were as follows: Messrs. Cody, Lietz, MacKenzie, Poduska, Roberts and Rosenthal — $14,875 each; Ms. Dobson — $19,845; Mr. Keith — $34,249; Mr. McClelland — $40,750; Mr. Messman — $27,313. A portion of the matching deferred stock units issued during 2008 to Ms. Dobson and Messrs. Keith and McClelland related to fees deferred by them that were earned during the fourth quarter of 2007. For a discussion of valuation assumptions, see footnote 2 to the Summary Compensation Table under the heading “Executive Compensation.”

(3)	The directors’ aggregate holdings of deferred stock units and stock options to purchase shares of our common stock (both vested and unvested), as of December 31, 2008, were as follows:

	Deferred
Name	Stock Units	Stock Options
Michael J. Cody	12,500	125,000
Julie A. Dobson	38,978	147,500
Robert E. Keith, Jr.	242,589	232,000
Andrew E. Lietz	12,500	180,000
George MacKenzie	12,500	169,500
George D. McClelland	141,906	125,000
Jack L. Messman	88,387	157,000
John W. Poduska, Sr.	12,500	157,000
John J. Roberts	39,279	180,000
Robert J. Rosenthal	12,500	75,000

(4)	These amounts do not represent compensation actually received. Rather, these amounts represent the aggregate expense we recognized for financial statement reporting purposes for the fiscal year ended December 31, 2008 for stock options awarded during and prior to 2008, in accordance with FAS 123(R). In accordance with SEC rules, the amounts shown exclude the effect of estimated forfeitures related to service-based vesting conditions. The fair value of the stock options is estimated at the date of grant using the Black-Scholes option-pricing model. The grant date fair values of the stock options issued during 2008 were as follows: each of Ms. Dobson and Messrs. Cody, Keith, Lietz, MacKenzie, McClelland, Messman, Poduska, Roberts and Rosenthal — $14,265. For a discussion of valuation assumptions, see footnote 2 to the Summary Compensation Table under the heading “Executive Compensation.”

(5)	Our equity compensation plans provide for the accelerated vesting of stock options granted to non-employee directors upon retirement from the Board on or after their 65th birthday, and deferred stock units also are fully vested once a director reaches age 65. Messrs. Keith, Lietz, Messman and Poduska have each reached age 65. In accordance with FAS 123(R), the amounts shown for these four directors include the entire expense for all grants awarded to them during 2008.

(6)	The amounts in this column represent reimbursement of expenses incurred by these directors for attendance at a director’s continuing education program or a director’s reasonable annual dues for a membership organization focused on director education.

(7)	Directors also are eligible for reimbursement of expenses incurred in connection with attendance at Board and Committee meetings. These amounts are not included in the table above.
Stock Ownership Guidelines. Our stock ownership guidelines provide that within five years of December 31, 2005 (for directors who served on our Board at that date) or by the end of the fifth full calendar year after joining our Board, each non-employee director should attain an equity position in our common stock equal to two times the annual cash Board retainer. Shares counted toward these guidelines include:
•	Shares beneficially owned by the director;

•	Vested shares of restricted stock;

•	Vested deferred stock units that have been credited to the director; and

•	Shares underlying vested, in-the-money options.
At December 31, 2008, each non-employee director had achieved this ownership goal or was working toward meeting the required ownership level.

PROPOSAL TO AMEND AND RESTATE THE
SAFEGUARD SCIENTIFICS, INC. 2004 EQUITY COMPENSATION PLAN
Item 2 on Proxy Card
On July 13, 2009, the Board unanimously approved the amendment and restatement of the Safeguard Scientifics, Inc. 2004 Equity Compensation Plan (the “2004 Plan”), subject to approval by our shareholders at the annual meeting, to:
•	increase the number of shares of Safeguard common stock authorized for issuance under the 2004 Plan by 7,000,000 shares, from 6,000,000 to 13,000,000 shares;

•	with respect to the number of shares of Safeguard common stock subject to each grant under the 2004 Plan, provide that in the event of an adjustment to the number or kind of shares outstanding by reason of a stock dividend, spinoff, recapitalization, merger, reorganization, consolidation, combination or exchange of shares, reclassification or change in par value, or by reason of any other extraordinary or unusual event affecting outstanding Safeguard common stock as a class without the receipt of consideration, any fractional shares resulting from such adjustment shall be eliminated by rounding any portion of a share down to the nearest whole number;

•	prohibit granting dividend equivalents in connection with stock options or stock appreciation rights;

•	clarify that incentive stock options shall only be exercisable by the participant during the participant’s lifetime and shall not be assignable or transferable other than by will or the laws of inheritance after the participant’s death;

•	clarify that nonqualified stock options may be assigned in whole or in part during a participant’s lifetime only to one or more family members of the participant or to a trust or other entity established exclusively for one or more of such family members;

•	prohibit repricing of stock appreciation rights unless the shareholders approve the repricing; and

•	make other clarifying changes and updates.
The Board has directed that the proposal to amend and restate the 2004 Plan be submitted to our shareholders for their approval at the annual meeting. Shareholder approval of the amendment and restatement of the 2004 Plan is being sought (i) so that compensation attributable to grants under the 2004 Plan may continue to qualify for an exemption from the $1,000,000 deduction limit under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), (ii) in order for incentive stock options to meet the requirements of the Code, and (iii) in order to meet the NYSE listing requirements. If our shareholders do not approve the amendment and restatement of the 2004 Plan at the annual meeting, the amendment and restatement of the 2004 Plan will not become effective, and the number of shares authorized for issuance under the 2004 Plan will not be increased.
As of July 13, 2009, there were 19,868,041 shares of Safeguard common stock subject to outstanding stock options, 847,777 shares underlying outstanding deferred stock units, and 1,194,772 shares subject to unvested restricted stock awards. As of July 13, 2009, our 2001 Associates Equity Compensation, which does not permit grants to executive officers or directors, had approximately 1.7 million shares available for future issuance. Our 2004 Plan, which is the only existing plan under which grants may be made to executive officers and directors, only had approximately 513,000 shares available for future issuance.
The Board believes that the number of shares of Safeguard common stock currently available for issuance or transfer under the 2004 Plan is not sufficient in view of our compensation structure and strategy and succession planning process. The Board has concluded that our ability to attract, retain and motivate top quality management and employees is material to our success and would be enhanced by our continued ability to grant equity compensation under the 2004 Plan. In addition, the Board believes that our interests and the interests of our shareholders will be advanced if we can continue to offer our employees, notably at the senior management level, advisors, consultants, and non-employee directors the opportunity to acquire or increase their proprietary interests in us. If the proposed amendment and restatement of the 2004 Plan is not approved, Safeguard will not be able to grant any awards to eligible participants once all the shares reserved for issuance under the 2004 Plan have been used. Safeguard believes that the inability to grant sufficient equity incentives will significantly impair our ability to be competitive with the companies with which Safeguard and its subsidiaries compete for top talent.

Votes may be cast (i) FOR, (ii) AGAINST or (iii) may ABSTAIN. Approval of the amendment and restatement of the 2004 Plan requires a majority of the votes cast at a meeting at which a quorum representing a majority of all outstanding voting stock is present, either in person or by proxy, and voting on the 2004 Plan.
The material terms of the proposed amendment and restatement of the 2004 Plan are summarized below. A copy of the full text of the 2004 Plan is attached to this Proxy Statement as Exhibit A. This summary of the 2004 Plan is not intended to be a complete description of the 2004 Plan. This summary is qualified in its entirety by the actual text of the 2004 Plan to which reference is made.
THE BOARD BELIEVES THAT THE AMENDMENT AND RESTATEMENT OF THE 2004 PLAN IS IN
THE BEST INTERESTS OF SAFEGUARD AND ITS SHAREHOLDERS AND THEREFORE, IT
RECOMMENDS A VOTE “FOR” THE AMENDMENT AND RESTATEMENT.
Purpose of the Plan. The 2004 Plan provides the employees of Safeguard and its affiliated entities, non-employee directors, and advisors who perform services at Safeguard’s request with an opportunity to receive grants of stock appreciation rights, stock options, stock units, performance units, stock awards, dividend equivalents and other stock-based awards. The purpose of the 2004 Plan is to encourage participants to contribute materially to Safeguard’s growth, thereby benefiting Safeguard’s shareholders and aligning the economic interests of the participants with those of our shareholders.
Shares Subject to the Plan. Subject to adjustment as discussed below, the 2004 Plan authorizes the issuance of up to the sum of the following: (i) 7,000,000 new shares of Safeguard common stock, plus (ii) that number of shares of Safeguard common stock subject to outstanding grants under the 2004 Plan as of July 13, 2009, plus (iii) that number of shares remaining available for issuance under the 2004 Plan but not subject to previously exercised, vested or paid grants as of July 13, 2009. The 2004 Plan provides for the following maximum limits for grants to any individual during any calendar year: (i) the maximum number of shares subject to grants is 1,500,000; (ii) the maximum dividend equivalents that may accrue may not exceed $500,000; and (iii) the maximum amount payable for grants expressed in dollar amounts is $1,000,000.
These limits will be adjusted by the Committee for stock splits, stock dividends, recapitalizations, mergers, consolidations or reorganizations, a reclassification or change in the par value of our stock, or other similar transactions affecting our stock.
Shares used to make grants may be issued directly by us or purchased on the open market and then transferred to participants by us. If and to the extent options granted under the 2004 Plan terminate, expire, or are canceled, forfeited, exchanged or surrendered without having been exercised, or if any stock appreciation rights, stock units, performance units, stock awards, dividend equivalents or other stock-based awards are forfeited or terminated, the shares subject to such grants shall again be available for purposes of the 2004 Plan. Shares of stock surrendered in payment of the option price of an option or any withholding taxes shall again be available for issuance or transfer under the 2004 Plan. To the extent any grants are paid in cash and not in shares of stock, any shares previously reserved for issuance or transfer under the 2004 Plan with respect to such grants shall again be available for issuance or transfer under the 2004 Plan.
Administration of the Plan. The Compensation Committee administers the 2004 Plan. An administrative committee comprised of Safeguard employees appointed by the Committee performs ministerial functions.

The Committee has the sole authority to administer and interpret the 2004 Plan, and the Committee’s determinations relating to the interpretation and operation of the 2004 Plan shall be conclusive and binding on all persons having interest in the 2004 Plan or in any awards granted under the 2004 Plan. Specifically, the Committee is authorized to:
•	determine the individuals to whom grants will be made;

•	determine the type, size and terms of the grants;

•	determine the time grants will be made and the duration of any applicable exercise or restriction period, including the criteria for exercisability and the acceleration of exercisability;

•	determine the form and timing of payment under grants; and

•	make factual determinations and adopt or amend appropriate rules, regulations, agreements, and instruments for implementing the 2004 Plan and the conduct of its business.
Eligibility and Award Estimates. All employees of Safeguard and its affiliated companies (including employees who are officers or members of the Board) and certain advisors are eligible to receive grants under the 2004 Plan. Because the granting of awards under the 2004 Plan is at the discretion of the Committee, it is not possible to indicate which persons may receive grants under the 2004 Plan or to estimate the number of shares which may be subject to grants awarded under the 2004 Plan.
Type of Awards. Grants under the 2004 Plan may consist of the following:
•	stock appreciation rights;

•	incentive stock options;

•	nonqualified stock options;

•	stock units;

•	performance units;

•	stock awards;

•	dividend equivalents; or

•	other stock-based awards.
Stock Appreciation Rights. The Committee may grant stock appreciation rights (“SARs”). A SAR gives a participant the right to receive the appreciation in the value of Safeguard stock over a specified period of time. The amount of this benefit is equal to the difference between the fair market value of the stock on the exercise date and the base amount of the SAR. Generally, the base amount of a SAR is equal to the per share exercise price of the related stock option or, if there is no related option, the fair market value of a share of Safeguard common stock on the date the SAR is granted. The Committee may pay this benefit in cash, in stock, or a combination of cash and stock.
The Committee may grant SARs separately or in tandem with a stock option. SARs may be granted when the stock option is granted or later while it remains outstanding, although in the case of an incentive stock option, SARs may be granted only at the time the option is granted. Upon the exercise of a tandem SAR, the related stock option terminates to the extent of an equal number of shares. SARs shall be subject to such vesting and other restrictions specified by the Committee, and the Committee may accelerate the exercisability of any or all outstanding SARs at any time for any reason.
SARs generally may only be exercised while the participant is employed by or providing services to Safeguard or during an applicable period after termination of employment.
Stock Options.
Grant of Stock Options. The Committee may grant incentive stock options or nonqualified stock options, or any combination of the two; however, incentive stock options may be granted only to employees of Safeguard or its subsidiaries.
Option Price. The option exercise price is determined by the Committee at the time of grant and may be equal to or greater than the fair market value on the grant date. Historically, stock options have been granted with an exercise price equal to the fair market value of the shares on the grant date.

Term and Exercisability of Stock Options. At the time of grant, the Committee in its sole discretion will determine when stock options are exercisable and when they expire. The Committee has the authority to accelerate vesting at any time for any reason. The Committee may allow an option to be exercised at a time prior to the time at which the option would otherwise be fully exercisable, in which event the participant would receive restricted shares or be granted interests in restricted shares in a book entry system.
Exercise of Options. A participant may exercise an option by delivering notice of exercise to Safeguard together with payment of the exercise price for the option. The exercise price may be paid in any of the following ways:
•	in cash;

•	by delivering shares of Safeguard common stock already owned by the participant having a fair market value equal to the exercise price or by attestation to ownership of shares of stock having a fair market value equal to the exercise price, provided the tendered shares have been held by the participant long enough to avoid adverse accounting consequences to Safeguard;

•	by “cashless exercise” of a stock option effected by delivering a notice of exercise to Safeguard and a securities broker with instructions to the broker to deliver to Safeguard out of the sale proceeds the amount necessary to pay the exercise price; or

•	any other method of payment the Committee may approve.
Termination of Stock Options as a Result of Termination of Employment, Disability or Death. Generally, except as provided in the grant instrument or as otherwise may be determined by the Committee, an option may only be exercised while a participant is employed by or providing service to Safeguard or during an applicable period after termination of employment.
Stock Units. The Committee may grant stock units to an employee, non-employee director or advisor representing a right to receive a share of stock or an amount based on the value of a share of stock. The Committee shall determine the number of stock units to be granted and shall establish the terms and conditions for payment of stock units. Unless the Committee provides for a complete or partial exception, stock units are forfeited if the participant’s employment or service to Safeguard is terminated or if other conditions of the grant are not met. The Committee may grant stock units contingent upon the participant’s taking certain specified actions as the Committee sees fit, including, but not limited to, deferral of compensation by the participant.
Performance Units. The Committee may grant performance units to an employee or non-employee director representing a right to receive a share of stock or an amount based on the value of a share of stock if specified performance goals are met. The Committee shall determine the number of performance units to be granted and shall establish the performance goals and other conditions for payment of performance units. Unless the Committee provides for a complete or partial exception, performance units are forfeited if the participant’s employment or service to Safeguard is terminated or if conditions of the grant are not met.
Stock Awards. The Committee may issue or transfer shares pursuant to a stock award to an employee or non-employee director which may be subject to restrictions which lapse over a period of time or according to other criteria established by the Committee. The Committee shall determine whether a stock award will be granted, the number of shares that will be awarded, the consideration to be paid for the shares, if any, the restrictions applicable to the stock award, and when and how the restrictions will lapse. Unless the Committee provides for a complete or partial exception, stock awards as to which the restrictions have not lapsed are forfeited if the participant’s employment or service to Safeguard is terminated or if other conditions of the grant are not met. Until the restrictions on transfer have lapsed, a participant may not sell, assign, transfer, pledge or otherwise dispose of the shares of restricted stock. The Committee shall determine to what extent and under what conditions a participant shall have the right to vote shares and receive any dividends or other distributions paid on the shares during the restriction period.

Dividend Equivalents. The Committee may grant dividend equivalents in connection with grants (other than options and SARs) under the 2004 Plan subject to such terms and conditions, including the achievement of performance goals, as the Committee deems appropriate. Dividend equivalents, which may be accrued as a cash obligation, converted to stock units, or paid in stock, may be paid to participants currently or may be deferred. The Committee shall determine whether dividend equivalents will accrue interest.
Other Stock-Based Grants. The Committee may grant other awards that are based on, measured by or payable in stock to employees or non-employee directors on such terms and conditions as the Committee deems appropriate.
Qualified Performance-Based Compensation. The Committee may determine that stock units, performance units, stock awards, dividend equivalents and other stock-based grants granted to an employee shall be considered qualified performance-based compensation. For grants that are intended to be qualified as performance-based compensation, the Committee must establish objective performance goals that must be met, the period during which performance will be measured, the maximum amounts that may be paid if the performance goals are met, and any other conditions that the Committee deems appropriate and consistent with the 2004 Plan and legal requirements. The Committee will establish the performance goals, in writing, at the beginning of the performance period, or during a period that is no later than the earlier of either 90 days after the beginning of the performance period or the date on which 25% of the performance period has been completed, or such other date that is permitted under the Code. The performance goals will be based on objectively determinable criteria, either in absolute terms or in comparison to publicly available industry standards or indices, such as earnings, revenue, operating margins and statistics, operating or net cash flows, financial return and leverage ratios, total shareholder returns, market share, or strategic business criteria consisting of one or more penetration goals, geographic business expansion goals, cost targets, customer satisfaction goals, product development goals, goals relating to acquisitions or divestitures, or any other objective measure derived from any of the foregoing criteria. The performance goals may relate to the participant’s business unit or the performance of Safeguard as a whole, or any combination of the foregoing. The Committee shall certify and announce the results for each performance period immediately following the announcement of Safeguard’s financial results for the performance period. If the performance goals are not met, the grants subject to such performance goals will be forfeited. The Committee may provide that grants shall be payable or restrictions shall lapse, in whole or in part, in the event of a participant’s death or disability during the performance period, a change of control or under other circumstances consistent with the Treasury regulations and rulings under Code Section 162(m).
Deferrals. The Committee may permit or require a participant to defer receipt of the payment of cash or delivery of shares that would otherwise be due to a participant in connection with any grant upon such terms and conditions as the Committee establishes consistent with Code Section 409A.
Termination or Amendment. The Board may amend or terminate the 2004 Plan at any time, provided, however, that the Board shall not amend the 2004 Plan without approval of the shareholders if such approval is required to comply with the Code or applicable laws or with applicable stock exchange requirements. The 2004 Plan will terminate on July 12, 2019 unless terminated earlier by the Board or extended by the Board with the approval of the shareholders. Grants made prior to termination will remain in effect after termination of the 2004 Plan unless the participant consents or unless the Committee revokes or amends a grant in accordance with the terms of the 2004 Plan. The termination of the 2004 Plan will not impair the power and authority of the Committee with respect to outstanding grants.
Adjustment Provisions. The Committee will adjust the number and exercise price of outstanding grants, as well as the number and kind of shares available for grants and individual limits for any single participant under the 2004 Plan, to appropriately reflect any of the following events:
•	a stock dividend, spinoff, recapitalization, stock split, or combination or exchange of shares;

•	a merger, reorganization or consolidation;

•	a reclassification or change in par value;

•	any other extraordinary or unusual event affecting the outstanding common stock as a class without Safeguard’s receipt of consideration; or

•	a substantial reduction in the value of outstanding shares of common stock as a result of a spinoff or Safeguard’s payment of an extraordinary dividend or distribution.

Change of Control. Subject to certain exclusions specified in the 2004 Plan, a Change of Control means the first to occur of any of the following events: (i) an acquisition by any individual, entity or group of beneficial ownership of 20% of more of either the then outstanding shares of Safeguard common stock or the combined voting power of the then outstanding voting securities of Safeguard entitled to vote in the election of directors; (ii) a change in the composition of the Board such that the individuals who constitute the Incumbent Board as defined in the 2004 Plan cease to constitute at least a majority of the Board; or (iii) consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of Safeguard. The Committee may modify the definition of Change of Control for a particular grant as the Committee deems appropriate to comply with Code Section 409A.
Upon a Change of Control, unless the Committee determines otherwise, (i) Safeguard will provide each participant who holds outstanding grants with written notice of the change of control; (ii) all outstanding options or SARs will become fully exercisable; (iii) the restrictions and conditions on all outstanding stock awards will lapse; (iv) all stock units and performance units will become payable in cash or in stock in an amount not less than the fair market value of the stock to which the units relate; and (v) dividend equivalents and other stock-based awards will become payable in full, in cash or in stock, in amounts determined by the Committee.
Upon a Change of Control where Safeguard is not the surviving corporation, or survives only as a subsidiary of another corporation, all outstanding stock options and SARs that are not exercised will be assumed by, or replaced with comparable options by, the surviving corporation (or a parent or subsidiary of the surviving corporation) and other outstanding grants will be converted to similar grants of the surviving corporation (or a parent or subsidiary of the surviving corporation).
Alternatively, in the event of a Change of Control, the Committee may take any of the following actions with respect to any or all outstanding grants without the consent of the participant: (i) require that participants surrender outstanding options and SARs in exchange for payment in cash or stock, as determined by the Committee, in an amount by which the then fair market value of the underlying stock exceeds the exercise price of the options or the base amount of the SARs, if any; (ii) after giving participants an opportunity to exercise the options and SARs, terminate outstanding options and SARs, at such time as the Committee deems appropriate or (iii) with respect to participants holding stock units, performance units, dividend equivalents or other stock-based awards, deliver to participants a payment in settlement of such awards in such amount and form as the Committee may determine.
Federal Income Tax Consequences. The current federal income tax treatment of grants under the 2004 Plan is generally described below. This is not a complete description of tax consequences. Local, state and other taxing authorities also may tax grants under the 2004 Plan, and there may be different tax consequences under certain circumstances.
Incentive Stock Options. There generally are no federal income tax consequences to a participant or to Safeguard upon the grant of an incentive stock option.
A participant will not recognize income for purposes of the regular federal income tax upon the exercise of an incentive stock option. However, for purposes of the alternative minimum tax, in the year in which an incentive stock option is exercised, the amount by which the fair market value of the shares acquired upon exercise exceeds the exercise price will be treated as an item of adjustment and included in the computation of the recipient’s alternative minimum taxable income.
A participant will recognize income when he or she sells stock acquired upon exercise of an incentive stock option. If the shares acquired upon exercise of an incentive stock option are disposed of after two years from the date the option was granted and after one year from the date the shares were transferred upon the exercise of the option, the participant will recognize long-term capital gain or loss in the amount of the difference between the amount realized on the sale and the exercise price. Safeguard will not be entitled to any corresponding tax deduction.

If a participant disposes of the shares acquired upon exercise of an incentive stock option before satisfying both holding period requirements (a disqualifying disposition), any gain recognized on the disposition will be taxed as ordinary income to the extent of the difference between the fair market value of the shares on the date of exercise (or the sale price, if less) and the exercise price. Safeguard generally will be entitled to a deduction in that amount. The gain, if any, in excess of the amount recognized as ordinary income will be a long-term or short-term capital gain, depending upon the length of time the shares were held before the disposition.
Nonqualified Stock Options. A participant who receives a nonqualified stock option will recognize no income at the time of the grant of the option. Upon exercise of a nonqualified stock option, a participant will recognize ordinary income in an amount equal to the excess of the fair market value of the shares of our stock on the date of exercise over the option price. The basis in shares acquired upon exercise of a nonqualified stock option will equal the fair market value of such shares at the time of exercise, and the holding period of the shares (for capital gain purposes) will begin on the date of exercise. In general, Safeguard will be entitled to a business expense deduction in the same amount and at the same time as the participant recognizes ordinary income.
Upon the sale of the shares acquired by the exercise of a nonqualified stock option, a participant will have a capital gain or loss (long-term or short-term depending upon the length of time the shares were held) in an amount equal to the difference between the amount realized upon the sale and the participant’s adjusted tax basis in the shares (the exercise price plus the amount of ordinary income recognized by the participant at the time of exercise of the nonqualified stock options).
Stock Units and Performance Units. A participant who receives a stock unit or performance unit will not recognize taxable income until the unit is paid to the participant, however, such grants may be subject to the requirements of Code Section 409A (see discussion below under Section 409A). When the unit is paid, the participant will recognize ordinary income in an amount equal to the fair market value of the stock and cash, if any, paid to the participant. Safeguard generally will be entitled to a business expense deduction in the same amount.
Stock Awards. A participant who receives a stock award generally will not recognize taxable income until the stock is transferable by the participant or no longer subject to a substantial risk of forfeiture for federal tax purposes, whichever occurs first. When the stock is either transferable or is no longer subject to a substantial risk of forfeiture, the participant will recognize ordinary income in an amount equal to the fair market value of the shares at that time, less any amounts paid for the shares. A participant may elect to recognize ordinary income when a stock award is granted in an amount equal to the fair market value of the shares at the date of grant, determined without regard to the restrictions. Safeguard generally will be entitled to a corresponding business expense deduction in the year in which the participant recognizes ordinary income.
Dividend Equivalents and Other Stock-Based Grants. A participant will recognize ordinary income when dividend equivalents and other stock-based awards are paid to the participant, in an amount equal to the cash and the fair market value of any shares paid to the participant, however, such grants may be subject to the requirements of Code Section 409A (see discussion below under Section 409A). Safeguard generally will be entitled to a corresponding business expense deduction when the participant recognizes ordinary income.
Stock Appreciation Rights. A participant generally will not recognize any income upon the grant of SARs. Upon exercise of a SAR, the participant will generally recognize ordinary income in an amount equal to any cash received and the fair market value of any shares received on the date of payment or delivery. In that taxable year, Safeguard will receive a federal income tax deduction in an amount equal to the ordinary income which the participant has recognized.
Transfer of Stock Options. The Committee may permit a participant to transfer nonqualified stock options to family members or one or more trusts or other entities for the benefit of family members, according to such terms as the Committee may determine. Generally, the participant will not recognize income at the time the participant makes a gift of a nonqualified stock option to family members, one or more trusts or other entities for the benefit of family members. When the transferee later exercises the option, the participant (and not the transferee) must recognize ordinary income on the difference between the fair market value of the stock and the exercise price, and appropriate arrangements must be made to satisfy applicable withholding requirements.

For federal gift tax purposes, if the participant transfers a stock option before the stock option has become exercisable, the transfer will not be considered by the Internal Revenue Service to be a completed gift until the stock option becomes exercisable. The value of the gift will be determined when the stock option becomes exercisable. Gifts of stock options may qualify for the gift tax annual exclusion. If the participant dies after transferring a stock option in a completed gift transaction, the transferred stock option may be excluded from the participant’s estate for estate tax purposes if the applicable estate tax requirements have been met.
Tax Withholding. All grants under the 2004 Plan are subject to applicable tax withholding requirements. We have the right to deduct from all grants paid in cash, or from other wages paid to a participant, any taxes required by law to be withheld with respect to the grant. If grants are paid in shares of common stock, we may require a participant to pay the amount of any taxes that we are required to withhold or may deduct the amount of withholding taxes from other wages paid to the participant. If approved by the Committee, the income tax withholding obligation with respect to grants paid in common stock may be satisfied by having shares withheld up to an amount that does not exceed the participant’s minimum marginal tax rate for federal (including FICA), state and local tax liabilities. The Committee also may permit a participant to tender other shares to supplement such withholding.
Million Dollar Deduction Limit. The Internal Revenue Service limits our ability to deduct compensation of more than $1 million that is paid to an individual who, on the last day of the taxable year, is either our principal executive officer or among the three other most highly compensated executive officers for that taxable year as reported in our proxy statement. This limitation on deductions does not apply to certain types of compensation, including qualified performance-based compensation. Grants of stock options and SARs generally will meet the requirements of “performance-based compensation.” Stock awards, stock units and dividend equivalents generally will not qualify as, and performance units may not qualify as, “performance-based compensation.”
Section 409A. Code Section 409A applies to nonqualified deferred compensation. Stock options and SARs granted under the 2004 Plan will generally not be subject to Code Section 409A because the exercise price of the stock options and the base amount of the SARs will not be less than fair market value on the date of grant and they will not contain a deferral feature. Stock awards also will generally not be subject to Code Section 409A. Stock units, dividend equivalents and other stock-based awards will generally be subject to the requirements of Code Section 409A if the recognition of income by the recipient of such awards occurs in any calendar year after the year in which such awards become vested. Grants made under the 2004 Plan that are subject to Code Section 409A are intended to comply with the requirements of Code Section 409A. If the requirements of Code Section 409A are not met with respect to grants subject to Code Section 409A, the participant may be required to currently include such amounts in the participant’s taxable income and additional taxes may be assessed on such amounts, including interest and a 20% penalty tax.

Securities Authorized for Issuance under Equity Compensation Plans
Our equity compensation plans provide a broad-based program designed to attract and retain talent while creating alignment with the long-term interests of our shareholders. Employees at all levels participate in our equity compensation plans. In addition, members of our Board of Directors (“Board”) and members of our Technology and Life Sciences Advisory Boards (“Advisory Boards”) receive stock options for their service on our Board and Advisory Boards, respectively. Members of our Board also receive deferred stock unit awards and are eligible to defer directors’ fees and receive deferred stock units with a value equal to the directors’ fees deferred and matching deferred stock units equal to 25% of the directors’ fees deferred.
Our Board is authorized to administer our equity compensation plans, adopt, amend and repeal the administrative rules relating to the plans, and interpret the provisions of the plans. Our Board has delegated to the Compensation Committee of the Board (the “Compensation Committee”) authority to administer our equity compensation plans.
Our Compensation Committee has the authority to select the recipients of grants under our equity compensation plans and determine the terms and conditions of the grants, including but not limited to (i) the number of shares of common stock covered by such grants; (ii) the type of grant; (iii) the dates or events upon which such grants vest; (iv) the exercise price of options (which is equal to the average of the high and low prices of a share of our common stock as reported on the New York Stock Exchange composite tape on the grant date) or the consideration to be paid in connection with restricted stock, stock units or other stock-based grants (which may be no consideration); and (iv) the term of the grant. Stock options typically vest as follows: (i) time-based stock options vest 25% on the first anniversary of the grant date and in 36 equal monthly installments thereafter; (ii) market-based stock options vest upon the achievement of certain specified levels of improvement in Safeguard’s stock price; and (iii) performance-based stock options vest based upon the aggregate cash produced as a result of exit transactions involving certain of our partner companies relative to the amount of cash deployed in connection with such partner companies. Deferred stock units issued to directors are payable, on a one-for-one basis, in shares of Safeguard common stock following a director’s termination of service on the Board. Deferred stock units issued to directors in lieu of cash compensation are fully vested at grant; deferred stock unit awards and matching deferred stock units awarded to directors generally vest on the first anniversary of the grant date.
The 2001 Plan provides for the grant of nonqualified stock options, stock appreciation rights, restricted stock, performance units, and other stock-based awards to employees, consultants or advisors of Safeguard and its subsidiaries, provided that no grants can be made under this plan to executive officers and directors of Safeguard. Under the NYSE rules that were in effect at the time this plan was adopted in 2001, shareholder approval of the plan was not required. This plan is administered by the Compensation Committee which, as described above, has the authority to issue equity grants under the 2001 Plan and to establish the terms and conditions of such grants. Except for the persons eligible to participate in the 2001 Plan and the inability to grant incentive stock options under the 2001 Plan, the terms of the 2001 plan are substantially the same as the other equity compensation plans approved by our shareholders (which have been described in previous filings).
A total of 5,400,000 shares of our common stock are authorized for issuance under the 2001 Plan. At December 31, 2008, 1,865,544 shares were subject to outstanding options, 1,803,809 shares were available for future issuance, and 1,730,647 shares had been issued under the 2001 Plan. If any option granted under the 2001 Plan expires or is terminated, surrendered, canceled or forfeited, or if any shares of restricted stock, performance units or other stock-based grants are forfeited, the unused shares of common stock covered by such grants will again be available for grant under the 2001 Plan.
Our Board is authorized to make appropriate adjustments in connection with the 2001 Plan to reflect any stock split, stock dividend, recapitalization, liquidation, spin-off or other similar event. The 2001 Plan also contains provisions addressing the consequences of any Reorganization Event or Change in Control (as such terms are defined in the 2001 Plan). If a Reorganization or Change of Control Event occurs, unless the Compensation Committee determines otherwise, all outstanding options and stock appreciation rights (SARs) that are not exercised will be assumed by, or replaced with comparable options or rights by, the surviving corporation (or a parent of the surviving corporation), and other outstanding grants will be converted to similar grants of the surviving corporation or a parent of the surviving corporation). Notwithstanding that provision, the Compensation Committee has the authority to take one or both of the following actions: (i) require that grantees surrender their outstanding options and SARs in exchange for a payment by Safeguard in cash or company stock, as determined by the Compensation Committee, in an amount equal to the amount by which the then fair market value of the shares of stock subject to the unexercised options and SARs exceeds the exercise price of the options or the base amount of the SARs, as applicable, or (ii) after giving grantees an opportunity to exercise their outstanding options and SARs or otherwise realize the value of all of their other grants, terminate any or all unexercised options, SARs and grants at such time as the Compensation Committee deems appropriate.

During 2005, the Compensation Committee granted “employee inducement” awards to two newly hired executive officers. The awards were granted outside of Safeguard’s existing equity compensation plans in accordance with NYSE rules and consisted of options to purchase up to an aggregate of 6,000,000 shares of Safeguard common stock. During 2007 and 2008, the Compensation Committee granted similar “employee inducement” awards to two other and one other, respectively, newly hired executive officers. These awards were likewise granted outside of Safeguard’s existing equity compensation plans in accordance with NYSE rules and consisted of options to purchase up to an aggregate of 4,000,000 shares of Safeguard common stock. All of these “employee inducement” awards were granted with an eight-year term and a per share exercise price equal to the average of the high and low prices of Safeguard common stock on the grant date. Following his termination of employment in May 2008, the employment inducement awards held by one of the executive officers to whom inducement grants were awarded in 2007, for an aggregate of 1,500,000 shares of Safeguard common stock, expired without value. Of the shares underlying the “employee inducement” awards that were outstanding at December 31, 2008, 2,125,000 shares are subject to time-based vesting, with an aggregate of 531,250 shares vesting on the first anniversary of the grant date and 1,593,750 shares vesting in 36 equal monthly installments thereafter. The remaining 6,375,000 shares underlying the “employee inducement” awards that were outstanding at December 31, 2008, vest incrementally based upon the achievement of certain specified levels of increase in Safeguard’s stock price. With the exception of the market-based vesting provisions, the terms and provisions of the employee inducement awards are substantially the same as options previously awarded to other executives under Safeguard’s equity compensation plans.
The following table provides information as of December 31, 2008, about the securities authorized for issuance under our equity compensation plans.
Equity Compensation Plan Information

			Number of Securities
			Remaining Available for
	Number of Securities to	Weighted-Average	Future Issuance Under
	Be Issued Upon Exercise	Exercise Price of	Equity Compensation Plans
	of Outstanding Options,	Outstanding Options,	(Excluding Securities
	Warrants and Rights	Warrants and Rights (1)	Reflected in Column (a))
Plan Category	(a)	(b)	(c)
Equity compensation plans approved by security holders (2)	10,735,307	$1.7922	1,737,471
Equity compensation plans not approved by security holders (3)	10,365,544	$1.5673	1,803,809
Total	21,100,851	$1.6757	3,541,280

(1)	The weighted average exercise price calculation excludes 1,086,141 shares underlying outstanding deferred stock units included in column (a) which are payable in stock, on a one-for-one basis.

(2)	Represents awards granted, and shares available for issuance, under the 1999 Equity Compensation Plan and the 2004 Equity Compensation Plan. The 1999 Equity Compensation Plan expired by its terms on February 10, 2009. Includes 695,230 shares underlying deferred stock units awarded for no consideration and 390,911 shares underlying deferred stock units awarded to directors in lieu of all or a portion of directors’ fees. Payments in respect of deferred stock units are generally distributable following termination of employment or service, death, permanent disability or retirement. The value of the deferred stock units was approximately $2.2 million based on the fair value of the stock on the various grant dates. The deferred stock units issued to directors in lieu of cash compensation are fully vested at grant; deferred stock unit awards and matching deferred stock units awarded to directors generally vest on the first anniversary of the grant date.

(3)	Includes awards granted and shares available for issuance under the 2001 Plan and 8,500,000 “employee inducement” awards.

PROPOSAL TO RATIFY THE APPOINTMENT OF KPMG LLP
Item 3 on Proxy Card
The Audit Committee, composed entirely of independent, non-employee members of the Board, approved the reappointment of KPMG LLP (“KPMG”) as Safeguard’s independent registered public accounting firm for the fiscal year ending December 31, 2009, and the Board has recommended that our shareholders ratify the appointment. If the shareholders do not ratify the appointment, the Audit Committee may reconsider its recommendation and may retain KPMG or another accounting firm without resubmitting the matter to shareholders. Even if the shareholders ratify the appointment of KPMG, the Audit Committee may select another firm if it determines such selection to be in the best interest of Safeguard and its shareholders.
Services provided to Safeguard and its subsidiaries by KPMG in fiscal 2008 and fiscal 2007 are described below under “Independent Registered Public Accounting Firm—Audit Fees.” Representatives of KPMG are expected to attend the annual meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.
Ratification requires the affirmative vote of a majority of the votes cast by all shareholders entitled to vote on the proposal.
THE BOARD RECOMMENDS A VOTE “FOR” THE PROPOSAL TO RATIFY THE APPOINTMENT
OF KPMG AS SAFEGUARD’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
FOR THE YEAR ENDING DECEMBER 31, 2009.
Independent Registered Public Accounting Firm—Audit Fees
The following table presents fees for professional services rendered by KPMG LLP for the audit of Safeguard’s consolidated financial statements for fiscal 2008 and fiscal 2007 and fees billed for audit-related services, tax services and all other services rendered by KPMG for fiscal 2008 and fiscal 2007. This table includes fees billed to Safeguard’s consolidated subsidiaries for services rendered by KPMG.

	2008	2007
Audit Fees (1)	$1,513,691	$2,148,774
Audit-Related Fees (2)	—	17,500
Tax Fees (3)	282,606	331,740
All Other Fees	—	—

Total	$1,796,297	$2,498,014

(1)	Audit fees include the aggregate fees for professional services rendered in connection with the audit of the consolidated financial statements included in our Annual Report on Form 10-K, the review of the condensed consolidated financial statements included in our Quarterly Reports on Form 10-Q, consents and other services related to SEC and other regulatory filings, and KPMG’s assurance services provided in connection with the assessment and testing of internal controls over financial reporting pursuant to Section 404 of the Sarbanes Oxley Act of 2002.

(2)	Audit-related fees include the aggregate fees billed by KPMG principally for audits of financial statements of certain employee benefit plans, statutory audits of non-U.S. subsidiaries and officer expense review.

(3)	Tax fees include the aggregate fees billed by KPMG for tax consultation and tax compliance services.
The Audit Committee pre-approves each service to be performed by KPMG at its regularly scheduled meetings. For any service that may require pre-approval between regularly scheduled meetings, the Audit Committee has delegated to the Chairperson of the Audit Committee the authority to pre-approve services not prohibited by law to be performed by Safeguard’s independent registered public accounting firm and associated fees up to a maximum for non-audit services of $100,000, and the Chairperson communicates such pre-approvals to the Audit Committee at its next regularly scheduled meeting.

AUDIT COMMITTEE REPORT
The Audit Committee assists the Board of Directors in fulfilling its responsibilities regarding general oversight of the integrity of Safeguard’s financial statements, Safeguard’s compliance with legal and regulatory requirements, the performance of Safeguard’s internal audit function, review and approval of related party transactions, and the performance, qualifications and independence of Safeguard’s independent registered public accounting firm.
Safeguard’s management has primary responsibility for the financial reporting process, including the system of internal controls, and for preparation of Safeguard’s consolidated financial statements in accordance with accounting principles generally accepted in the United States. Safeguard’s independent registered public accounting firm is responsible for auditing those financial statements and issuing opinions as to the conformity of Safeguard’s audited financial statements with accounting principles generally accepted in the United States and the effectiveness of Safeguard’s internal control over financial reporting.
Throughout the year, the Audit Committee regularly meets with management of Safeguard, Safeguard’s independent registered public accounting firm and Safeguard’s internal auditor. The Audit Committee also regularly meets with each of these groups separately in closed sessions. In this context, the Audit Committee hereby reports as follows:
1.	The Audit Committee reviewed Safeguard’s audited consolidated financial statements for fiscal year 2008 and met and held discussions with management and KPMG regarding the audited financial statements.

2.	The Audit Committee discussed with KPMG the matters required to be discussed by Statement on Auditing Standards No. 61 (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

3.	The Audit Committee received the written disclosures and the letter from KPMG required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and discussed with KPMG its independence.

4.	Based on the review and discussion referred to in paragraphs 1 through 3 above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in Safeguard’s Annual Report on Form 10-K for fiscal year 2008.
Members of the Audit Committee:
George MacKenzie, Chairperson       George D. McClelland       John J. Roberts      Robert J. Rosenthal

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,
DIRECTORS AND OFFICERS
The following table shows the number of shares of Safeguard common stock beneficially owned (unless otherwise indicated) as of June 30, 2009, by each person known to us to be the beneficial owner of more than 5% of our outstanding shares of common stock, our current directors, persons named in the Summary Compensation Table in this proxy statement, and our current directors and current executive officers as a group. For purposes of reporting total beneficial ownership, shares that may be acquired within 60 days of June 30, 2009 through the exercise of Safeguard stock options are included. On June 30, 2009, there were 122,314,312 shares of common stock outstanding and 5,216,858 shares underlying stock options held by executive officers and directors as a group that were exercisable within 60 days of June 30, 2009.

			Shares
	Outstanding		Beneficially
	Shares	Options	Owned Assuming	Percent of	Other Stock-Based
	Beneficially	Exercisable	Exercise of	Outstanding	Holdings (2)
Name	Owned	Within 60 Days	Options	Shares (1)	Vested	Unvested
Dimensional Fund Advisors LP 1299 Ocean Avenue Santa Monica, CA 90401 (3)	6,471,267	—	6,471,267	5.3%	—	—
T. Rowe Price Associates, Inc. 100 East Pratt Street Baltimore, MD 21202 (4)	6,375,402	—	6,375,402	5.2%	—	—
Peter J. Boni	585,144	1,861,245	2,446,389	2.0%	—	—
Michael J. Cody	7,500	100,000	107,500	*	19,092	1,648
Julie A. Dobson	40,500	147,500	188,000	*	50,798	4,815
Robert E. Keith, Jr.	153,366	232,000	385,366	*	305,036	—
Andrew E. Lietz	45,000	180,000	225,000	*	19,991	—
George MacKenzie	10,500	169,500	180,000	*	19,349	1,712
George D. McClelland	10,000	112,500	122,500	*	175,513	19,668
Jack L. Messman	38,000	157,000	195,000	*	142,654	—
John W. Poduska, Sr.	12,500	157,000	169,500	*	19,242	—
John J. Roberts	—	180,000	180,000	*	45,871	1,648
Robert J. Rosenthal	—	50,000	50,000	*	19,092	1,648
James A. Datin	405,626	920,205	1,325,831	1.1%	—	—
Kevin L. Kemmerer	243,200	532,727	775,927	*	—	—
Brian J. Sisko	202,834	165,618	368,452	*	—	—
Stephen T. Zarrilli	74,000	251,563	325,563	*	—	—
Raymond J. Land (5)	—	—	—	*
Executive officers and directors as a group (15 persons) (6)	1,828,170	5,216,858	7,045,028	5.5%	816,638	31,139

(1)	Each director and named executive officer has the sole power to vote and to dispose of the shares (other than shares held jointly with an individual’s spouse) except 900 shares held by Mr. Keith’s spouse, as to which Mr. Keith disclaims beneficial ownership. An * indicates ownership of less than 1% of the outstanding shares.

(2)	The shares in this column represent deferred stock units that have been credited to each individual. The deferred stock units, which may not be voted or transferred, are payable, on a one-for-one basis, in shares of Safeguard common stock following an individual’s termination of service on the Safeguard Board. See “Corporate Governance and Board Matters — Board Compensation.”

(3)	As reflected in Schedule 13G filed with the Securities and Exchange Commission, Dimensional Fund Advisors LP (“Dimensional”) is a registered investment advisor which furnishes investment advice to four investment companies and serves as investment manager to certain other commingled group trusts and separate accounts (the “Funds”). In its role, Dimensional possesses investment and/or voting power over the securities held by the Funds and may be deemed to have beneficial ownership of such shares. Dimensional disclaims beneficial ownership of such shares.

(4)	As reflected in Schedule 13G filed with the Securities and Exchange Commission, these securities are owned by various individual and institutional investors for which T. Rowe Price Associates, Inc. (“Price Associates”) serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(5)	Mr. Land voluntarily resigned as a Safeguard employee in May 2008.

(6)	Excludes Mr. Land, who resigned in May 2008.
As of June 30, 2009, the current executive officers and directors of Safeguard owned less than 1% of the shares of common stock outstanding of Clarient, Inc., a publicly traded partner company of Safeguard. The executive officers and directors of Safeguard did not own shares of any other Safeguard subsidiary.

COMPENSATION DISCUSSION AND ANALYSIS
Overview
The Compensation Committee (for purposes of this analysis, the “Committee”) is responsible for establishing our company-wide compensation philosophy; for determining the compensation provided to the individuals who serve as our Chief Executive Officer, Chief Financial Officer and the other individuals included in the Summary Compensation Table (collectively referred to as the “named executive officers”); and for approving the compensation for our other executives, based on recommendations of our named executive officers. As of the date hereof, for purposes of this analysis our executive group is comprised of a total of 11 persons, including the named executive officers as well as six other company employees who each hold the title of vice president. The Committee reviews our compensation philosophy each year to ensure that its principles and objectives are aligned to our overall business strategy and aligned with the interests of our shareholders in increasing the value of our common stock over the long term. We seek to apply a consistent philosophy across our executive rank, not just among our named executive officers.
Compensation Philosophy and Objectives
Our overall goals in compensating our executives are to:
•	Attract, retain and motivate executives who are particularly qualified, as a result of their prior professional experience, to shape Safeguard’s business model and pursue our business plan, and whose experience and skills can be leveraged across our partner companies to facilitate the partner companies’ growth and success;
•	Promote and reward the achievement of short-term and long-term corporate and individual objectives that our Board and management believe will lead to long-term growth in shareholder value; and
•	Encourage meaningful equity ownership and the alignment of executive and shareholder interests as an incentive to increase shareholder value.
The executive compensation program the Committee has created is intended to: provide an appropriate mix of fixed and variable, at-risk cash compensation; balance rewards for short-term performance with our ultimate goal of producing long-term shareholder value; link variable compensation as directly as possible to value creation; and facilitate executive recruitment and retention. There is no pre-established target for the allocation between either cash or non-cash; short-term or long-term compensation; and/or fixed or variable items of compensation. Rather, the Committee reviews information provided by its consultant (as well as information which may be provided by management) to determine the appropriate level, both on an absolute and a relative basis, and mix of each of these components.
During 2008, we used the following principal elements of compensation to meet our overall goals:

Base Pay	à	Fixed compensation, based on competitive market practice and existing salary levels, that rewards an executive’s core competencies relative to his skills, experience, responsibility and anticipated contributions to us and our partner companies;

Annual Cash Incentives	à	Variable, at-risk, performance-based incentive compensation, based on competitive market practice and existing incentive compensation levels, that rewards an executive’s contributions towards the achievement of short-term corporate objectives and achievement of individual performance objectives;

Long-Term Incentives	à	Equity awards that encourage executive ownership of our stock and promote continued employment with us during the long-term vesting period, thereby aligning our executives’ interests with those of our shareholders regarding increases in shareholder value through improvement in our stock price over the long-term;

Health and Welfare Benefits	à	Benefits that are part of our broad-based employee benefit programs, including medical, dental, life insurance, and disability plans, our 401(k) plan and our nonqualified deferred compensation plan (contributions to which have been discontinued for 2009 and beyond);

Perquisites	à	Limited additional benefits that are available to certain of our executives; and

Severance and Change-in-Control Arrangements	à	Severance benefits that are payable in the event a termination of employment occurs without cause or for good reason. These committed benefits are intended to help us retain our named executive officers and certain of our other executives, providing us with continuity of executive management in the event of an actual or threatened change in control.
Role of Named Executive Officers in Compensation Decisions
The Committee makes or has final approval authority regarding all compensation decisions with respect to our executives. Within the parameters approved by the Committee each year, our named executive officers are responsible for evaluating and setting compensation with respect to our other employees.
Our Chief Executive Officer, Chief Financial Officer and General Counsel, each a named executive officer, with the assistance of other company employees, provide support to the Committee by preparing materials to assist the Committee in making its compensation decisions; conferring with the Committee and its consultant on the selection of peer companies and industries used for comparison purposes; providing suggestions to the Committee in the area of executive compensation, including suggestions in the context of terms of employment agreements, performance measures and targets under our management incentive plan, and equity awards; suggesting or recommending alternative approaches to certain elements of our executive compensation philosophy; and, ultimately, implementing the Committee’s compensation decisions. Management also provides the Committee with comprehensive tally sheets on an annual basis to facilitate the Committee’s review of the total compensation of our named executive officers. The tally sheets include both historical data and estimated forward looking amounts for the current calendar year. The tally sheets summarize: cash compensation (salary, actual/target cash incentive awards and perquisites); the dollar value of benefits provided; potential severance amounts payable under various scenarios; and outstanding equity awards held by each executive.
In determining the compensation of our Chief Executive Officer, the Committee considers the results of the performance assessment conducted each year by our Nominating & Corporate Governance Committee, which includes our Chief Executive Officer’s self-assessment of achievement of his individual prior year objectives and the assessment of his performance by each Board member. The Committee also discusses its compensation views with our Chief Executive Officer directly. Our Chief Executive Officer is not present when the Committee makes its determinations concerning his compensation.
Our Chief Executive Officer annually assesses each other named executive officer’s performance and makes a recommendation to the Committee concerning achievement of individual objectives. Our other named executive officers annually assess the other executives who report to them and make recommendations to our Chief Executive Officer concerning the achievement of individual objectives by such executives. Our Chief Executive Officer makes recommendations to the Committee concerning salary adjustments and equity grants to the named executive officers and, based on the recommendations of our other named executive officers, our other executives. In determining the compensation of our executives, the Committee considers our Chief Executive Officer’s assessment and recommendations. However, other than for compensation that has been established contractually or under quantitative formulas established by the Committee each year under our management incentive plan, the Committee exercises its own discretion in determining whether to accept or modify our Chief Executive Officer’s recommendations. These individuals are not present when the Committee and our Chief Executive Officer review their performance or when the Committee makes its determinations concerning their compensation.

From time to time during the year, our Chief Executive Officer may recommend to the Committee one-time cash bonuses or stock option or other equity grants to certain executives or other employees relating to instances of superior performance. The Committee acts on such recommendations on a case-by-case basis.
Role of Consultant
Semler Brossy Consulting Group, LLC assisted the Committee in its deliberations regarding executive and director compensation matters during 2008. Specifically, Semler Brossy provided information relating to competitiveness of pay levels, compensation design, specific equity grant matters, market trends and technical considerations, concerning both named executive officers and directors. Semler Brossy also assisted the Committee with the reporting of executive compensation matters relating to 2008 under applicable SEC disclosure rules. These services, which were provided in support of decision-making by the Committee, are the only services that Semler Brossy performed for Safeguard. Semler Brossy reported to and acted at the direction of, and attended selected meetings as requested by, the Chairperson of the Committee.
The Committee, which has the sole authority to hire and terminate its consultant, evaluates the performance of its consultant annually. The Committee had initially retained Mercer LLC as its consultant during the second half of 2007 to assist the Committee in its evaluation of executive and director compensation for 2008. After the individual consultant from Mercer who was working with the Committee left Mercer to join Semler Brossy, the Committee decided to retain Semler Brossy so as to be able to continue working with the individual consultant.
Setting Executive Compensation
The Committee believes that a significant portion of each executive’s total compensation should be variable or “at-risk.” It is the view of the Committee that the greater the ability of an executive (based on his role and responsibilities at the Company) to impact the Company’s achievement of its short- and long-term objectives, the greater the percentage of such executive’s overall compensation which should be “at-risk.” The Committee principally utilizes variable/at-risk cash and equity compensation (under a programmatic plan) to accomplish its objectives in this regard. As described below under “2008 Compensation Program — Cash Incentives,” the Committee provides at-risk target bonus levels under the Company’s MIP (as defined below) to the Company’s executives. Payments against such targets are determined by the Committee based on both corporate achievement as well as personal achievement. Payments may be made in cash and/or equity, in the Committee’s discretion. Neither the actual awards to be made under the MIP or otherwise nor the minimum long-term value of any equity grants made is guaranteed.
As described above, management provides the Committee with comprehensive tally sheets on an annual basis to facilitate the Committee’s review of the total compensation of our named executive officers. The Committee has found these tally sheets to be useful in its evaluation of the total compensation program for our named executive officers. From time to time, the Committee requests supplemental information be included in such tally sheets as its discussions require.

Specifically with regard to our named executive officers, the Committee from time to time, and at least annually, has reviewed a comparison of each element of total compensation against a group of specific companies and industries against which we believe we compete for talent and for shareholder investment, including the venture capital and private equity industries, as well as by reference to industry-specific compensation surveys. The analysis provided by Mercer in December 2007 for purposes of the Committee’s consideration of 2008 cash and total compensation levels measured our compensation against data from the following sources:

Proxy Peer Group Data	à	Business development companies, registered investment companies and holding companies that are representative of the unique nature of our business model for a publicly owned company. Included in this group were: Allied Capital Corporation; American Capital Strategies, Ltd.; Ares Capital Corp.; Blackrock Kelso Capital; Capital Southwest Corporation; Harris & Harris Group, Inc.; Hercules Technology Growth Capital, Inc.; Internet Capital Group, Inc.; MCG Capital Corporation; MVC Capital, Inc.; NGP Capital Resources; Patriot Capital Funding; Prospect Capital; and Technology Investment Capital Corp.

Corporate Venturing and Venture Capital Survey Data	à	Surveys used included the following: 2007 Mercer AERD Survey 2007/2008 Watson Wyatt Report on Top Management Compensation 2007 The Private Equity Analyst — Holt Compensation Study
The Committee annually evaluates the companies and surveys used for comparison purposes to be certain that the comparables reviewed by the Committee remain appropriate. In connection with its 2008 compensation review, the Committee determined that reviewing compensation from multiple perspectives was still appropriate given Safeguard’s unique business model. The Committee felt that the analysis could be improved by refining the comparables utilized. In particular, the Committee eliminated the comparisons to operating companies that were representative of peers to certain of Safeguard’s partner companies and limited the industry classifications and asset size parameters of companies used as proxy comparables.
Prior to 2006, we historically targeted base pay levels generally at or near the 50th percentile of base salaries for executives having comparable duties and responsibilities to our named executive officers. Total compensation, including both annual cash incentives and long-term incentives, was targeted historically to fall at or near the 75th percentile of total compensation for executives having substantially comparable duties and responsibilities to our named executive officers, assuming achievement of Safeguard’s corporate, and officers’ individual, objectives. However, recognizing that our business strategy, industry focus and diverse array of partner companies make comparisons to other companies difficult, and based on the inherent challenge in matching companies, job positions and skill sets, the Committee has viewed some of these comparisons as more appropriate for some positions than for others and has looked to this data for general guidance rather than rigid adherence to specific percentages. The Committee continues to review compensation in comparison to the historically targeted 50th and 75th percentiles for base pay and total compensation, respectively, but has determined that the overall objectives of our compensation philosophy would be better achieved through flexibility in determining pay levels to address differences in duties and responsibilities, individual experience, skill levels and achievements, and any retention concerns.
2008 Compensation Program
Base Pay. Base pay is established initially on the basis of several factors, including market competitiveness; past practice; individual performance and experience; the level of responsibility assumed; the level of skills and experience that can be leveraged across our partner companies to facilitate their growth and success; and individual employment negotiations with newly hired executives. Each of our named executive officers has an employment agreement with us which sets a minimum base salary. The Committee acknowledges, in particular, that as named executive officers leave Safeguard and new officers are hired, candidates for hire typically will review publicly available information regarding our existing compensation levels and will condition their interest in working for Safeguard upon receiving compensation comparable to that of the officer they are replacing and of other executives of Safeguard. This situation would impact the Committee’s ability to measurably reduce overall compensation levels for any new senior executives, if any such reductions were deemed appropriate by the Committee.

Base salaries typically are reviewed annually (at the end of one year and the beginning of the upcoming calendar year) by the Committee, as well as in connection with a promotion or other changes in job responsibilities. As noted above, Safeguard competes for executive talent with venture capital and private equity firms. In considering whether to adjust base salary levels of any of our executives for 2008, the Committee took into account:
•	The proxy peer group and survey data provided by Mercer;
•	The Committee’s assessment of the Company’s overall performance during 2007 and the individual performance of each of our named executive officers; and
•	United States economic conditions, in general.
Based on the Committee’s review of the foregoing, the Committee determined that base salary levels for our then named executive officers satisfied the Committee’s stated objectives for the role of fixed cash compensation within our overall compensation philosophy and made no changes to such base salary levels for 2008, despite the fact that the Committee approved an aggregate 4% budgetary increase in salary levels for all other of the Company employees, including other executives.
In May 2008, John Loftus, who was at the time the Company’s Executive Vice President — Technology, resigned. Following Mr. Loftus’ departure, Kevin Kemmerer, the Company’s Senior Vice President — Technology, assumed Mr. Loftus’ responsibilities and become a named executive officer of the Company. Mr. Kemmerer was subsequently promoted to Executive Vice President and Managing Director, Technology. In connection with his change in responsibilities and promotion, the Committee, based upon our CEO’s recommendation and upon the Committee’s review of the information provided by the Committee’s consultant, raised Mr. Kemmerer’s annual base salary rate to $325,000 from $275,000 during 2008 and to $357,500 effective January 1, 2009.
During 2008, the Committee also approved the employment agreement which established the compensation terms for the Company’s current Chief Financial Officer, Stephen Zarrilli, who joined the Company following the departure of Raymond J. Land. Mr Zarrilli joined us as Senior Vice President and Chief Financial Officer in June 2008 at an initial base salary of $340,000. Mr. Zarrilli’s base salary was determined based on the Committee’s review of Mr. Zarrilli’s experience and capabilities and with reference to the salary that was paid to his predecessor as our Chief Financial Officer, adjusted to reflect the elimination of certain executive perquisites that Mr. Land had been receiving.
During late 2008, the Committee undertook its annual review of executive compensation. Based upon the recommendation of the named executive officers, and on the Committee’s review of information provided by Semler Brossy, as well as the Company’s financial performance and the general status of the United States economy, the Committee determined that base salary levels for our current named executive officers satisfied the Committee’s stated objectives for the role of fixed cash compensation within our overall compensation philosophy and made no changes to such base salary levels for 2009. Based upon the recommendation of our CEO, the Committee did grant nominal base salary increases to certain of our other executives in recognition of their professional growth and accomplishments and additional responsibilities assumed by them.
Cash Incentives.
Incentive Opportunity. In April 2008, the Committee adopted the Company’s Management Incentive Plan (the “MIP”) and the particular corporate and personal objectives and target award levels for 2008 to provide a variable incentive to each of our executives and other employees based on 2008 performance. The 2008 MIP program, which emphasized teamwork among members of management to achieve key business objectives under our 2008 strategic plan, was based on the following mix of corporate and individual objectives for our executives:
•	80% on the achievement of corporate objectives; and
•	20% on the achievement of individual objectives.
Our remaining employees also participated in our 2008 MIP, with professional staff incentives being based on the same mix of corporate and individual objectives as our executives and administrative employee incentives being based 50% on corporate objectives and 50% on individual objectives.

We believe that short-term compensation (such as base salary and annual cash incentive awards) should not be based on the short-term performance of our stock, whether favorable or unfavorable, but rather on our executives’ management of the Company towards achieving our goal of long-term growth in shareholder value. We also believe that under our MIP, all of our executives should earn their incentive payments based on the same relative weighting of corporate and individual objectives. The price of our stock should, in the long term, reflect our performance, and the performance of our stock will directly affect the value of stock options and other equity incentive awards provided to our executives as part of our compensation program.
Performance Measures. To align the 2008 MIP with our 2008 business strategy, the Committee established the following corporate objectives and weightings (representing 80% (or up to 80 points) of the total 2008 MIP target award):

Weighting	Corporate Objectives
20%
Achievement of specified levels of deployment of capital in new partner companies; and/or funding to support growth through acquisitions or other strategic opportunities (but excluding working capital funding) for existing partner companies, with achievement being measured based on the Committee’s view of the value of results achieved relative to the amount of capital deployed and the number of transactions completed;

10%
Achievement of capital generation through exit transactions and/or progress towards such exit transactions, with achievement being determined in the Committee’s discretion based on its estimation of value created;

30%
Achievement of explicit milestones or specified levels of revenues or profitability for the 14 partner companies in which we held an interest as of the adoption of the 2008 MIP (assuming the consummation of certain then-pending exit transactions), with each measure selected to reflect the respective partner company’s stage of growth and with greater emphasis being placed on those companies in which we exercise a greater level of influence and control based on our ownership interest, board representation, etc. and with the Committee retaining the ability, in its discretion, to assign value to milestones achieved, etc.; and

40%	Overall corporate performance of Safeguard, based on the Committee’s subjective evaluation.
The Committee established these objectives by taking into consideration the sales of certain Company partner companies which were pending as of the adoption of the 2008 MIP; the stage of development of each of the Company’s remaining partner companies; the anticipated relative levels of focus to be applied by management against the various aspects of the Company’s business model during the 2008 fiscal year; and the anticipated level of difficulty in achieving our 2008 business plan. The Committee also wished to increase (relative to prior years) the level of discretion which it reserved to itself in reaching final determinations of achievement levels reached. At least in part, this desire arose from the Committee’s realization that, as circumstances change throughout a given fiscal year, specific formulas or guidelines for measuring achievement set in the beginning of a year, if strictly applied, may well prove to result in compensation grants that do not match actual shareholder value creation. The award criteria were designed to provide management with a meaningful guideline for meeting the Committee’s criteria for a target award but not guarantee achievement or make achievement somewhat inevitable. This approach is also intended to provide the possibility of exceeding target awards and some economic recognition, albeit reduced, for near achievement of the target.
In connection with the finalization of the 2008 MIP, each executive also prepared written individual objectives. Our Chief Executive Officer’s individual objectives were reviewed and approved by the Committee. Each other named executive officer’s individual objectives were reviewed and approved by our Chief Executive Officer, and each other executive’s individual objectives were reviewed and approved by one of our named executive officers. The individual objectives varied depending upon each participant’s roles and responsibilities.

Consistent with their respective employment agreements and the Company’s overall compensation philosophy, the Committee set the following variable target awards for 2008 for our then eligible named executive officers:

Target Variable
Name (1)	Incentive (2)
Peter J. Boni	$650,000
James A. Datin	$390,000
John A. Loftus (3)	$390,000
Brian J. Sisko	$250,000
Raymond J. Land (3)	$195,000

(1)	Mr. Kemmerer was not a named executive officer at the beginning of 2008. Mr. Kemmerer’s target variable incentive for 2008 was set at $309,583, after adjusting for Mr. Kemmerer’s promotion in September 2008 and the related increases in his compensation, both variable and fixed.

(2)	Payments under the 2008 MIP were payable in cash and/or equity.

(3)	Neither Mr. Loftus nor Mr. Land were employees of the Company as of year-end 2008 and, therefore, were not eligible for any payment under the 2008 MIP.
Under the terms of his employment agreement with us, entered into during the 2008 calendar year, Mr. Zarrilli was initially eligible for a target MIP bonus of $195,000, beginning in 2009. In lieu of any actual participation in our 2008 MIP, Mr. Zarrilli received, upon commencement of employment, a payment equal to 100% of the pro rata portion of his variable cash target bonus ($113,750) based upon hire date and his initial target bonus. Mr. Zarrilli’s target MIP award for 2009 was raised in December 2008 by the Committee to $250,000, based on the recommendation of our Chief Executive Officer and the Committee’s review of information provided by its consultant and Mr. Zarrilli’s variable, at-risk compensation relative to other named executive officers.
There were no mandatory minimum awards payable under the 2008 MIP. The actual incentive awards paid to participants were determined based upon the level of achievement of the quantitative and qualitative corporate and individual performance objectives and were measured in the aggregate on a sliding scale basis (e.g., for executives and professional staff, achievement of objectives totaling 50 points would result in payment of 50% of the target award, achievement of objectives totaling 100 points would result in payment of 100% of the target award and achievement of objectives totaling 150 points would result in payment of 150% of the target award). Payments under the 2008 MIP were limited to 150% of each individual’s target award.

Payouts. Under the terms of our 2008 MIP, the Committee had the ability to make payments to participants in cash and/or equity. There was no requirement that any particular portion of any payments made be made in any particular form. In early 2009, the Committee reviewed our performance against the quantitative and qualitative corporate objectives set forth above and preliminarily determined the following payout levels, subject to completion of the audits of our 2008 financial statements and internal controls over financial reporting, which completion occurred on March 19, 2009.

	Target	Payout
	Incentive	Level
Corporate Objectives	(in points)	(in points)	Factors Affecting Determination
Capital Deployment	16	6	Deployment of $15.8 million of newly committed capital in four transactions — all relating to acquisitions of new partner company interests (Swaptree, Molecular Biometrics, Tengion and Garnett Biotherapeutics); no credit was given for follow-on funding to existing partner companies. The Committee also took into consideration the conscious effort of management to temper the levels of cash deployment as the fiscal year progressed and as available cash was utilized to repurchase a portion of the Company’s debt.

Monetization	8	6	Accomplishment of the bundled sale of interests in five of our legacy partner companies in a difficult secondary market transaction in a challenging economic environment, albeit at a price less than originally anticipated.

Partner Company Performance	24	12	Achievement by approximately 64 percent of our partner companies of explicit milestones or minimum specified levels of revenue or profitability. Particular note was made of significant positive developments at two of our largest partner companies, but also acknowledged was the slower than targeted development of certain other partner companies.

Overall Corporate Performance	32	16	Overall corporate performance, including execution of our business strategy; exploration of alternate sources of funding/capital structures; restructuring of the Company’s commercial debt; opportunistic repurchase of outstanding convertible debt of the Company; deal sourcing and pipeline development; organizational staffing and development; facilitating partner company milestone achievements; building value in our partner companies through strategy, management and performance; and management of core corporate functions, including performance of our investor relations and marketing programs, financial reporting and other compliance responsibilities, and management of our corporate operating budget. A dominant factor in the Committee’s analysis was the poor performance of the Company’s stock price throughout the year. The Committee specifically noted the following significant 2008 achievements in its review:

			• Operational cost savings achieved;

			• Progress towards commercial debt restructure (accomplished in early 2009);

			• The restructuring of the Company’s D&O coverage at a significant cost savings; and

			• The market repurchase of $43 million of debt at a significant discount to market.

Total Points	80	40	(which equates to 50% achievement of corporate objectives)
At the end of the year, each executive also completed a self-assessment of his achievement of individual objectives (representing 20% (or up to 20 points) of the total 2008 MIP target award). The Chief Executive Officer’s self-assessment was a component of the annual performance review conducted by the Nominating & Corporate Governance Committee. The Committee reviewed with the Nominating & Corporate Governance Committee its assessment of the performance of the Chief Executive Officer, including his achievement of individual objectives, and discussed with the Chief Executive Officer his review of each other named executive officer’s achievement of each officer’s specific individual objectives.

Based on its review of the achievement of both quantitative and qualitative 2008 MIP objectives, the Committee (i) authorized the following individual awards to the Company’s named executive officers and, in the aggregate, the following award to the Company’s 10 eligible executives as a group. In making its determinations regarding whether and in what proportions the Committee would authorize payments to be made to our executives under the 2008 MIP, the Committee considered the recommendation of our named executive officers that a portion of such payments be made in the form of restricted stock of the Company. This recommendation was made by our named executive officers in light of the Company’s efforts to conserve cash resources in the current economic climate and to demonstrate management’s commitment to the Company’s efforts to increase shareholder value. The Committee determined, based also on consultations with the Committee’s independent consultant and analysis of data related to target incentive payment practices being followed within the Company’s peer group and throughout the United States public marketplace, as a whole, to pay (1) 50% of 2008 MIP payments to our named executive officers, and (2) 75% of 2008 MIP payments to our other executives in cash and to pay the remainder in the form of restricted stock. The Committee determined that paying a lower percentage of the total award in cash to the named executive officers appropriately reflects their line-of-sight to the overall results and the greater percentage of total executive compensation that should be variable in nature (and linked to shareholder value).
Based on the recommendation of the named executive officers, the Committee approved the payment of 25% of 2008 MIP payments to our other executives in the form of restricted stock. It was the view of the Committee that the payment of 50% of our named executive officers’ 2008 MIP payment in the form of restricted stock versus the 25% figure utilized for our other executives appropriately reflects the greater percentage of total executive compensation that should be variable in nature (and linked to shareholder value created) for the senior-most executives at the Company. For purposes of determining the specific number of shares of restricted stock to be issued to each executive, the Committee decided that it would be appropriate to use a trailing 30-day average of the Company’s closing stock price as of February 9, 2009 ($0.664), the day of the Committee’s decision to pay a portion of the 2008 MIP payments in the form of restricted stock (the “principal shares”). In recognition of the deferral of a portion of this year’s earned award, the Committee also determined that, in addition to each principal share of restricted stock to be issued, calculated as described above, an additional .44163 shares of restricted stock would be issued. Initially, the Committee had desired to issue an additional .5 shares for each principal share, but they determined to limit the number of additional shares issued to our named executive officers to the number of shares available under the Company’s 1999 Equity Compensation Plan, as opposed to also utilizing shares available under the Company’s 2004 Equity Compensation Plan. Assuming the continued employment of the particular executive as of such dates, the restricted shares issued vest as follows: 25% on the first anniversary of grant and the remaining 75% thereafter in 24 equal monthly installments over the next two years. Vesting of such restricted stock may be accelerated in certain circumstances. The issuance of additional shares of restricted stock beyond the principal shares in the 2008 MIP payments does not establish a policy or precedent going forward. The Committee will view each year independently.

The cash amounts pertaining to our named executive officers are also presented in the Summary Compensation Table under “Non-Equity Incentive Plan Compensation.” The cash portions of such amounts were paid following the completion of the audit of our financial statements. The restricted shares were issued in 2009 and will be reported in next year’s proxy statement.

		Total Variable
	Payout	Incentive	Total Cash	Restricted
Name	Level (1)	Payment	Amount (2)	Shares (3)
Peter J. Boni	56	$364,000	$182,000	395,144
James A. Datin	58	$226,200	$113,100	245,554
Kevin L. Kemmerer	56	$173,366	$86,683	188,200
Brian J. Sisko	60	$150,000	$75,000	162,834
Eligible executives, as a group (10 persons)(4)	58	$1,263,647	$719,343	1,181,751

(1)	In percentage terms versus targeted incentive amount.

(2)	50% of total payment for named executive officers; 75% of total payment for other executives.

(3)	Issued in lieu of cash for remaining portion of total payment. Includes principal shares as well as additional shares issued as described above.

(4)	Mr. Zarrilli is one of our named executive officers and our executive group, but he was not eligible for our 2008 MIP based on the terms of his employment agreement with the Company.
By way of comparison, after taking into consideration the achievement of both corporate and individual objectives, payments to our then named executive officers were made at approximately 70% of target under our 2007 MIP; a range of 102% to 114% of target under our 2006 MIP; and a range of 88.5% to 130% of target under our 2005 MIP.
The Committee has not made any determination as to the ways in which payments under our 2009 MIP will be made. The Committee is aware that, under our presently existing shareholder-approved equity compensation plans, there is little, if any, availability of shares available for issuance to our named executive officers. The Committee is currently reviewing various alternatives with respect to the availability of shares. But, unless our shareholders approve an addition to our current equity compensation plans, it is extremely unlikely that the Committee will be able to utilize restricted stock as part of any 2009 MIP payments.
Long-Term Incentives. The principal approach utilized by the Committee to meet the need for a long-term incentive component to the Company’s executive compensation program has been the granting of significant amounts of equity to our named executive officers, primarily in the form of stock options. Our equity compensation plans also allow for the grant of restricted stock awards and such other equity-based awards as the Committee may determine to be appropriate from time to time. As described above under “2008 Compensation Program — Cash Incentives Payouts,” the Committee chose to pay a significant portion of 2008 MIP awards in the form of restricted stock with a three-year vesting schedule.
As noted above, we compete for executive talent with venture capital and private equity firms, and we review comparative information regarding venture capital and private equity industry compensation practices. In such industries, executives (referred to as “managing partners”) typically have compensation programs heavily weighted towards long-term incentive, structured as a share of the fund’s profits, payable in cash (referred to as “carry”). We currently do not provide our executives with a cash compensation program tied directly to gains from our sales of our partner company holdings. Instead, we have to date utilized our equity compensation plans as an alternative to approximate the economic benefit that would be provided by a carry. The initial equity awards made to our named executive officers were based on our assessment of the carry which would typically be provided to our executives in positions of comparable responsibility at private equity and/or venture capital firms at that time. For example, based upon information available to the Committee through its consultant, as well as directly through the professional experience of Committee members, a managing partner of a venture capital or private equity firm would typically expect a carry ranging from about 1% to 5% of profits realized on portfolio transactions. To provide a different, but somewhat comparable, long-term economic benefit to our named executive officers, we granted stock options to our named executive officers, with each officer’s aggregate stock option grants ranging from about 1% to 5% of our outstanding shares of common stock, dependent upon the individual’s position and responsibilities. The ultimate potential value of the grants is intended to be competitive with those held by comparable executives in the comparison data reviewed by the Committee (as adjusted for the senior executive’s experience).

The Committee’s deliberations with regard to long-term incentives during 2008 were made increasingly challenging by a variety of factors — the current economic environment impacted the opportunity to realize the value of long-term incentives, and the retentive value of long-term incentive grants made to the named executives upon hire declined precipitously through the course of the year. In an effort to better approximate a “carry” approach, the Committee considered a variety of alternatives for long-term incentives, including cash, restricted stock, and stock options, with all of these approaches tied to gains derived by the Company from sales of our partner company interests. The Committee decided to continue the use of options as the principal component of its long-term incentive program, but changed the performance criteria for new grants from the “market-based” approach (described below) which has been utilized since 2005, to the “capital-return” approach (described below). The Committee believes this vehicle best ties the reward to the factors critical to the creation of shareholder value.
Our stock options are granted with an exercise price equal to the average of the high and low trading prices of our common stock on the date of grant. Therefore, the options will have value only if the market price increases after that date and, in the case of options that vest upon achievement of specified performance milestones, only if the specified performance milestones are achieved. We refer to options that vest upon achievement of specified performance milestones as “performance-based” options. At present, we have issued and outstanding two types of performance-based options: “market-based vesting” options and “capital-return” options (initiated in 2008). Both of these types of performance-based options are described in detail below.
In general, for executive personnel, the Committee has established the following model for allocating option grants (both initial and any annual grants) between options which are subject to simple time-based vesting and performance-based options:
•	25% of the total underlying shares are subject to time-based vesting; of such amount, 25% vests on the first anniversary date of the grant date and the remaining 75% vests in 36 equal monthly installments on the same date of each month thereafter; and
•	75% of the total underlying shares are subject to performance-based vesting.
The Committee believes that allocating option grants in such a fashion aligns the long-term interests of Safeguard management and our shareholders. The Committee may infrequently grant options allocated in a different manner, in special circumstances. All option grants to our named executive officers in 2008 were allocated in the above manner.
Based in general on the circumstances created by the general market collapse in the Fall of 2008 and, in particular, the poor performance of the Company’s stock price, during 2008, the Committee also solicited advice from its consultant as well as from the Company’s legal advisors regarding the possibility of undertaking a stock option exchange initiative. Despite the fact that the large majority of the Company’s outstanding stock options have exercise prices which are significantly above the Company’s current public share price, the Committee did not deem it appropriate or advisable to undertake any exchange at this time. The Committee continues to assess the impact on executive and non-executive retention and incentive which the circumstances at present create.
Market-based Options. Our market-based vesting options vest as the Company’s per share price on the NYSE achieves certain specified levels in excess of the exercise price of such options. The Committee began utilizing these market-based vesting options during 2005 and continued to utilize them through the second quarter of 2008. Our executives will not benefit from such option grants unless our stock price achieves and sustains a targeted stock price (based on the average closing price of a share of our common stock as reported on the NYSE composite tape for 20 consecutive trading days).

The following table shows the per share stock price levels at which portions of the shares underlying the market-based vesting options granted in 2005 and 2006 to Messrs. Boni, Datin and Kemmerer will vest:

Percentage of Shares Underlying Options That Vest	Per Share Stock Price
First 10%	$2.0359
Next 20%	$3.1548
Next 30%	$4.6466
Final 40%	$6.5114
During 2008, market-based vesting options were issued to Mr. Kemmerer in connection with his undertaking increased responsibilities following Mr. Loftus’ departure. Also, upon joining Safeguard in June 2008, Mr. Zarrilli received stock options to purchase 1,500,000 shares. Mr. Zarrilli’s option grants met the employment inducement award exemption provided under Section 303A.08 of the NYSE Listed Company Manual. Of the stock options awarded to Messrs. Kemmerer and Zarrilli, 25% of the stock options were subject to time-based vesting and 75% of the stock options were subject to the market-based vesting model. The market-based options issued to Mr. Sisko in 2007 and to Messrs. Kemmerer and Zarrilli during 2008 will vest as follows:

Percentage of Shares Underlying Options That Vest	Per Share Stock Price
First 20%	$3.1548
Next 30%	$4.6466
Next 40%	$6.5114
Final 10%	$7.2246
Market-based options also may vest on a pro rata basis if the per share stock price is between the designated stock price levels set forth in the above tables for 20 consecutive trading days. We measure for these pro rata vestings every six months. For example, based on the stock price levels in the first table above, if the first 10% of the options have already vested and within the next six-month window, the highest average closing price of a share of our common stock as reported on the NYSE composite tape over 20 consecutive trading days equals $2.5954, an additional 10% of the shares underlying the options will vest.
Capital-Return Options. During the third quarter of 2008, based upon discussions with the Committee’s consultant and in an attempt to 1) formally incorporate the granting of equity as part of the annual total compensation package; 2) better approximate the “carry” concept described above; and 3) better link compensation to two principal elements of the Company’s business plan for producing enhanced shareholder value, increasing the value of our partner company interests and consummating exit transactions to realize such value, the Committee formulated the following capital-return option model. The principle behind the capital-return model is to vest options as partner company exit transactions produce aggregate cash returns to the Company in excess of certain predetermined levels. In order to create a starting point for the use of this vesting approach, the Committee formed a group consisting of all of the Company’s partner companies existing as of September 30, 2008, other than Clarient (The “Initial Group”) and tied the vesting of the performance-based options issued on such date to predetermined levels of net cash proceeds returned to the Company based on exit transactions involving the Initial Group. Vesting of these options will be calculated annually as of the anniversary date of the grant. Vesting will only begin to occur after a hurdle amount of proceeds are produced and all options will become vested upon achievement of a predetermined target amount of proceeds. After such hurdle amount is reached, the options will vest on a linear basis relative to additional proceeds produced beyond the hurdle amount and the target amount until such time as 100% of the options are vested when the target amount of proceeds is reached. Adjustments to the hurdle amount and the target amount will be made if and when the Company deploys additional capital into any of the Initial Group. It is contemplated that, on an annual basis going forward, on or about the anniversary date of the formation of the Initial Group, the Committee will create an additional grouping of partner companies defined as companies into which the Company first deployed capital during the preceding 12 months. The vesting of any stock option issuances to be made at that time (or within the next 12 months) in the normal course of the Committee’s management of executive compensation equity matters would be tied to net proceeds produced from exit transactions involving such group of partner companies.
The Committee annually reviews the equity awards held by our executives and other employees and also may consider awards periodically during a year in an effort to retain and motivate employees and to ensure continuing alignment of executive and shareholder interests. Information regarding the stock option grants made to our named executive officers during 2008 can be found below under “Executive Compensation — Grants of Plan-Based Awards — 2008.”

Subject to availability under our shareholder approved equity compensation plans, we expect to continue to use stock options and other equity awards as part of our executive compensation program, including performance-based options.
Stock Option/Equity Granting Process. The Committee is responsible for equity grants under our equity compensation plans. The Committee approves and grants all equity awards to our executives, employees and advisory board members, with the exception of those grants for which the Committee has delegated authority to the Chief Executive Officer which are described below. Equity grants to directors are generally approved by the Board; however, in those cases where the Board has approved the size and form of recurring annual service grants, the Committee may authorize grants without further Board approval.
Grants may be made at regularly scheduled meetings or at special meetings convened to approve compensation arrangements for newly hired executive officers or for executive officers who have been promoted or are otherwise subject to changes in responsibilities. During 2007, the Committee determined that, as a matter of best practice, recurring grants to directors and advisory board members would be made on the date of Safeguard’s annual meeting of shareholders. During 2008, the Committee further determined that it would also begin utilizing the end of the Company’s fiscal third quarter each year as an acceptable and administratively convenient time to make annual determinations regarding executive equity compensation matters. It is presently contemplated that, at that time in each calendar year going forward, and in connection with the process described above regarding the Company’s capital-return option model, the Committee may issue additional options (or other forms of incentive equity) to some or all of the Company’s executives. This annual process was established in 2008 in recognition of the fact that the core of the Company’s senior management team was established beginning in 2005 and that, based on the term of the Company’s option grants, it would be appropriate to begin an annual option review and potential programmatic supplemental grant designed to deliver an annual long-term incentive value relative to each executive’s roles and responsibilities. The Committee believes that granting equity on an annual basis will 1) provide greater alignment between the performance achieved and the value realized; 2) reinforce equity value as an important component of each executive’s annual total compensation; and 3) recognize the executives’ ongoing role in achieving results rather than the point in time that they joined the Company.
The Committee has delegated to our Chief Executive Officer the authority to make equity grants between regularly scheduled Committee meetings (primarily to new hires and new advisory board members), provided that the aggregate number of shares granted may not exceed 300,000 shares, the maximum number of shares allocated to any one employee may not exceed 125,000 shares and the aggregate number of shares allocated to any one advisory board member may not exceed 5,000 shares. A report is made to the Committee at each of its regularly scheduled meetings regarding any grants that our Chief Executive Officer has approved since the date of the last report, following which the aggregate number of shares available is reset to 300,000 shares. The Chief Executive Officer is not authorized to make equity grants to executives or directors without prior Committee approval of the specific grant contemplated.
It recently has become our practice to make all employee grants of options, subject to limited exceptions for new hires, on fixed quarterly grant dates. Grants to newly retained consultants or advisors may be made on the later of the date the award is approved or the date of commencement of services. The exercise price for all stock options granted under our equity compensation plans is the average of the high and low trading prices of our common stock as reported on the NYSE composite tape on the date of grant, which we believe reflects common practice.
Nonqualified Deferred Compensation. Our executives may defer compensation under our qualified 401(k) plan (subject to the limits imposed by the Internal Revenue Code) but generally, due to the structure of our 401(k) plan, the most highly compensated of our executives (including our named executive officers) were not eligible to receive matching company contributions under that plan for calendar years through 2008. In lieu of such a matching 401(k) contribution, such executives were eligible to participate in our nonqualified deferred compensation plan, which is an unfunded plan that does not allow deferral of compensation but does allow participants to obtain credits, in the form of Safeguard contributions allocated to accounts for the benefit of participants. We offered this nonqualified deferred compensation plan to those executives excluded from matching contributions in light of their ineligibility to obtain a Company matching contribution under our qualified 401(k) plan. During 2008, the Committee approved a change to our 401(k) plan which will allow matching contributions for all of our employees for calendar years beginning with 2009. Therefore, no further contributions are expected to be made under our non-qualified deferred compensation plan for calendar years beyond 2008. Amounts accrued for prior periods will continue to be credited to prior participants in accordance with the terms of the plan. Additional information regarding participation in this plan by named executive officers can be found below under “Executive Compensation—Nonqualified Deferred Compensation — 2008.”

Perquisites (fringe benefits). Contractually, certain of our executives are entitled to a few benefits that are not otherwise available to our employees generally. We do not provide a defined benefit pension arrangement, post-retirement health coverage or similar benefits for any of our executives. During 2008, we provided universal life insurance coverage ranging from $750,000 to $1,000,000 to each of our named executive officers. In addition, the following additional perquisites were provided to all of our named executive officers in fiscal 2008, other than to Mr. Zarrilli:
•	$10,000 annual car allowance;
•	$8,000 non-accountable annual expense allowance; and
•	Up to $5,000 reimbursement annually for medical, vision or dental expenses not covered under our other benefit plans.
The Committee believes that these perquisites, which represent a relatively modest portion of each named executive officer’s compensation, are not out of the ordinary for executives of the caliber that we needed to be able to attract to Safeguard. These perquisites are taken into consideration by the Committee in determining total compensation payable to the named executive officers. It is the Committee’s stated intention to begin to treat certain of such perquisites as fully discretionary in the case of any new hires to our senior executive ranks.
Severance and Change-in-Control Arrangements
Each of our named executive officers has an agreement with Safeguard which provides certain benefits in the event of termination of his employment by Safeguard without “cause” or by the officer for “good reason” (as defined in the agreements). Messrs. Land and Loftus voluntarily resigned as Safeguard employees in May 2008 and, therefore, received no severance payments.
Upon the occurrence of a termination event, each executive will be entitled to those benefits outlined in his agreement with us, which may include a multiple of his then current base salary, payment of his pro rata bonus for the year of termination or a multiple of the greater of his target bonus for the year of termination or the average of his actual bonuses for up to the last three years, accelerated vesting of equity awards and extension of the post-termination exercise period within which some or all of the equity awards held by the executive may be exercised, coverage under our medical, health and life insurance plans for a designated period of time, and outplacement services or office space. See “Potential Payments upon Termination or Change in Control” elsewhere herein for a summary of the specific benefits that each executive will receive upon the occurrence of a termination event.
Unlike “single trigger” change-in-control arrangements that pay out immediately upon a change in control, most of the benefits to which our named executive officers are entitled under their agreements in the event of a “change in control” require a “double trigger,” namely a change in control coupled with a loss of employment or a substantial change in job duties. We believe a “double trigger” provides retention incentives as well as continuity of management in the event of an actual or threatened change in control. However, we note that the acceleration of the vesting of the stock options that have been granted to Mr. Boni require only a “single trigger” to be effective — that is, only a change in control. This arrangement was specifically negotiated by Mr. Boni as a condition to his agreement to join Safeguard. Since equity represents a significant portion of Mr. Boni’s total compensation, we believe that this “single trigger” can be an important retention device during change-in-control discussions.

Deductibility of Executive Compensation
The Committee considers the potential impact of Section 162(m) of the Internal Revenue Code in structuring executive compensation. Section 162(m) disallows a tax deduction for any publicly held corporation for certain executive compensation exceeding $1,000,000 per person in any taxable year unless it is “performance based” within the meaning of Section 162(m). We believe the stock options awarded under our equity compensation plans are in compliance with the provisions of Section 162(m). The portion of cash compensation paid to Mr. Boni for 2008 in excess of $1,000,000 was not “performance-based” compensation within the meaning of Section 162(m) and, therefore, was not deductible by Safeguard. We believe that providing an appropriate level of cash compensation and maintaining flexibility in determining compensation may be more important than preserving this tax deduction. Therefore, the Committee does not currently plan to take any action to qualify any of our cash incentive compensation plans under Section 162(m).
Stock Ownership Guidelines
Our Board established stock ownership guidelines, effective December 31, 2005, that are designed to closely align the long-term interests of our named executive officers with the long-term interests of our shareholders. The guidelines provide that each named executive officer should attain an equity position in our common stock equal to two times annual base salary. The ownership level should be achieved (i) within five years of December 31, 2005 for executive officers who were employed on that date or (ii) for individuals who were not employees on December 31, 2005, by the end of the fifth full calendar year following the year in which the executive officer was hired. The Nominating & Corporate Governance Committee monitors compliance as of the end of each calendar year. Shares counted toward these guidelines include:
•	Shares beneficially owned by the executive officer;
•	Vested shares of restricted stock;
•	Vested deferred stock units that have been credited to the executive officer; and
•	Shares underlying vested, in-the-money options.
Based on information they have provided to us, our named executive officers are working toward meeting the guidelines within the prescribed time frames.
Prohibition on Speculation in Safeguard Stock
Our company policy on securities trading by company personnel prohibits our named executive officers, directors and other employees from engaging in activities with regard to our stock that can be considered as speculative, including but not limited to, short selling (profiting if the market price of our securities decreases); buying or selling publicly traded options (e.g., a put option, which is an option or right to sell stock at a specific price prior to a specified date, or a call option, which is an option or right to buy stock at a specific price prior to a specified date); and hedging or any other type of derivative arrangement that has a similar economic effect. Our executive officers and directors also are prohibited from pledging, directly or indirectly, our common stock or the stock of any of our partner companies, as collateral for indebtedness.
COMPENSATION COMMITTEE REPORT
We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K and the Company’s proxy statement.
Members of the Compensation Committee:

Julie A. Dobson, Chairperson	George D. McClelland	John J. Roberts

EXECUTIVE COMPENSATION
Summary Compensation Table — Fiscal Years Ended December 31, 2008, 2007 and 2006
The table below is a summary of total compensation paid to or earned by our named executive officers for the fiscal years ended December 31, 2008, 2007 and 2006.

							Change in
							Pension Value
						Non-Equity	and
						Incentive	Nonqualified
						Plan	Deferred	All Other
				Stock	Option	Compen-	Compensation	Compen-
Name and		Salary	Bonus	Awards	Awards	sation	Earnings	sation	Total
Principal Position	Year	($)	($)(1)	($)(2)	($)(2)	($)(3)	($)(4)	($)(5)	($)
Peter J. Boni	2008	650,000	—	—	578,521	182,000	—	74,323	1,484,844
President and Chief	2007	650,000	—	—	710,745	455,000	267	116,049	1,932,061
Executive Officer	2006	600,000	—	—	1,185,249	684,000	—	248,935	2,718,184

James A. Datin	2008	390,000	—	—	354,414	113,100	—	46,961	904,475
Executive Vice President	2007	390,000	—	—	435,321	273,000	267	47,441	1,146,029
and Managing Director,	2006	375,000	—	—	713,813	382,500	—	44,989	1,516,302
Life Sciences

Kevin L. Kemmerer (6)	2008	309,337	—	—	191,722	86,683	—	45,081	632,823
Executive Vice President and Managing Director, Technology

Brian J. Sisko	2008	340,000	50,000	—	260,295	75,000	—	48,109	773,404
Senior Vice President and	2007	126,410	91,096	—	148,345	—	—	6,238	372,089
General Counsel

Stephen T. Zarrilli (7)	2008	198,333	113,750	—	123,750	—	—	14,006	449,839
Senior Vice President and	2007	327,500	—	—	44,563	—	—	—	372,063
Chief Financial Officer	2006	15,000	—	—	25,577	—	—	—	40,577

Raymond J. Land (8)	2008	135,417	—	—	(267,792)		—	21,559	(110,816)
Former Senior Vice	2007	182,292	109,375	—	292,344	—	—	32,367	616,378
President and Chief Financial Officer

(1)	For 2008, the amount reported for Mr. Zarrilli represents an amount paid to him when he returned to Safeguard as an employee in June 2008 in lieu of participation in our Management Incentive Plan (MIP) for 2008. For 2007, the amounts reported for Messrs. Sisko and Land represent amounts paid to them upon their hire in lieu of participation in our 2007 MIP.

(2)	These amounts do not represent compensation actually received. Rather, these amounts represent the aggregate expense we recognized for financial statement reporting purposes for the fiscal year ended December 31, 2008 for stock options granted during and prior to 2008, in accordance with FAS 123(R). In accordance with SEC rules, the amounts shown exclude the effect of estimated forfeitures related to service-based vesting conditions other than forfeitures that actually occurred during 2008. The stock options held by Mr. Land were forfeited, in accordance with the terms of his stock option agreements, following his termination of employment. Therefore, under FAS 123(R), the expenses previously reported with respect to the stock options that Mr. Land forfeited were reversed, and, in accordance with SEC rules, the reversal resulted in the negative amount shown in the table. The fair value of each stock option is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions for the years indicated:

	2008	2007	2006	2005	2004
Service-Based Awards:
Dividend yield	0%	0%	0%	0%	0%
Expected volatility	52%	61%	69%	84%	86%
Average expected option life	5 years	5 years	5 years	5 years	5 years
Risk-free interest rate	3.1%	4.5%	4.7%	4.4%	3.6%

Market-Based Awards:
Dividend yield	0%	0%	0%	0%	N/A
Expected volatility	59%	55%	62%	67%	N/A
Average expected option life	5 - 7 years	5 - 7 years	5 - 7 years	5 - 7 years	N/A
Risk-free interest rate	3.4%	5.0%	4.8%	4.3%	N/A

Performance-Based Awards:
Dividend yield	0%	N/A	N/A	N/A	N/A
Expected volatility	50%	N/A	N/A	N/A	N/A
Average expected option life	4.4 years	N/A	N/A	N/A	N/A
Risk-free interest rate	3.0%	N/A	N/A	N/A	N/A

For information regarding the grant date fair value of awards granted in 2008, see “Grants of Plan-Based Awards — 2008” below.

(3)	For 2008, the amounts reported in this column represent the cash payments made in March 2009 for awards earned under our 2008 MIP. As described in detail under “Compensation Discussion and Analysis — 2008 Compensation Program,” the Compensation Committee determined that amounts earned under the 2008 MIP by our named executive officers would be paid 50% in cash and 50% in restricted stock. The restricted stock, which was issued in February 2009, will be reported in the tables that will be included in our 2010 proxy statement.

(4)	For 2008, Messrs. Boni, Datin and Kemmerer realized a notional loss of $16,070, $16,070 and $22,622, respectively, in the amounts credited to them under the Executive Deferred Compensation Plan; these losses are reported below under “Nonqualified Deferred Compensation — 2008.”

(5)	For 2008, All Other Compensation included the following amounts:

		Nonqualified Deferred	Life	Group Life
	Perquisites	Compensation Plan or 401(k)	Insurance	Insurance
Name	and Personal Benefits	Matching Contribution	Premiums	Imputed Income
Peter J. Boni	$23,000	$17,250	$30,509	$3,564
James A. Datin	22,169	17,250	6,930	612
Kevin L. Kemmerer	22,881	17,250	4,640	310
Brian J. Sisko	22,917	17,250	7,420	522
Stephen T. Zarrilli	—	9,246	4,455	305
Raymond J. Land	13,386	—	7,265	908

For Messrs. Boni, Datin, Kemmerer, Sisko and Land, the perquisites and personal benefits include a $10,000 car allowance (prorated for individuals employed for less than the full year), an $8,000 non-accountable annual expense allowance, and reimbursement of up to $5,000 for medical, vision or dental expenses not covered under our other benefit plans. Our named executive officers also have occasional personal use of tickets to various sporting events at no incremental cost to us and are eligible to receive matching charitable contributions under our program, which is available to all employees, subject to a maximum of $1,500 in matching contributions for each individual for each calendar year.

(6)	Mr. Kemmerer became an executive officer of Safeguard in April 2008.

(7)	Mr. Zarrilli served, on a consulting basis, as our Acting Senior Vice President, Acting Chief Administrative Officer and Acting Chief Financial Officer from December 2006 until mid-June 2007 and rejoined Safeguard as an employee in June 2008 as our Senior Vice President and Chief Financial Officer.

(8)	Mr. Land resigned in May 2008. See footnote 2 for an explanation of the negative amount of total compensation reported for Mr. Land.
Each of our current named executive officers has an employment agreement with us that sets his initial base salary and initial minimum annual cash incentive target award. The initial base salary and initial minimum annual cash incentive target award for each named executive officer employed as of December 31, 2008, were as follows: Mr. Boni ($600,000 salary; $600,000 target award); Mr. Datin ($375,000 salary; $375,000 target award); Mr. Kemmerer ($325,000 salary; $325,000 target award); Mr. Sisko ($340,000 salary; $250,000 target award); and Mr. Zarrilli ($340,000 salary; $195,000 target award). Base salaries and annual cash incentive target awards, which are reviewed by the Compensation Committee each year, currently exceed these contractual minimum amounts for Messrs. Boni, Datin and Kemmerer and Mr. Zarrilli’s annual cash incentive target award currently exceeds his contractual minimum amount. The primary focus of these agreements is to provide our executive officers with severance benefits in the event of a termination of employment involuntarily, for good reason or upon a change in control, as described below under “Potential Payments upon Termination or Change in Control.” The components of compensation reported in the Summary Compensation Table, including an explanation of the amount of salary and cash incentive compensation in proportion to total compensation, are described in detail under “Compensation Discussion and Analysis.”

Grants of Plan-Based Awards — 2008
The following table shows non-equity incentive plan awards and option awards granted during 2008 to our named executive officers. There were no stock awards granted to our named executive officers during 2008.

					All Other	All Other
					Stock	Option				Grant
					Awards:	Awards:		Exercise		Date Fair
					Number of	Number of		or Base		Value of
		Estimated Possible Payouts Under			Shares of	Securities		Price of	Market	Stock and
		Non-Equity Incentive Plan Awards (1)			Stock or	Underlying		Option	Price on	Option
	Grant	Threshold	Target	Maximum	Units	Options		Awards	Grant Date	Awards
Name	Date	($)	($)	($)	(#)	(#)(2)		($/Sh)	($/Sh)(3)	($)(4)
Peter J. Boni	4/22/08	—	650,000	975,000	—	—		—	—	—
	9/30/08	—	—	—	—	900,000	(5)	1.235	1.25	490,090
	9/30/08	—	—	—	—	300,000	(6)	1.235	1.25	177,660

James A. Datin	4/22/08	—	390,000	585,000	—	—		—	—	—
	9/30/08	—	—	—	—	450,000	(5)	1.235	1.25	245,045
	9/30/08	—	—	—	—	150,000	(6)	1.235	1.25	88,830

Kevin L. Kemmerer	4/22/08	—	309,583	464,375	—	—		—	—	—
	6/30/08	—	—	—	—	375,000	(7)	1.275	1.24	281,571
	6/30/08	—	—	—	—	125,000	(6)	1.275	1.24	78,563
	9/30/08	—	—	—	—	375,000	(5)	1.235	1.25	204,204
	9/30/08	—	—	—	—	125,000	(6)	1.235	1.25	74,025

Brian J. Sisko	4/22/08	—	250,000	375,000	—	—		—	—	—
	9/30/08	—	—	—	—	98,500	(5)	1.235	1.25	53,638
	9/30/08	—	—	—	—	31,500	(6)	1.235	1.25	18,654

Stephen T. Zarrilli	6/30/08	—	—	—	—	1,125,000	(7)	1.275	1.24	844,713
	6/30/08	—	—	—	—	375,000	(6)	1.275	1.24	235,688
	9/30/08	—	—	—	—	26,250	(5)	1.235	1.25	14,294
	9/30/08	—	—	—	—	8,750	(6)	1.235	1.25	5,182

Raymond J. Land	4/22/08	—	195,000	292,500	—	—		—	—	—

(1)	These awards were made under the 2008 MIP. There were no mandatory minimum awards payable under the 2008 MIP and the maximum awards payable were 150% of the target amounts. The amounts in the table represent payouts that might have been achieved based on performance at target or maximum performance levels. Mr. Land voluntarily resigned in May 2008 and was not eligible for a payment under this plan. The cash amounts actually paid under this plan for 2008 have been reported in the Summary Compensation Table under “Non-Equity Incentive Plan Compensation.” As described in detail under “Compensation Discussion and Analysis — 2008 Compensation Program,” the Compensation Committee determined that amounts earned under the 2008 MIP by our named executive officers would be paid 50% in cash and 50% in restricted stock. The restricted stock was issued in February 2009, is subject to vesting over a three-year period, and will be reported in the tables that will be included in our 2010 proxy statement.

(2)	The options have an eight-year term. Vesting of equity awards may be accelerated upon death, permanent disability, retirement on or after 65th birthday, termination of employment for good reason or without cause, or termination of employment in connection with a change in control, and, in the case of Mr. Boni’s stock options, upon the occurrence of a change in control. Further information regarding the equity awards that are subject to acceleration of vesting in each circumstance can be found below under “Potential Payments upon Termination or Change in Control.”

(3)	The market price reported in this column is the closing price of Safeguard common stock as reported on the NYSE composite tape on the grant date. Under the terms of Safeguard’s equity compensation plans, the exercise price of an option is determined based upon the average of the high and low trading prices of Safeguard’s common stock as reported on the NYSE composite tape on the grant date.

(4)	The amounts in this column represent the grant date fair value of the awards computed in accordance with FAS 123(R). For a discussion of the valuation assumptions, see footnote 2 to the Summary Compensation Table.

(5)	As described in detail under “Compensation Discussion and Analysis — Long-Term Incentives,” these options are subject to performance-based vesting and vest based on the aggregate cash produced as a result of exit transactions involving certain of our partner companies relative to the amount of cash deployed in connection with such partner companies.

(6)	These options vest as to 25% of the underlying shares on the first anniversary date of the grant date and as to the remaining 75% of the underlying shares in 36 equal monthly installments thereafter.

(7)	These options are subject to market-based vesting and vest upon the achievement of the following per share stock price levels (based on the average closing price of a share of our common stock as reported on the NYSE composite tape for 20 consecutive trading days):

Percentage of Shares Underlying Options That Vest	Per Share Stock Price
First 20%	$3.1548
Next 30%	$4.6466
Next 40%	$6.5114
Final 10%	$7.2246
In addition to vesting upon the achievement of a specified per share stock price level, the shares underlying the options may vest on a pro rata basis on each six-month anniversary of the grant date if the per share stock price is between the designated levels (based on the highest average closing price of a share of our common stock as reported on the NYSE composite tape for 20 consecutive trading days during each six-month period).
Outstanding Equity Awards at Fiscal Year-End — 2008
The following table shows the equity awards we have made to our named executive officers that were outstanding at December 31, 2008.

	Option Awards							Stock Awards
				Equity
				Incentive Plan
				Awards:
		Number of	Number of	Number of				Number of
		Securities	Securities	Securities				Shares or	Market Value
		Underlying	Underlying	Underlying				Units of	of Shares or
		Unexercised	Unexercised	Unexercised		Option		Stock That	Units of Stock
		Options	Options	Unearned		Exercise	Option	Have Not	That Have
	Grant	(#)(1)	(#)(1)(2)	Options		Price	Expiration	Vested	Not Vested
Name	Date	Exercisable	Unexercisable	(#)(2)		($)	Date	(#)	($)
Peter J. Boni	08/16/05	833,333	166,667	—		1.275	08/16/13	—	—
	08/16/05	861,245	—	2,138,755	(3)	1.275	08/16/13	—	—
	09/30/08	—	300,000	—		1.235	09/30/16	—	—
	09/30/08	—	—	900,000	(4)	1.235	09/30/16	—	—

James A. Datin	09/07/05	406,250	93,750	—		1.560	09/07/13	—	—
	09/07/05	430,622	—	1,069,378	(3)	1.560	09/07/13	—	—
	09/30/08	—	150,000	—		1.235	09/30/16	—	—
	09/30/08	—	—	450,000	(4)	1.235	09/30/16	—	—

Kevin L. Kemmerer	06/14/04	100,000	—	—		2.335	06/14/12	—	—
	12/15/04	125,000	—	—		2.125	12/15/12	—	—
	06/06/05	21,875	3,125	—		1.030	06/06/13	—	—
	10/25/05	39,583	10,417	—		1.380	10/25/13	—	—
	10/25/05	114,832	—	285,168	(3)	1.380	10/25/13	—	—
	02/12/06	86,124	—	213,876	(3)	1.975	02/21/14	—	—
	06/30/08	—	125,000	—		1.275	06/30/16	—	—
	06/30/08	—	—	375,000	(5)	1.275	06/30/16	—	—
	09/30/08	—	125,000	—		1.235	09/30/16	—	—
	09/30/08	—	—	375,000	(4)	1.235	09/30/16	—	—

Brian J. Sisko	08/20/07	83,333	166,667	—		2.106	08/20/15	—	—
	08/20/07	40,618	—	709,382	(5)	2.106	08/20/15	—	—
	09/30/08	—	31,500	—		1.235	09/30/16	—	—
	09/30/08	—	—	98,500	(4)	1.235	09/30/16	—	—

Stephen T. Zarrilli	12/15/06	150,000	—	—		2.335	06/11/10	—	—
	06/30/08	—	375,000	—		1.275	06/30/16	—	—
	06/30/08	—	—	1,125,000	(5)	1.275	06/30/16	—	—
	09/30/08	—	8,750	—		1.235	09/30/16	—	—
	09/30/08	—	—	26,250	(4)	1.235	09/30/16	—	—

Raymond J. Land (6)	—	—	—	—		—	—	—	—

(1)	Unless otherwise identified by footnote, options are subject to time-based vesting, with 25% of the underlying shares vesting on the first anniversary date of the grant date and the remaining underlying shares vesting in 36 equal installments on the same date of each month thereafter.

(2)	Vesting of equity awards may be accelerated upon death, permanent disability, retirement on or after 65th birthday, termination of employment for good reason or without cause, or termination of employment in connection with a change in control, and, in the case of Mr. Boni’s equity awards, upon the occurrence of a change in control. Further information regarding the equity awards that are subject to acceleration of vesting in each circumstance can be found below under “Potential Payments upon Termination or Change in Control.”

(3)	These options are market-based vesting options and vest upon the achievement of improvement in Safeguard’s stock price. Achievement is measured based on the average daily closing price of Safeguard common stock as reported on the NYSE composite tape for 20 consecutive trading days. The following table shows the per share stock prices at which portions of the shares underlying these market-based vesting options vest:

Percentage of Shares Underlying Options That Vest	Per Share Stock Price
First 10%	$2.0359
Next 20%	$3.1548
Next 30%	$4.6466
Final 40%	$6.5114

In addition to vesting upon the achievement of a specified per share stock price, the shares underlying the options may vest on a pro rata basis on each six-month anniversary of the grant date if the per share stock price is between the designated stock prices (based on the highest average closing price of a share of our common stock as reported on the NYSE composite tape for 20 consecutive trading days during each six-month period).

(4)	As described in detail under “Compensation Discussion and Analysis — Long-Term Incentives,” these options are subject to performance-based vesting and vest based on the aggregate cash produced as a result of exit transactions involving certain of our partner companies relative to the amount of cash deployed in connection with such partner companies.

(5)	These options are market-based vesting options and vest upon the achievement of improvement in Safeguard’s stock price. Achievement is measured based on the average daily closing price of Safeguard common stock as reported on the NYSE composite tape for 20 consecutive trading days. The following table shows the per share stock prices at which portions of the shares underlying these market-based vesting options vest:

Percentage of Shares Underlying Options That Vest	Per Share Stock Price
First 20%	$3.1548
Next 30%	$4.6466
Next 40%	$6.5114
Final 10%	$7.2246

In addition to vesting upon the achievement of a specified per share stock price, the shares underlying the options may vest on a pro rata basis on each six-month anniversary of the grant date if the per share stock price is between the designated stock prices (based on the highest average closing price of a share of our common stock as reported on the NYSE composite tape for 20 consecutive trading days during each six-month period).

(6)	Mr. Land’s options terminated following his voluntary resignation in May 2008.
Option Exercises and Stock Vested — 2008
There were no stock options exercised by our named executive officers during 2008 and there were no restricted stock awards held by any named executive officers during 2008.
Nonqualified Deferred Compensation — 2008
In 2003, Safeguard adopted an Executive Deferred Compensation Plan, which is a nonqualified, unfunded plan that provides for a designated group of employees to obtain credits in the form of Safeguard contributions that are allocated to accounts for the benefit of each participant. Participants may not defer compensation under the plan. This plan was adopted in order to approximate matching contributions under our 401(k) plan which, based upon the terms and structure of our 401(k) plan, were not available to our most highly compensated personnel.
Contributions by Safeguard are discretionary and may vary from year to year. For 2008, we credited each eligible participant’s account with an amount equal to 4% of up to $230,000 of the participant’s 2008 salary and bonus (which amount was fully vested) and 3.5% of up to $230,000 of the participant’s 2008 base salary (which amount vests 20% for each year of service in which the participant has attained 1,000 hours of service).

Lump sum distributions of the vested balance in a named executive officer’s account are made following termination of employment as follows:
•	Amounts that were earned and vested at December 31, 2005, are distributed within 30 business days following termination; and
•	The remaining amount is distributed six months following termination.
A committee appointed by Safeguard’s Board selects the funds or indices that are used for purposes of calculating the earnings that are credited to each participant’s account based on a notional investment in the selected funds or indices. Since the plan’s inception, we have calculated earnings based on the performance of the notional investment in the Principal Investors Fund, Inc. Large-Cap S&P 500 Index Fund (PLFPX), which is one of the investment choices that had been available to participants in Safeguard’s 401(k) plan. The committee, in its discretion, may replace this fund and add new funds.
The following table shows contributions and earnings for 2008 and account balances at December 31, 2008, for the named executive officers. There were no withdrawals or distributions by the named executive officers during 2008.

	Registrant
	Contributions in Last	Aggregate Earnings	Aggregate Withdrawals/	Aggregate Balance
	Fiscal Year	in Last Fiscal Year	Distributions	at Last Fiscal Year End
Name	($)(1)	($)(1)	($)	($)(2)(3)
Peter J. Boni	17,250	(16,070)	—	35,380
James A. Datin	17,250	(16,070)	—	35,380
Kevin L. Kemmerer	17,250	(22,622)	—	47,952
Brian J. Sisko	17,250	—	—	17,250
Stephen T. Zarrilli	—	—	—	—
Raymond J. Land	—	—	—	—

(1)	Contributions are included in the Summary Compensation Table under “All Other Compensation.” Earnings in the last fiscal year are included in the Summary Compensation Table under “Change in Pension Value and Nonqualified Deferred Compensation Earnings.”

(2)	The balance in each named executive officer’s account consists of contributions credited by us and notional accrued gains or losses. In prior years, the amounts credited by us under this plan for the benefit of named executive officers were reported in our proxy statement as compensation in the Summary Compensation Table.

(3)	At December 31, 2008, Mr. Kemmerer was fully vested, and Messrs. Boni, Datin and Sisko had vested account balances of $28,776, $28,776 and $10,810, respectively.
Potential Payments upon Termination or Change in Control
Messrs. Boni, Datin, Kemmerer, Sisko and Zarrilli each have agreements with us which provide for certain benefits upon termination of employment without cause or for good reason, either involuntarily or in connection with a change in control. Under these agreements, the following definitions apply:

Cause	à	Violation of any of our written policies; appropriation of a material business opportunity of our company; misappropriation of company assets; conviction of a felony or any other crime with respect to which imprisonment is a possible punishment; or breach of any material term of the executive’s employment agreement or any other agreement with, or duty owed to, us or any of our partner companies.

Good Reason	à	A material diminution, without the executive’s consent, in the nature or status of the executive’s position, title, reporting relationship, duties, responsibilities or authority; a material reduction of the executive’s base salary; a material breach by us of the executive’s agreement; the relocation of our principal office by more than 30 to 35 miles; or an executive’s assignment, without his consent, to be based anywhere other than our principal office.

Change in Control	à	A change in control generally occurs when:

• A person becomes the beneficial owner of securities having 50% or more of the combined voting power of our securities;

•    Less than a majority of our Board consists of continuing directors (which means a director who either is a member of the Board as of the effective date of the change in control or is nominated or appointed to serve as a director by a majority of the then continuing directors);

•    We are subject to a merger or other business combination transaction as a result of which holders of a majority of our equity securities do not own a majority of the equity securities of the surviving company;

• We sell all or substantially all of our assets or are liquidated.
Payments Made upon Involuntary Termination of Employment without Cause or for Good Reason
Messrs. Boni, Datin, Kemmerer, Sisko and Zarrilli will receive the following benefits upon involuntary termination of employment without cause or for good reason:
•	Messrs. Boni, Datin and Kemmerer:
•	A lump sum payment equal to the executive’s then current annual base salary and the greater of the executive’s target bonus (not less than 100% of current base salary) for the year of termination or the average of the executive’s actual bonuses for the last three completed fiscal years;

•	All vested stock options will remain exercisable for 12 months; and

•	12 months’ continued coverage under our medical and dental plans.
•	Messrs. Sisko and Zarrilli:
•	A lump sum payment equal to 1.5 times the executive’s then current base salary and the executive’s earned prorated bonus for the year of termination (commencing in 2009 for Mr. Zarrilli);

•	All time-vested stock options will fully vest and remain exercisable for 36 months and vested performance-based stock options will remain exercisable for 12 months;

•	12 months’ continued coverage under our medical, dental and life insurance plans; and

•	Up to $20,000 for outplacement services or office space.
Payments Made upon a Change in Control or Involuntary Termination of Employment without Cause or for Good Reason in Connection with a Change in Control
Upon a change in control, the stock options held by Mr. Boni that have not otherwise vested will become fully vested. Our named executive officers will not be entitled to any other payments or benefits (except those that are provided on a non-discriminatory basis to our employees generally upon termination of employment) unless the change in control is coupled with a loss of employment or a substantial change in job duties as described above.
Upon involuntary termination of employment without cause or for good reason within six months before or 12 months following a change in control (for Messrs. Boni, Datin and Kemmerer) or within 18 months following a change in control (for Messrs. Sisko and Zarrilli), Messrs. Boni, Datin, Kemmerer, Sisko and Zarrilli will receive the following benefits:
•	Messrs. Boni, Datin and Kemmerer:
•	A lump sum payment equal to a multiple of the executive’s then current base salary and a multiple of the greater of the executive’s target bonus (not less than 100% of current base salary) for the year of termination or the average of the executive’s actual bonuses for the last three completed fiscal years (the multiple is three times for Mr. Boni and two times for Messrs. Datin and Kemmerer);

•	All stock options that have not otherwise vested will fully vest and will remain exercisable for 36 months for Mr. Boni and 24 months for Messrs. Datin and Kemmerer; and

•	Continued coverage under our medical and dental plans for 36 months for Mr. Boni and 24 months for Messrs. Datin and Kemmerer.

•	Messrs. Sisko and Zarrilli:
•	A lump sum payment equal to 1.5 times the executive’s then current base salary and the executive’s earned prorated bonus for the year of termination (commencing in 2009 for Mr. Zarrilli);

•	All time-vested stock options will fully vest and remain exercisable for 36 months and all performance-based stock options that have not otherwise vested will vest and remain exercisable for 24 months;

•	12 months’ continued coverage under our medical, health and life insurance plans; and

•	Up to $20,000 for outplacement services or office space.
Other Payments Made upon Termination of Employment
Regardless of the manner in which a named executive officer’s employment terminates, he also generally will receive payments and benefits that are provided on a non-discriminatory basis to our employees upon termination of employment, including the following:
•	Amounts earned during his term of employment;
•	Upon his death, disability or voluntary termination of employment, his accrued unused vacation pay;
•	Amounts contributed by us for the year of termination under our 401(k) plan or nonqualified deferred compensation plan (if he has completed the required hours of service, if any, and is an employee on the date as of which we make a contribution);
•	Distribution of accrued and vested plan balances under our 401(k) plan and nonqualified deferred compensation plan;
•	Reimbursement of eligible dental expenses for services incurred prior to termination;
•	Upon his death, disability or retirement on or after his 65th birthday, accelerated vesting of stock options subject to time-based vesting that have not otherwise vested and extension of the post-termination exercise period for all stock options from 90 days to 12 months; and
•	Upon his death or disability, accelerated vesting of restricted stock awards that have not otherwise vested; and
•	Upon his death or disability, payment of benefits under our other broad-based employee benefit programs, including short-term and long-term disability plans, life insurance program, accidental death and dismemberment plan and business travel insurance plan, as applicable.

The following table shows the potential incremental payments and benefits which the named executive officers would have been entitled to receive during 2008 upon termination of employment in each situation listed in the table below under their respective agreements and our broad-based employee benefit programs. The amounts shown do not include certain payments and benefits available generally to salaried employees upon termination of employment, such as distributions from our 401(k) and deferred compensation plans. The amounts shown in the table are based on an assumed termination as of December 31, 2008 and represent estimates of the maximum incremental amounts and benefits that would have been paid to each executive upon his termination which we have calculated: (i) by multiplying the 2008 annualized base salary for each named executive officer by the multiplier in each scenario that is specified in each such executive’s agreement with us; (ii) for Messrs. Boni, Datin and Kemmerer, by multiplying their respective 2008 target incentive awards by the multiplier in each scenario that is specified in their respective agreements with us; (iii) for Messrs. Sisko and Zarrilli, by assuming they would have been entitled to their respective 2008 annualized target incentive award for the full year; and (iv) by using our 2009 premium costs for calculating the value of the health and welfare benefits. Mr. Land has been excluded from this table because he received no severance benefits or payments in connection with his voluntary resignation in May 2008. The actual amounts to be paid to each executive would depend on the time and circumstances of an executive’s separation from Safeguard.

			Life Insurance
		Accrued	Proceeds or	Health and	Acceleration	Total
	Salary and	Vacation	Disability	Welfare	of Equity	Termination
	Bonus	Pay	Income	Benefits	Awards	Benefits
Current	($)	($)	($)	($)	($)(1)	($)
Peter J. Boni
• Normal Retirement (65+)	—	6,250	—	—	—	6,250
• Permanent disability	—	6,250	741,880	—	—	748,130
• Death	—	6,250	1,500,000	—	—	1,506,250
• Involuntary termination without cause or for good reason	1,300,000	—	—	11,910	—	1,311,910
• Change in control	—	—	—	—	—	—
• Change-in-control termination, involuntarily or for good reason	3,900,000	—	—	35,730	—	3,935,730
James A. Datin
• Normal Retirement (65+)	—	—	—	—	—	—
• Permanent disability	—	—	4,493,385	—	—	4,493,385
• Death	—	—	750,000	—	—	750,000
• Involuntary termination without cause or for good reason	780,000	—	—	15,940	—	795,940
• Change-in-control termination, involuntarily or for good reason	1,560,000	—	—	31,880	—	1,591,880
Kevin L. Kemmerer
• Normal Retirement (65+)	—	3,750	—	—	—	3,750
• Permanent disability	—	3,750	3,515,363	—	—	3,519,113
• Death	—	3,750	750,000	—	—	753,750
• Involuntary termination without cause or for good reason	650,000	—	—	15,940	—	665,940
• Change-in-control termination, involuntarily or for good reason	1,300,000	—	—	31,880	—	1,331,880
Brian J. Sisko
• Normal Retirement (65+)	—	3,923	—	—	—	3,923
• Permanent disability	—	3,923	3,494,010	—	—	3,497,933
• Death	—	3,923	750,000	—	—	753,923
• Involuntary termination without cause or for good reason	760,000	—	—	45,432	—	805,432
• Change-in-control termination, involuntarily or for good reason	760,000	—	—	45,432	—	805,432
Stephen T. Zarrilli
• Normal Retirement (65+)	—	3,923	—	—	—	3,923
• Permanent disability	—	3,923	3,605,700	—	—	3,609,623
• Death	—	3,923	750,000	—	—	753,923
• Involuntary termination without cause or for good reason	760,000	—	—	45,451	—	805,451
• Change-in-control termination, involuntarily or for good reason	760,000	—	—	45,451	—	805,451

(1)	Under SEC rules, the expense related to the acceleration of equity awards is calculated based on the number of shares underlying stock options for which vesting would have been accelerated as of December 31, 2008, in each scenario, multiplied by the difference between our year-end closing stock price, as reported on the NYSE composite tape, and the exercise price of stock options for which vesting would have been accelerated. At December 31, 2008, all of the stock options held by our named executive officers had exercise prices in excess of our year-end closing stock price.

Relationships and Related Transactions with Management and Others
As part of our business, we have in the past participated in the management of private equity funds. Robert E. Keith, Jr., Chairman of our Board, is the President and Chief Executive Officer of TL Ventures, the management company for TL Ventures III, TL Ventures IV, and TL Ventures V, and the Chairman of the management companies for EnerTech Capital Partners and EnerTech Capital Partners II. In December 2005, Safeguard sold substantially all of its interests in TL Ventures and EnerTech Capital Partners funds for approximately $24 million in cash with the buyers also assuming approximately $9 million of Safeguard’s remaining unfunded capital commitments to these funds. Safeguard retained certain limited rights and obligations related primarily to its former role as a general partner of some of the funds. Under certain circumstances, we may be required to return a portion or all the distributions we received as a general partner of a fund for further distribution to such fund’s limited partners (the “clawback”). The Company paid $3.0 million of its estimated clawback liabilities in 2008. Assuming for these purposes only that the funds were liquidated or dissolved on December 31, 2008 and the only distributions from the funds were equal to the carrying value of the funds on the December 31, 2008 financial statements, the maximum remaining clawback we would be required to return for our general partner interest is $2.5 million.
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and greater than 10% holders of our common stock to file with the SEC reports of ownership of our securities and changes in ownership of our securities. Based solely on our review of the copies of reports we have received and upon written representations from the reporting persons that no Form 5 reports were required to be filed by those persons, Safeguard believes there were no late filings by our directors and executive officers during 2008. There were no known holders of greater than 10% of our common stock during 2008.
OTHER MATTERS
Expenses of Solicitation
Safeguard will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. Upon request, we will reimburse brokerage houses and other custodians, nominees and fiduciaries for forwarding proxy materials to our shareholders. If you choose to access the proxy materials and/or vote over the Internet, you are responsible for Internet access charges you may incur. If you choose to vote by telephone, you are responsible for telephone charges you may incur. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our directors, officers and employees, who will not receive any additional compensation for such solicitation.
Procedures for Submitting Shareholder Proposals
Proposals for Inclusion in the Proxy Statement. Under Rule 14a-8 under the Securities Exchange Act of 1934, as amended, shareholders may present proper proposals for inclusion in Safeguard’s proxy statement for consideration at our next annual meeting of shareholders by submitting the proposals to Safeguard in a timely manner. To be included in our proxy statement for our 2010 annual meeting, shareholder proposals must be received by Safeguard no later than December 15, 2009. Such proposals should be sent to:
Safeguard Scientifics, Inc.
Attention: Secretary
435 Devon Park Drive, Building 800
Wayne, PA 19087-1945
Proposals not included in the Proxy Statement. With respect to proposals not intended for inclusion in Safeguard’s proxy materials for next year’s annual meeting, if Safeguard does not receive notice of such a proposal by February 28, 2010 and the matter is raised at that meeting, the proxy holders will have discretionary authority to vote on the matter. All proposals and notifications should be addressed to the Corporate Secretary.

Additional Information
Safeguard’s annual report to shareholders for the year ended December 31, 2008, including consolidated financial statements and the related notes thereto and other information with respect to Safeguard and our partner companies, will be mailed, together with this proxy statement, on or about July 24, 2009, to shareholders of record as of the close of business on July 20, 2009.
General
Our Internet website address included in this proxy statement is provided for the convenience of our shareholders. The information contained therein or connected thereto are not intended to be incorporated into this proxy statement. All references to our website address are intended to be inactive textual references only.
Safeguard is not aware of any other business to be presented at the annual meeting. If matters other than those described in this proxy statement should properly arise at the annual meeting, the proxies will use their discretion to vote on such matters.
BY ORDER OF THE BOARD OF DIRECTORS
Deirdre Blackburn
Secretary
July 23, 2009

EXHIBIT A
SAFEGUARD SCIENTIFICS, INC.
2004 EQUITY COMPENSATION PLAN
As Amended and Restated Effective July 13, 2009,
subject to Approval by the Company’s Stockholders
1. Purpose
The purpose of the Safeguard Scientifics, Inc. 2004 Equity Compensation Plan, as amended and restated (the “Plan”), is to provide (i) designated Company (as defined below) employees, (ii) certain advisors who perform services for the Company, and (iii) nonemployee members of the Company’s Board of Directors with the opportunity to receive grants of incentive stock options, nonqualified stock options, stock units, stock appreciation rights, performance units, stock awards, dividend equivalents and other stock-based awards. The Company believes that the Plan will encourage the participants to contribute materially to the Company’s growth, thereby benefiting the Company’s stockholders, and will align the economic interests of the participants with those of the stockholders. The Plan was originally established by the Company’s Board of Directors effective April 6, 2004 and approved by the stockholders on June 11, 2004. The Plan was amended and restated effective October 21, 2008 to reflect the applicable requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Code”) and to make certain other clarifying changes. Subject to approval by the stockholders of the Company, the Plan is hereby amended and restated to reflect an increase in the number of shares of Stock (as defined below) authorized for issuance hereunder, and to make clarifying changes and certain other changes.
2. Definitions
Whenever used in this Plan, the following terms will have the respective meanings set forth below:
(a) “Board” means the Company’s Board of Directors as constituted from time to time.
(b) “Change of Control” means the first to occur of any of the following events:
(i) An acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (1) the then outstanding shares of Common Stock of the Company (“Common Stock”) or (2) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”) (a “Control Purchase”); excluding, however, the following: (1) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company, (2) any acquisition by the Company, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, (4) any acquisition by any corporation pursuant to a transaction which complies with clauses (1), (2) and (3) of subsection (iii) of this definition, or (5) provided, however, that notwithstanding the foregoing, a Change of Control shall not be deemed to occur solely because any Person acquires beneficial ownership of more than 20% of the Common Stock or the Outstanding Company Voting Securities as a result of the acquisition of Common Stock or Outstanding Company Voting Securities by the Company which reduces the amount of Common Stock or Outstanding Company Voting Securities; provided, that if after such acquisition by the Company such Person becomes the beneficial owner of additional Common Stock or Outstanding Company Voting Securities that increases the percentage of Common Stock or Outstanding Company Voting Securities beneficially owned by such Person, a Change of Control shall then occur; or

(ii) A change in the composition of the Board such that the individuals who, as of the Effective Date, constitute the Board (such Board shall be hereinafter referred to as the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, for purposes of this subsection (ii), that any individual who becomes a member of the Board subsequent to the Effective Date, whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or whose membership on the Board was so approved by a board which itself consisted of a majority of directors elected by the Incumbent Board) shall be considered as though such individual were a member of the Incumbent Board; but, provided further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be so considered as a member of the Incumbent Board; or
(iii) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (“Corporate Transaction”); excluding, however, such a Corporate Transaction pursuant to which (1) all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the Common Stock and Outstanding Company Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 50% of, respectively, the outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Common Stock and Outstanding Company Voting Securities, as the case may be, (2) no Person (other than the Company, any employee benefit plan (or related trust) of the Company or such corporation resulting from such Corporate Transaction) will beneficially own, directly or indirectly, 20% or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors except to the extent that such ownership existed prior to the Corporate Transaction, and (3) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction; or
(iv) The approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.
(v) Notwithstanding the foregoing, the Committee may modify the definition of Change of Control for a particular Grant as the Committee deems appropriate to comply with Code Section 409A.
(c) “Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.
(d) “Committee” means (i) with respect to Grants to Employees and Key Advisors, the Compensation Committee of the Board or its delegate or successor, or such other committee appointed by the Board to administer the Plan or its delegate or its successor, (ii) with respect to Grants made to Nonemployee Directors, the Board or its delegate, and (iii) with respect to Grants designated as “qualified performance-based compensation” under Code Section 162(m), a committee that consists of two or more persons appointed by the Board, all of whom shall be “outside directors” as defined under Code Section 162(m).
(e) “Company” means Safeguard Scientifics, Inc., any successor corporation, each corporation which is a member of a controlled group of corporations (within the meaning of Code Section 414(b)) of which the Company is a component member, any subsidiary at least 50% directly or indirectly owned by Safeguard Scientifics, Inc. (or any successor thereto)and any affiliate entity which, with the approval of the Committee, is deemed to constitute an entity controlled by Safeguard Scientifics, Inc.
(f) “Date of Grant” means the effective date of a Grant; provided, however, that no retroactive Grants will be made.

(g) “Dividend Equivalent” means an amount determined by multiplying the number of shares of Stock or Stock Units subject to a Grant by the per-share cash dividend, or the per-share fair market value (as determined by the Committee) of any dividend in consideration other than cash, paid by the Company on its Stock on a dividend payment date, plus any interest earned on such amount.
(h) “Effective Date” means July 13, 2009.
(i) “Employee” means, unless otherwise determined by the Committee, an employee of the Company (including an officer or director who is also an employee) other than an individual (a) employed in a casual or temporary capacity (i.e., those hired for a specific job of limited duration), (b) whose terms of employment are governed by a collective bargaining agreement that does not provide for participation in this Plan, (c) characterized as a “leased employee” within the meaning of Code Section 414(d) who is a non-resident alien, or (d) classified by the Company as a “contractor” or “consultant,” no matter how characterized by the Internal Revenue Service, other governmental agency or a court; provided, however, that the Committee shall have the discretion to determine on a case by case basis whether and to what extent an employee of an affiliate shall be deemed an Employee. Any change of characterization of an individual by any court or government agency shall have no effect upon the classification of an individual as an Employee for purposes of this Plan, unless the Committee determines otherwise.
(j) “Employed by, or providing service to, the Company” shall mean employment or service as an Employee of the Company, Key Advisor, or member of the Board (so that, for purposes of exercising Options and SARs and satisfying conditions with respect to Restricted Stock, Performance Units and Other Stock-Based Grants, a Participant shall not be considered to have terminated employment or service until the Participant ceases to be an Employee of the Company, Key Advisor, and member of the Board), unless the Committee determines otherwise. The Committee’s determination as to a Participant’s employment or other provision of services, termination of employment or cessation of the provision of services, leave of absence, or reemployment shall be conclusive on all persons unless determined to be incorrect.
(k) “Exchange Act” means the Securities Exchange Act of 1934, as amended.
(l) “Fair Market Value” means the average of the highest and lowest sales prices of a share of Stock on the New York Stock Exchange on the day on which Fair Market Value is being determined, as reported on the composite tape for transactions on the New York Stock Exchange. In the event that there are no Stock transactions on the New York Stock Exchange on such day, the Fair Market Value will be determined as of the immediately preceding day on which there were Stock transactions on that exchange. Notwithstanding the foregoing, in the case of a cashless exercise pursuant to Section 8(g), the Fair Market Value will be the actual sale price of the shares issued upon exercise of the Option.
(m) “Grant” means an Option, Stock Unit, Performance Unit, Stock Award, Dividend Equivalent, Stock Appreciation Right or Other Stock-Based Award granted under the Plan.
(n) “Grant Instrument” means the written agreement that sets forth the terms and conditions of a Grant, including all amendments thereto.
(o) “Incentive Stock Option” means a stock option that is intended to meet the requirements of Code Section 422, as described in Section 8.
(p) “Nonemployee Director” means a member of the Board who is not an employee of the Company.
(q) “Nonqualified Stock Option” means a stock option that is not intended to meet the requirements of Code Section 422, as described in Section 8.
(r) “Option” means an Incentive Stock Option or Nonqualified Stock Option to purchase Stock at the Option Price for a specified period of time.

(s) “Option Price” means an amount per share of Stock purchasable under an Option, as designated by the Committee.
(t) “Other Stock-Based Award” means any Grant based on, measured by or payable in Stock (other than Grants described in Sections 7, 8, 9, 10, 11 and 12 of the Plan) as described in Section 13.
(u) “Participant” means an Employee, Nonemployee Director or Key Advisor designated by the Committee to participate in the Plan.
(v) “Performance Units” mean phantom units, as described in Section 10.
(w) “Plan” means this 2004 Equity Compensation Plan, as in effect from time to time.
(x) “Stock” means the common stock of Safeguard Scientifics, Inc. or such other securities of Safeguard Scientifics, Inc. as may be substituted for Stock pursuant to Section 5(c) or Section 18.
(y) “Stock Award” means an award of Stock, as described in Section 11.
(z) “Stock Unit” means an award of a phantom unit, representing one or more shares of Stock, as described in Section 9.
3. Administration
(a) Committee. The Plan shall be administered and interpreted by the Committee or its successor; ministerial functions may be performed by an administrative committee comprised of Company employees appointed by the Committee.
(b) Committee Authority. The Committee shall have the sole authority to (i) determine the individuals to whom Grants shall be made under the Plan, (ii) determine the type, size and terms and conditions of the Grants to be made to each such individual, (iii) determine the time when the Grants will be made and the duration of any applicable exercise or restriction period, including the criteria for exercisability and the acceleration of exercisability, and (iv) amend the terms and conditions of any previously issued Grant, subject to the provisions of Section 21 below, and (v) deal with any other matters arising under the Plan.
(c) Committee Determinations. The Committee shall have full power and express discretionary authority to administer and interpret the Plan, to make factual determinations and to adopt or amend such rules, regulations, agreements and instruments for implementing the Plan and for the conduct of its business as it deems necessary or advisable, in its sole discretion. The Committee’s interpretations of the Plan and all determinations made by the Committee pursuant to the powers vested in it hereunder shall be conclusive and binding on all persons having any interest in the Plan or in any awards granted hereunder. All powers of the Committee shall be executed in its sole discretion, in the best interest of the Company, not as a fiduciary, and in keeping with the objectives of the Plan and need not be uniform as to similarly situated individuals.
4. Grants
Grants under the Plan may consist of grants of Stock Appreciation Rights as described in Section 7, Incentive Stock Options and Nonqualified Stock Options as described in Section 8, Stock Units as described in Section 9, Performance Units as described in Section 10, Stock Awards as described in Section 11, Dividend Equivalents as described in Section 12 and Other Stock-Based Awards as described in Section 13. All Grants shall be made conditional upon the Participant’s acknowledgement, in writing or by acceptance of the Grant, that all decisions and determinations of the Committee shall be final and binding on the Participant, his or her beneficiaries and any other person having or claiming an interest under such Grant. Grants under a particular Section of the Plan need not be uniform as among the Participants.

5. Shares Subject to the Plan
(a) Shares Authorized. Subject to adjustment as described below, the total aggregate number of shares of Stock that may be issued under the Plan is the sum of the following (i) 7,000,000 new shares of Stock, plus (ii) that number of shares of Stock subject to outstanding Grants under the Plan as of July 13, 2009, plus (iii) that number of shares remaining available for issuance under the Plan but not subject to previously exercised, vested or paid Grants as of July 13, 2009. The shares may be authorized but unissued shares of Stock or reacquired shares of Stock, including shares purchased by the Company on the open market for purposes of the Plan. If and to the extent Options granted under the Plan terminate, expire, or are canceled, forfeited, exchanged or surrendered without having been exercised or if any Stock Appreciation Rights, Stock Awards, Stock Units, Performance Units, Dividend Equivalents or Other Stock-Based Awards are forfeited or terminated, the shares subject to such Grants shall again be available for purposes of the Plan. Shares of Stock surrendered in payment of the Option Price of an Option or any withholding taxes, shall again be available for issuance or transfer under the Plan. To the extent that any Grants are paid in cash, and not in shares of Stock, any shares previously reserved for issuance or transfer under the Plan with respect to such Grants shall again be available for issuance or transfer under the Plan.
(b) Individual Limits. Grants under the Plan may be expressed in cash, in shares of Stock or in a combination of the two, as the Committee determines. The maximum aggregate number of shares of Stock that shall be subject to Grants made under the Plan to any individual during any calendar year shall be 1,500,000 shares, subject to adjustment as described below. A Participant may not accrue Dividend Equivalents during any calendar year in excess of $500,000. To the extent that Grants made under the Plan are expressed in dollar amounts, the maximum amount payable to any individual during any calendar year shall be $1,000,000.
(c) Adjustments. If there is any change in the number or kind of shares of Stock outstanding (i) by reason of a stock dividend, spinoff, recapitalization, stock split or combination or exchange of shares, (ii) by reason of a merger, reorganization or consolidation, (iii) by reason of a reclassification or change in par value, or (iv) by reason of any other extraordinary or unusual event affecting the outstanding Stock as a class without the Company’s receipt of consideration, or if the value of outstanding shares of Stock is substantially reduced as a result of a spinoff or the Company’s payment of an extraordinary dividend or distribution, the maximum number of shares of Stock available for issuance under the Plan, the maximum number of shares of Stock with respect to which any individual may receive Grants in any year, the kind and number of shares covered by outstanding Grants, the kind and number of shares issued and to be issued under the Plan, and the price per share or the applicable market value of such Grants shall be equitably adjusted by the Committee, as the Committee deems appropriate, to reflect any increase or decrease in the number of, or change in the kind or value of, issued shares of Stock to preclude, to the extent practicable, the enlargement or dilution of rights and benefits under such Grants; provided, however, that any fractional shares resulting from such adjustment shall be eliminated by rounding any portion of a share down to the nearest whole number. In addition, the Committee shall have discretion to make the foregoing equitable adjustments in any circumstances in which an adjustment is not mandated by this subsection (c) or applicable law, including in the event of a Change of Control. Any adjustments to outstanding Grants shall be consistent with Code Sections 409A or 422, to the extent applicable. Any adjustments determined by the Committee shall be final, binding and conclusive.
6. Eligibility for Participation
(a) Eligible Persons. All Employees, including Employees who are officers or members of the Board, and all Nonemployee Directors shall be eligible to participate in the Plan. Advisors who perform services at the Company’s request (“Key Advisors”) shall be eligible to participate in the Plan.
(b) Selection of Participants. The Committee shall select the eligible parties to receive Grants and shall determine the number of shares of Stock subject to each Grant.

7. Stock Appreciation Rights
(a) General Requirements. The Committee may grant Stock Appreciation Rights (“SARs”) to Employees, Nonemployee Directors and Key Advisors separately or in tandem with any Option (for all or a portion of the applicable Option). Tandem SARs may be granted either at the time the Option is granted or at any time thereafter while the Option remains outstanding; provided, however, that, in the case of an Incentive Stock Option, SARs may be granted only at the time of the Grant of the Incentive Stock Option. The Committee shall establish the base amount of the SAR at the time the SAR is granted. Unless the Committee determines otherwise, the base amount of each SAR shall be equal to the per share Option Price of the related Option or, if there is no related Option, the Fair Market Value of a share of Stock as of the Date of Grant of the SAR. In no event shall the base amount of the SAR be less than the Fair Market Value of a share of Stock as of the Date of Grant of the SAR.
(b) Tandem SARs. In the case of tandem SARs, the number of SARs granted to a Participant that shall be exercisable during a specified period shall not exceed the number of shares of Stock that the Participant may purchase upon the exercise of the related Option during such period. Upon the exercise of an Option, the SARs relating to the Stock purchased pursuant to such Option shall terminate. Upon the exercise of SARs, the related Option shall terminate to the extent of an equal number of shares of Stock.
(c) Exercisability. A SAR shall be exercisable during the period specified by the Committee in the Grant Instrument and shall be subject to such vesting and other restrictions as may be specified in the Grant Instrument. The Committee may accelerate the exercisability of any or all outstanding SARs at any time for any reason. SARs may only be exercised while the Participant is employed by, or providing service to, the Company or during the applicable period after termination of employment. A tandem SAR shall be exercisable only during the period when the Option to which it is related is also exercisable. No SAR may be exercised for cash by an officer or director of the Company or any of its subsidiaries who is subject to Section 16 of the Exchange Act, except in accordance with Rule 16b-3 under the Exchange Act.
(d) Value of SARs. When a Participant exercises SARs, the Participant shall receive in settlement of such SARs an amount equal to the value of the stock appreciation for the number of SARs exercised, payable in cash, Stock or a combination thereof, as determined by the Committee. The stock appreciation for a SAR is the amount by which the Fair Market Value of the underlying Stock on the date of exercise of the SAR exceeds the base amount of the SAR as described in Subsection (a).
(e) Form of Payment. The Committee shall determine whether the appreciation in a SAR shall be paid in the form of cash, shares of Stock, or a combination of the two, in such proportion as the Committee deems appropriate. For purposes of calculating the number of shares of Stock to be received, shares of Stock shall be valued at their Fair Market Value on the date of exercise of the SAR. If shares of Stock are to be received upon exercise of a SAR, cash shall be delivered in lieu of any fractional share.
8. Options
(a) General Requirements. The Committee may grant Options to Employees, Nonemployee Directors and Key Advisors upon such terms and conditions as the Committee deems appropriate under this Section 8.
(b) Number of Shares. The Committee shall determine the number of shares of Stock that will be subject to each Grant of Options.
(c) Type of Option and Price.
(i) The Committee may grant Incentive Stock Options or Nonqualified Stock Options, or any combination of Incentive Stock Options and Nonqualified Stock Options. Incentive Stock Options may be granted only to Employees of the Company or its parents or subsidiaries, as defined in Code Section 424. Nonqualified Stock Options may be granted to Employees, Nonemployee Directors and Key Advisors. If an Option is not specifically designated as an Incentive Stock Option, then the Option shall be a Nonqualified Stock Option.

(ii) The Option Price shall be determined by the Committee and may be equal to or greater than the Fair Market Value of a share of Stock on the Date of Grant; provided, however, that an Incentive Stock Option may not be granted to an Employee who, on the Date of Grant, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary of the Company, as defined in Code Section 424, unless the Option Price per share is not less than 110% of the Fair Market Value of a share of Stock on the Date of Grant.
(d) Option Term. The Committee shall determine the term of each Option. The term of an Option shall not exceed ten years from the Date of Grant. However, an Incentive Stock Option that is granted to an Employee who, on the Date of Grant, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, or any parent or subsidiary of the Company, as defined in Code Section 424, may not have a term that exceeds five years from the Date of Grant.
(e) Exercisability of Options. Options shall become exercisable in accordance with such terms and conditions, as may be determined by the Committee and specified in the Grant Instrument. The Committee may accelerate the exercisability of any or all outstanding Options at any time for any reason. With the consent of the Committee, an Option may be exercised at a time prior to the time at which the Option would otherwise be fully exercisable, in which event the Participant shall receive shares of restricted stock (or be granted interests in restricted shares in a book entry system) on such terms and conditions as shall be determined by the Committee.
(f) Termination of Employment or Service. Except as provided in the Grant Instrument, or as otherwise may be determined by the Committee in its discretion, an Option may only be exercised while the Participant is employed by, or providing service to, the Company. The Committee shall specify in the Grant Instrument under what circumstances and during what time periods a Participant may exercise an Option after termination of employment or service.
(g) Exercise of Options. A Participant may exercise an Option that has become exercisable, in whole or in part, by delivering a notice of exercise to the Company or its designated agent. The Participant shall pay the Option Price and any withholding taxes for the Option:
(i) in cash,
(ii) with the approval of the Committee, by delivering shares of Stock owned by the Participant (including Stock acquired in connection with the exercise of an Option, subject to such restrictions as the Committee deems appropriate) and having an aggregate Fair Market Value on the date of exercise equal to the aggregate Option Price, or by attestation (on a form prescribed by the Committee) to ownership of shares of Stock having an aggregate Fair Market Value on the date of exercise equal to the aggregate Option Price,
(iii) by payment through a broker, provided the payment is made in accordance with procedures permitted by Regulation T of the Federal Reserve Board and such procedures do not violate applicable law, as determined by the Committee in its sole discretion, or
(iv) by such other method as the Committee may approve.
Shares of Stock used to exercise an Option shall have been held by the Participant for the requisite period of time to avoid adverse accounting consequences to the Company with respect to the Option. Payment for the shares pursuant to the Option, and any required withholding taxes, must be received by the time specified by the Committee depending on the type of payment being made.
(h) Limits on Incentive Stock Options. Each Incentive Stock Option shall provide that if the aggregate Fair Market Value on the Date of Grant with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year, under the Plan or any other stock option plan of the Company or a parent or subsidiary, as defined in Code Section 424, exceeds $100,000, then the Option, as to the excess, shall be treated as a Nonqualified Stock Option. An Incentive Stock Option shall not be granted to any person who is not an Employee of the Company or a parent or subsidiary, as defined in Code Section 424.

9. Stock Units
(a) General Requirements. The Committee may grant Stock Units to Employees, Nonemployee Directors and Key Advisors, upon such terms and conditions as the Committee deems appropriate under this Section 9. Each Stock Unit shall represent the right of the Participant to receive a share of Stock or an amount based on the value of a share of Stock. All Stock Units shall be credited to accounts on the Company’s records for purposes of the Plan.
(b) Terms of Stock Units. The Committee may grant Stock Units that are payable if specified performance goals or other conditions are met, or under other circumstances. Stock Units may be paid at the end of a specified period, or payment may be deferred to a date authorized by the Committee. The Committee shall determine the number of Stock Units to be granted, the requirements applicable to such Stock Units, and to the extent required by Code Section 409A, the specified payment events on which the Stock Units will be payable. Pursuant to the requirements of Section 12, the Committee may grant Dividend Equivalents with respect to Stock Units.
(c) Payment with respect to Stock Units. Payment with respect to Stock Units shall be made in cash, in Stock, or in a combination of the two, as determined by the Committee.
(d) Requirement of Employment, Service or Other Action. If a Participant ceases to be employed by, or providing service to the Company, or if other conditions established by the Committee are not met, the Participant’s unvested or contingent Stock Units shall be forfeited. The Committee may grant Stock Units contingent upon the Participant’s taking certain specified actions as the Committee sees fit, including, but not limited to, deferral of compensation by the Participant. The Committee may provide for complete or partial exceptions to the employment or service requirement as it deems appropriate.
10. Performance Units
(a) General Requirements. The Committee may grant Performance Units to an Employee or Nonemployee Director, upon such terms and conditions as the Committee deems appropriate under this Section 10. Each Performance Unit shall represent the right of the Participant to receive a share of Stock or an amount based on the value of a share of Stock, if specified performance goals are met. All Performance Units shall be credited to accounts on the Company’s records for purposes of the Plan.
(b) Terms of Performance Units. The Committee shall establish the performance goals and other conditions for payment of Performance Units. Performance Units may be paid at the end of a specified performance or other period, or payment may be deferred to a date authorized by the Committee. The Committee shall determine the number of Performance Units to be granted, the requirement applicable to such Performance Units, and to the extent required by Code Section 409A, the specified payment events on which the Performance Units will be paid. Pursuant to Section 12, the Committee may grant Dividend Equivalents with respect to Performance Units.
(c) Payment with respect to Performance Units. At the end of each performance period, the Committee shall determine to what extent the performance goals and other conditions of the Performance Units have been met and the amount, if any, to be paid with respect to the Performance Units. Payments with respect to Performance Units shall be made in cash, in Stock, or in a combination of the two, as determined by the Committee. Payment of Performance Units shall be made as set forth in the Grant Instrument, and, if applicable, shall be structured to comply with Code Section 409A.
(d) Requirement of Employment or Service. If a Participant ceases to be employed by, or providing service to the Company, or if other conditions established by the Committee are not met, the Participant’s Performance Units shall be forfeited. The Committee may provide for complete or partial exceptions to the employment or service requirement as it deems appropriate.

11. Stock Awards
(a) General Requirements. The Committee may issue or transfer shares of Stock to an Employee or Nonemployee Director under a Stock Award, upon such terms and conditions as the Committee deems appropriate under this Section 11. Shares of Stock issued or transferred pursuant to Stock Awards may be issued or transferred for consideration or for no consideration (except as required by applicable law), and subject to restrictions or no restrictions, as determined by the Committee. The Committee may establish conditions under which restrictions on Stock Awards shall lapse over a period of time or according to such other criteria as the Committee deems appropriate, including restrictions based upon the achievement of specific performance goals. The period of time during which the Stock Award will remain subject to restrictions, if any, will be designated in the Grant Instrument as the “Restriction Period.”
(b) Number of Shares. The Committee shall determine the number of shares of Stock to be issued or transferred pursuant to a Stock Award and any restrictions applicable to such shares.
(c) Requirement of Employment or Service. If the Participant ceases to be employed by, or providing service to, the Company, or if other specified conditions are not met, the Stock Award shall terminate as to all shares covered by the Grant as to which the restrictions have not lapsed, and those shares of Stock must be immediately returned to the Company. The Committee may provide for complete or partial exceptions to the employment or service requirement as it deems appropriate.
(d) Restrictions on Transfer. During the Restriction Period, a Participant may not sell, assign, transfer, pledge or otherwise dispose of the shares of a Stock Award except upon death as described in Section 17. Each certificate for a share of Stock underlying a Stock Award shall contain a legend giving appropriate notice of the restrictions in the Grant. The Participant shall be entitled to have the legend removed from the stock certificate covering any shares as to which restrictions have lapsed. The Committee may determine that the Company will not issue certificates for shares of Stock underlying Stock Awards until all restrictions on such shares have lapsed, or that the Company will retain possession of certificates for shares of Stock underlying Stock Awards until all restrictions on such shares have lapsed. Alternatively, the Participant’s rights in the Stock Award shall be appropriately reflected in a book entry system maintained by the Company, and a stock certificate shall be issuable at the end of the Restriction Period.
(e) Right to Vote and to Receive Dividends. The Committee shall determine to what extent, and under what conditions, the Participant shall have the right to vote shares of Stock Awards and to receive any dividends or other distributions paid on such shares, during the Restriction Period. The Committee may determine that a Participant’s entitlement to dividends or other distributions with respect to a Stock Award shall be subject to achievement of performance goals or other conditions.

12. Dividend Equivalents
The Committee may grant Dividend Equivalents in connection with Grants (other than Options and SARs) under the Plan, under such terms and conditions as the Committee deems appropriate under this Section 12. All Dividend Equivalents may be paid to Participants currently or may be deferred as determined by the Committee and set forth in the Grant Instrument. All Dividend Equivalents that are not paid currently shall be credited to accounts on the Company’s records for purposes of the Plan. Dividend Equivalents may be accrued as a cash obligation, or may be converted to Stock Units for the Participant. The Committee shall determine whether any deferred Dividend Equivalents will accrue interest. The Committee may provide that Dividend Equivalents shall be payable based on the achievement of specific performance goals. Dividend Equivalents may be payable in cash or shares of Stock or in a combination of two, as determined by the Committee.
13. Other Stock-Based Grants
The Committee may grant other awards that are based on, measured by or payable in Stock to Employees or Nonemployee Directors, on such terms and conditions as the Committee deems appropriate under this Section 13. Other Stock-Based Awards may be granted subject to achievement of performance goals or other conditions and may be payable in Stock or cash, or in a combination of the two, as determined by the Committee. The Committee may grant Dividend Equivalents with respect to Other Stock-Based Awards.
14. Qualified Performance-Based Compensation
(a) Designation as Qualified Performance-Based Compensation. The Committee may determine that Stock Units, Performance Units, Stock Awards, Dividend Equivalents or Other Stock-Based Awards granted to an Employee shall be considered “qualified performance-based compensation” under Code Section 162(m). The provisions of this Section 14 shall apply to any such Grants that are to be considered “qualified performance-based compensation” under Code Section 162(m). To the extent that Grants under this Plan designated as “qualified performance-based compensation under Code Section 162(m) are made, no such Grant may be made as an alternative to another Grant that is not designated as “qualified performance-based compensation” but instead must be separate and apart from all other Grants made.
(b) Performance Goals. When Grants that are to be considered “qualified performance-based compensation” are granted, the Committee shall establish in writing:
(i) the objective performance goals that must be met,
(ii) the period during which performance will be measured,
(iii) the maximum amounts that may be paid if the performance goals are met, and
(iv) any other conditions that the Committee deems appropriate and consistent with the Plan and the requirements of Code Section 162 for “qualified performance-based compensation.” The performance goals shall satisfy the requirements for “qualified performance-based compensation,” including the requirement that the achievement of the goals be substantially uncertain at the time they are established and that the performance goals be established in such a way that a third party with knowledge of the relevant facts could determine whether and to what extent the performance goals have been met. The Committee shall not have discretion to increase the amount of compensation that is payable upon achievement of the designated performance goals, but the Committee may reduce the amount of compensation that is payable upon achievement of the designated performance goals.

(c) Criteria Used for Objective Performance Goals. In setting the performance goals for Grants designated as “qualified performance-based compensation” pursuant to this Section 14, the Committee shall use objectively determinable performance goals based on one or more of the following objective criteria, either in absolute terms or in comparison to publicly available industry standards or indices: earnings, revenue, operating margins and statistics, operating or net cash flows, financial return and leverage ratios, total stockholder returns, market share, or strategic business criteria consisting of one or more penetration goals, geographic business expansion goals, cost targets, customer satisfaction goals, product development goals, goals relating to acquisitions or divestitures, or any other objective measure derived from any of the foregoing criteria. In addition, in setting the performance goals for Grants not designated as “qualified performance-based compensation” for purposes of Code Section 162(m), the Committee may use such other goals as are developed in the Company’s operating plan for the performance period. The performance goals may relate to the Participant’s business unit or the performance of the Company as a whole, or any combination of the foregoing. Performance goals need not be uniform as among Participants.
(d) Timing of Establishment of Goals. The Committee shall establish the performance goals in writing either before the beginning of the performance period or during a period ending no later than the earlier of (i) 90 days after the beginning of the performance period or (ii) the date on which 25% of the performance period has been completed, or such other date as may be required or permitted under applicable regulations under Code Section 162(m).
(e) Announcement of Results. The Committee shall certify and announce the results for the performance period to all Participants after the Company announces the Company’s financial results for the performance period. If and to the extent that the Committee does not certify that the performance goals have been met, the applicable Grants for the performance period shall be forfeited or shall not be paid as applicable.
(f) Death, Disability or Other Circumstances. The Committee may provide that Grants shall be payable or restrictions shall lapse, in whole or in part, in the event of the Participant’s death or disability during the performance period, a Change of Control or under other circumstances consistent with the Treasury regulations and rulings under Code Section 162(m).
15. Deferrals
The Committee may permit or require a Participant to defer receipt of the payment of cash or the delivery of shares that would otherwise be due to the Participant in connection with any Grant. If any such deferral election is permitted or required, the Committee shall establish rules and procedures for such deferrals as it shall determine in its sole discretion, consistent with the applicable requirements of Code Section 409A.
16. Withholding of Taxes
(a) Required Withholding. All Grants under the Plan shall be subject to applicable federal (including FICA), state and local tax withholding requirements. The Company may require that the Participant or other person receiving or exercising Grants pay to the Company the amount of any federal, state or local taxes that the Company is required to withhold with respect to such Grants, or the Company may deduct from other wages paid by the Company the amount of any withholding taxes due with respect to such Grants.
(b) Share Withholding. At the Company’s election, or if the Committee so permits, with respect to a Participant, the Company’s tax withholding obligation with respect to Grants paid in Stock may be satisfied by having shares withheld, at the time such Grants become taxable, up to an amount that does not exceed the minimum applicable withholding tax rate for federal (including FICA), state and local tax liabilities, provided, however, that at the Company’s sole discretion, a Participant may be permitted to tender other shares of Stock to the Company to supplement such withholding, but only if such action is not in violation of applicable law and does not result in materially disadvantageous tax, accounting or financial results to the Company. If the Committee permits a Participant to elect share withholding, the Participant’s election must be in a form and manner prescribed by the Committee and may be subject to the prior approval of the Committee.

17. Transferability of Options
The transferability of Options granted under the Plan shall be governed by the following provisions:
(a) Incentive Stock Options. During the lifetime of the Participant, Incentive Stock Options shall be exercisable only by the Participant and shall not be assignable or transferable other than by will or the laws of inheritance following the Participant’s death.
(b) Nonqualified Stock Options — Limited Transferability. Except as otherwise specifically determined by the Committee, Nonqualified Stock Options shall be subject to the same limitation on transfer as Incentive Stock Options, except that the Committee may structure one or more Nonqualified Stock Options so that the Option may be assigned in whole or in part during the Participant’s lifetime to one or more family members of the Participant or to a trust established exclusively for one or more such family members, consistent with the applicable securities laws. The assigned portion may only be exercised by the person or persons who acquire a proprietary interest in the Option pursuant to the assignment. The terms applicable to the assigned portion shall be the same as those in effect for the Option immediately prior to such assignment and shall be set forth in such documents issued to the assignee as the Committee may deem appropriate.
(c) Beneficiary Designation. Notwithstanding the foregoing, the Participant may designate one or more persons as the beneficiary or beneficiaries of his or her outstanding Options, and those Options shall, in accordance with such designation, automatically be transferred to such beneficiary or beneficiaries upon the Participant’s death while holding those Options. Such beneficiary or beneficiaries shall take the transferred Options subject to all the terms and conditions of the applicable agreement evidencing each such transferred Option, including (without limitation) the limited time period during which the Option may be exercised following the Participant’s death.
18. Consequences of a Change of Control
(a) Notice and Acceleration. Upon a Change of Control, unless the Committee determines otherwise, (i) the Company shall provide each Participant who holds outstanding Grants with written notice of the Change of Control, (ii) all outstanding Options and SARs shall automatically accelerate and become fully exercisable, (iii) the restrictions and conditions on all outstanding Stock Awards shall immediately lapse, (iv) all Stock Units and Performance Units shall become payable in cash or in Stock in an amount not less than the Fair Market Value of the Stock or the Stock to which the units relate, as determined by the Committee, and (v) Dividend Equivalents and Other Stock-Based Awards shall become payable in full in cash or in Stock, in amounts determined by the Committee.
(b) Assumption of Grants. Upon a Change of Control where the Company is not the surviving corporation (or survives only as a subsidiary of another corporation), unless the Committee determines otherwise, all outstanding Options and SARs that are not exercised shall be assumed by, or replaced with comparable options by, the surviving corporation (or a parent or subsidiary of the surviving corporation), and other Grants that remain outstanding shall be converted to similar grants of the surviving corporation (or a parent or subsidiary of the surviving corporation).
(c) Other Alternatives. Notwithstanding the foregoing, subject to subsection (d) below, in the event of a Change of Control, the Committee may take any of the following actions with respect to any or all outstanding Grants, without the consent of any Participant: (i) the Committee may require that Participants surrender their outstanding Options or SARs in exchange for a payment by the Company, in cash or Stock as determined by the Committee, in an amount equal to the amount by which the then aggregate Fair Market Value subject to the Participant’s unexercised Options or SARs exceeds the aggregate Option Price or base amount, as applicable (if any), or (ii) after giving Participants an opportunity to exercise their outstanding Options or SARs, the Committee may terminate any or all unexercised Options or SARs, at such time as the Committee deems appropriate, and (iii) with respect to Participants holding Stock Units, Performance Units, Dividend Equivalents or Other Stock-Based Awards, the Committee may determine that such Participants shall receive a payment in settlement of such Stock Units, Performance Units, Dividend Equivalents or other Stock-Based Awards, in such amount and form as may be determined by the Committee; provided, that the payment amount shall deliver an equivalent value for such settled award. Such surrender, termination or settlement shall take place as of the date of the Change of Control or such other date as the Committee may specify.

(d) Committee. The Committee making the determinations under this Section 18 following a Change of Control must be comprised of the same members as those members of the Committee immediately before the Change of Control. If the Committee members do not meet this requirement, the automatic provisions of subsections (a) and (b) shall apply, and the Committee shall not have discretion to vary them.
19. Other Transactions
The Committee may provide in a Grant Instrument that a sale or other transaction involving a subsidiary or other business unit of the Company shall be considered a Change of Control for purposes of a Grant or the Committee may establish other provisions that shall be applicable in the event of a specified transaction.
20. Requirements for Issuance or Transfer of Shares
No Stock shall be issued or transferred in connection with any Grant hereunder unless and until all legal requirements applicable to the issuance of such Stock have been complied with to the satisfaction of the Committee. The Committee shall have the right to condition any Grant made to any Participant hereunder on such Participant’s undertaking in writing to comply with such restrictions on the Participant’s subsequent disposition of such shares of Stock as the Committee shall deem necessary or advisable, and certificates representing such shares may be legended to reflect any such restrictions. Certificates representing shares of Stock issued or transferred under the Plan will be subject to such stop-transfer orders and other restrictions as may be required by applicable laws, regulations and interpretations, including any requirement that a legend be placed thereon.
21. Amendment and Termination of the Plan
(a) Amendment. The Board may amend or terminate the Plan at any time; provided, however, that the Board shall not amend the Plan without approval of the stockholders of the Company if such approval is required in order to comply with the Code or applicable laws, or to comply with applicable stock exchange requirements. No amendment or termination of this Plan shall, without the consent of the Participant, impair any rights or obligations under any Grant previously made to the Participant, unless such right has been reserved in the Plan or the Grant Instrument, or except as provided in Section 23(b) below. Notwithstanding the preceding, the Board may amend the Plan at any time, without the consent of the Participant, to comply with applicable legal requirements or to ensure the various Grants awarded under this Plan maintain the designations given to them in the Plan, including, but not limited to, changes necessary to ensure an Option continues to be an Incentive Stock Option or to ensure qualified performance-based compensation continues to “qualified performance-based compensation” under Code Section 162(m).
(b) No Repricing without Stockholder Approval. Notwithstanding anything in the Plan to the contrary, the Committee may not reprice Options or SARs, nor may the Board amend the Plan to permit repricing of Options or SARs, unless the stockholders of the Company provide prior approval for such repricing. The term “repricing” shall have the meaning given that term in Section 303A(8) of the New York Stock Exchange Listed Company Manual, as in effect from time to time, or any other substantially equivalent successor rule.
(c) Stockholder Approval for “Qualified Performance-Based Compensation.” If Grants denominated as “qualified performance-based compensation” are awarded under Section 14 above, the Plan must be reapproved by the Company’s stockholders no later than the first stockholders’ meeting that occurs in the fifth year following the year in which the stockholders previously approved the provisions of Section 14, if additional Grants are to be made under Section 14 and if required by Code Section 162(m) or the regulations thereunder. Any such reapproval shall not affect outstanding Grants made within the five-year period following the year in which the previous approval was obtained.
(d) Termination of Plan. The Plan shall terminate on the day immediately preceding the tenth anniversary of its Effective Date, unless the Plan is terminated earlier by the Board or is extended by the Board with the approval of the stockholders. The termination of the Plan shall not impair the power and authority of the Committee with respect to an outstanding Grant.

22. Effective Date of the Plan
The Plan, as amended and restated herein, shall be effective on July 13, 2009, subject to the approval of the Company’s stockholders within 12 months of the Effective Date.
23. Miscellaneous
(a) Grants in Connection with Corporate Transactions and Otherwise. Nothing contained in this Plan shall be construed to (i) limit the right of the Committee to make Grants under this Plan in connection with the acquisition, by purchase, lease, merger, consolidation or otherwise, of the business or assets of any corporation, firm or association, including Grants to employees thereof who become Employees, or for other proper corporate purposes, or (ii) limit the right of the Company to grant stock options or make other awards outside of this Plan. Without limiting the foregoing, the Committee may make a Grant to an employee of another corporation who becomes an Employee by reason of a corporate merger, consolidation, acquisition of stock or property, reorganization or liquidation involving the Company in substitution for a grant made by such corporation. The terms and conditions of the substitute Grants may vary from the terms and conditions of the substituted stock incentives. The Committee shall prescribe the provisions of the substitute Grants.
(b) Compliance with Law. The Plan, the exercise of Options and the obligations of the Company to issue or transfer shares of Stock under Grants shall be subject to all applicable laws and to approvals by any governmental or regulatory agency as may be required. In addition, it is the intent of the Company that Incentive Stock Options comply with the applicable provisions of Code Section 422 and that, to the extent applicable, all other Grants comply with the requirements of Code Section 409A. To the extent that any legal requirement of Code Sections 422 or 409A as set forth in the Plan ceases to be required under Code Sections 422 or 409A, that Plan provision shall cease to apply. With respect to persons subject to Section 16 of the Exchange Act, it is the intent of the Company that the Plan and all transactions under the Plan comply with all applicable provisions of Rule 16b-3 or its successors under the Exchange Act. In addition, it is the intent of the Company that the Plan and applicable Grants comply with the applicable provisions of Code Section 162(m) . To the extent that any legal requirement of Section 16 of the Exchange Act or Code Section 162(m) as set forth in the Plan ceases to be required under Section 16 of the Exchange Act or Code Section 162(m), that Plan provision shall cease to apply. The Committee may revoke any Grant if it is contrary to law or modify a Grant to bring it into compliance with any valid and mandatory government regulation without a Participant’s consent. The Committee may also adopt rules regarding the withholding of taxes on payments to Participants. The Committee may, in its sole discretion, agree to limit its authority under this Section.
(c) Code Section 409A. The Plan is intended to comply with the applicable requirements of Code Section 409A and the regulations promulgated thereunder, to the extent applicable, and shall be administered in accordance with Code Section 409A to the extent Code Section 409A is applicable to the Plan or any Grant hereunder. Each Grant shall be subject to such terms as the Committee determines and shall be construed and administered such that the Grant either (i) qualifies for an exemption from the requirements of Code Section 409A, or (ii) satisfies such requirements. Grants of Performance Units, Stock Units, and similar Other Stock-Based Awards shall be structured in a manner consistent with the requirements of Code Section 409A and distributions shall only be made in a manner and upon an event permitted under Code Section 409A and, to the extent required under Code Section 409A, payments to a Participant who is a “specified employee” (within the meaning of such term under Code Section 40A) upon his or her separation from service shall be subject to a six-month delay and shall be paid within 15 days after the end of the six-month period following separation from service. All payments to be made upon a termination of employment or service shall only be made upon a “separation from service” under Code Section 409A. Except as permitted by Code Section 409A, in no event shall a Participant, directly or indirectly, designate the calendar year in which the distribution is made.
(d) Effect of Revisions to Accounting Standards or Applicable Law. In the event of revisions to accounting standards applicable to the Company or to applicable law, which revisions are viewed by the Committee as resulting in a material detriment to the Company, the Committee shall have the discretion to modify any Grant, Grant Instrument or related right or document issued under this Plan but only to the extent such modification does not result in a material detriment to the Participant.

(e) Enforceability. The Plan shall be binding upon and enforceable against the Company and its successors and assigns.
(f) Grants to Non-Exempt Employees. Options and SARs granted to persons who are non-exempt employees under the Fair Labor Standards Act of 1938, as amended, may not be exercisable for at least six months after the Date of Grant (except that Options and SARs may become exercisable, as determined by the Committee upon the Participant’s death, disability or retirement, or upon a Change of Control or other circumstances permitted by the applicable regulations).
(g) Funding of the Plan; Limitation on Rights. This Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Grants under this Plan. Nothing contained in the Plan and no action taken pursuant hereto shall create or be construed to create a fiduciary relationship between the Company and any Participant or any other person. No Participant or any other person shall under any circumstances acquire any property interest in any specified assets of the Company. To the extent that any person acquires a right to receive payment from the Company hereunder, such right shall be no greater than the right of any unsecured general creditor of the Company.
(h) Rights of Participants. Nothing in this Plan shall entitle any Employee, Nonemployee Director or other person to any claim or right to receive a Grant under this Plan. Neither this Plan nor any action taken hereunder shall be construed as giving any individual any rights to be retained by or in the employment or service of the Company.
(i) No Fractional Shares. No fractional shares of Stock shall be issued or delivered pursuant to the Plan or any Grant. The Committee shall determine whether cash, other awards or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.
(j) Employees Subject to Taxation Outside the United States. With respect to Participants who are subject to taxation in countries other than the United States, the Committee may make Grants on such terms and conditions as the Committee deems appropriate to comply with the laws of the applicable countries, and the Committee may create such procedures, addenda and subplans and make such modifications as may be necessary or advisable to comply with such laws.
(k) Governing Law. The validity, construction, interpretation and effect of the Plan and Grant Instruments issued under the Plan shall be governed and construed by and determined in accordance with the laws of the Commonwealth of Pennsylvania without giving effect to the conflict of laws provisions thereof.

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.
We encourage you to take advantage of Internet or telephone voting.
Both are available 24 hours a day, 7 days a week.
Internet and telephone voting are available through 11:59 PM Eastern Time the day prior to the shareholder meeting date.

INTERNET
http://www.proxyvoting.com/sfe
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR
TELEPHONE
1-866-540-5760
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.
If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

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▼ FOLD AND DETACH HERE ▼
UNLESS OTHERWISE INSTRUCTED, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS.

Please mark your votes as indicated in this example	☒
The Board of Directors recommends a vote FOR all nominees and FOR Proposals 2 and 3.

		FOR ALL	WITHHELD FROM
		NOMINEES	ALL NOMINEES	*EXCEPTIONS

1.	ELECTION OF DIRECTORS- Nominees:	☐	☐	☐

01	Peter J. Boni	06	George D. McClelland
02	Michael J. Cody	07	Jack L. Messman
03	Julie A. Dobson	08	John J. Roberts
04	Andrew E. Lietz	09	Robert J. Rosenthal
05	George MacKenzie
(INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark the “Exceptions” box above and write the name of the nominee(s) in the space provided below.)

*Exceptions

To cumulate votes, write “cumulate for” in the space below, followed by the name of the nominee(s) and the number of votes to be cast for each nominee.

		FOR	AGAINST	ABSTAIN

2.	Proposal to amend and restate the Company’s 2004 Equity Compensation Plan as described in the proxy statement.	☐	☐	☐

3.	Proposal to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009.	☐	☐	☐

IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AND AT ANY ADJOURNMENTS OR POSTPONEMENTS OF THE MEETING.

Mark Here for Address Change or Comments SEE REVERSE	☐

SIGNATURE(S) OF SHAREHOLDER(S)	Date

YOU MUST SIGN EXACTLY AS YOUR NAME APPEARS ON THIS CARD. If shares are jointly owned, you must both sign. Include title if you are signing as an attorney, executor, administrator, trustee or guardian, or on behalf of a corporation or partnership.

You can now access your Safeguard Scientifics, Inc. account online.
Access your Safeguard Scientifics, Inc. account online via Investor ServiceDirect® (ISD).
BNY Mellon Shareowner Services, the transfer agent for Safeguard Scientifics, Inc., now makes it easy and convenient to get current information on your shareholder account.

• View account status	• Make address changes
• View certificate history	• Access stock tranfer forms and information
• View book-entry information
Visit us on the web at http://www.bnymellon.com/shareowner/isd
For Technical Assistance Call 1-877-978-7778 between 9am-7pm
Monday-Friday Eastern Time
Investor ServiceDirect®
Available 24 hours per day, 7 days per week
TOLL FREE NUMBER: 1-800-370-1163

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.
Important notice regarding the Internet availability of proxy materials for the Safeguard Scientifics, Inc. 2009 Annual Meeting of Shareholders. The Proxy Statement and the 2008 Annual Report to Shareholders are available at: http://www.safeguard.com/proxy
▼ FOLD AND DETACH HERE ▼
PROXY
SAFEGUARD SCIENTIFICS, INC.
2009 Annual Meeting of Shareholders – August 28, 2009
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY
The shareholder named on the reverse side hereby appoints Brian J. Sisko and Deirdre Blackburn, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Safeguard Scientifics, Inc. Common Stock which the shareholder is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the 2009 Annual Meeting of Shareholders of the Company to be held August 28, 2009, or at any adjournment or postponement thereof, with all powers which the shareholder would possess if present at the Meeting.
If you do not indicate how you wish to vote, the proxies will vote (1) for all nominees to the Board of Directors; (2) for the proposal to amend and restate the 2004 Equity Compensation Plan as described in the proxy statement; (3) for the proposal to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009; and (4) as they may determine, in their discretion, with regard to any other matter properly presented at the annual meeting.

Address Change/Comments
(Mark the corresponding box on the reverse side)

BNY MELLON SHAREOWNER SERVICES
P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side)

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